FILED PURSUANT TO RULE 424(B)(3)
Registration No. 333-258963

PROSPECTUS

REE AUTOMOTIVE LTD.
39,041,351 Class A Ordinary Shares
5,500,000 Warrants to Purchase Class A Ordinary Shares
15,562,500 Class A Ordinary Shares Underlying Warrants
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 30,000,000 of our Class A ordinary shares, without par value (“Class A Ordinary Shares”), purchased in a private placement in connection with our Merger, (B) up to 6,431,250 Class A Ordinary Shares (the “Sponsor Shares”) issued to 10X Capital SPAC Sponsor I LLC (the “Sponsor”) in connection with the consummation of the Business Combination (as defined below), including Anti-Dilution Shares (as defined below), in each case, in exchange for Class A common stock, par value $0.0001 per share (the “10X Class A Common Stock”), of 10X Capital Venture Acquisition Corp, a Delaware corporation (“10X Capital”), (C) up to 250,000 Class A Ordinary Shares issued to an affiliate of Cowen and Company, LLC (“Cowen”) in consideration for advisory services provided by Cowen in connection with the Business Combination, (D) up to 2,360,101 Class A Ordinary Shares issued to Magna International Inc. pursuant to the terms of a strategic collaboration agreement and (E) warrants to purchase up to 5,500,000 Class A Ordinary Shares (the “Warrants”) held by the Sponsor following the consummation of the Business Combination (as defined below) as a result of the exchange of warrants to purchase 10X Class A Common Stock for the Warrants.
In addition, this prospectus relates to the issuance by us of up to 10,062,500 Class A Ordinary Shares that are issuable by us upon the exercise of the Public Warrants (as defined below), which were previously registered, and up to 5,500,000 Class A Ordinary Shares underlying Private Warrants (as defined below).
The Class A Ordinary Shares have one vote per share. Our Class B ordinary shares, no par value (the “Class B Ordinary Shares”), have 10 votes per share. The Class B Ordinary Shares are held by our founders and each founder holds a number of shares that grant him approximately 39% of our total voting power individually and 78% acting together. The Class B Ordinary Shares do not have any economic rights. See “Description of Securities — Description of Ordinary Shares — Class B Ordinary Shares”.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the ordinary shares or warrants, except with respect to amounts received by us upon the exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of ordinary shares or warrants. See “Plan of Distribution.”
Our Class A Ordinary Shares and Warrants are listed on The Nasdaq Global Market under the symbols “REE” and “REEAW”, respectively. On March 25, 2022, the last reported sales price of our ordinary shares was $1.98 per share and the last reported sales price of our warrants was $0.31 per warrant.
We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 11, 2022.

No one has been authorized to provide you with information that is different from that contained in this prospectus or any free writing prospectus filed by us. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” “ours,” and “REE” refer to REE Automotive Ltd., a company organized under the laws of the State of Israel. In this prospectus:
“10X Capital” means 10X Capital Venture Acquisition Corp., a Delaware corporation.
“10X Capital Class A Common Stock” means 10X Capital’s Class A common stock, par value $0.0001 per share.
“10X Capital Class B Common Stock” means 10X Capital’s Class B common stock, par value $0.0001 per share.
“10X Capital Warrant” means a warrant to purchase one share of 10X Capital Class A Common Stock at a price of $11.50 per share, which may be either a Public Warrant or a Private Warrant.
“Amended and Restated Articles” means the amended and restated articles of association of REE Automotive Ltd.
“Anti-Dilution Shares” means a number of additional 10X Capital Class A Common Stock, received by the holders of 10X Capital Class B Common Stock upon conversion of 10X Capital Class B Common Stock into 10X Capital Class A Common Stock, equal to 25% of the number of shares of 10X Capital Class A Common Stock issued to the PIPE Investors.

“Class A Ordinary Shares” means the Class A ordinary shares, without par value, of REE, having one vote per share.
“Class B Ordinary Shares” means the Class B ordinary shares, without par value, of REE, having 10 votes per share.
“Closing” means the closing of the transactions contemplated by the Merger Agreement and the PIPE Subscription Agreements, and “Closing Date” means July 22, 2021.
“Code” means the Internal Revenue Code of 1986, as amended.
“Effective Time” means the effective time of the Merger pursuant to the Merger Agreement.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Founders” means Daniel Barel and Ahishay Sardes, the founders of REE.
“Insiders” means the executive officers and directors of 10X Capital.
“Investors’ Rights Agreement” means the Investors’ Rights Agreement, by and among REE, 10X Capital, the Sponsor, the Insiders, and certain REE shareholders, pursuant to which REE has agreed to grant the other parties thereto registration rights in respect of their Class A Ordinary Shares and certain other REE securities, and whereby the Sponsor, certain shareholders of REE and the Founders, have each agreed, subject to the terms in the Investors’ Rights Agreement, to certain limitations on transferring their Ordinary Shares.
“IPO” means the initial public offering of Units of 10X Capital, consummated on November 27, 2020.
“Letter Agreement” means the Letter Agreement, by and between 10X Capital, the Insiders, the Sponsor and REE, pursuant to which the Sponsor waived its rights to receive certain Anti-Dilution Shares in excess of 2,900,000, and forfeited and surrendered 1,500,000 shares of 10X Capital Class A Common Stock on the second business day following the Merger.
“MaaS” means Mobility-as-a-Service.
“Merger” means the merger of Merger Sub with and into 10X Capital, with 10X Capital surviving the merger and becoming a wholly-owned subsidiary of REE, along with the other transactions contemplated by the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 3, 2021, by and among 10X Capital, REE and Merger Sub, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.
“Merger Sub” means Spark Merger Sub Inc.
“Nasdaq” means the Nasdaq Stock Market.
“Ordinary Shares” means the Class A Ordinary Shares together with the Class B Ordinary Shares.
“PIPE Investment” means the purchases of PIPE Shares consummated immediately prior to the consummation of the Merger pursuant to subscription agreements with the PIPE Investors.
“PIPE Investors” means certain institutional accredited investors.
“PIPE Shares” means 30,000,000 shares of 10X Capital Class A Common Stock subscribed for and purchased by the PIPE Investors pursuant to the PIPE Subscription Agreements.
“PIPE Subscription Agreements” means the subscription agreements entered into by the PIPE Investors, pursuant to which the PIPE Investors committed to subscribe for and purchase the PIPE Shares at a purchase price per share of $10.00.
“Private Warrants” means the 10X Capital Warrants sold to the Sponsor in a private placement in connection with the IPO.
“Public Shares” means shares of 10X Capital Class A Common Stock issued as part of the Units sold in the IPO.
“Public Stockholders” means the holders of Public Shares of 10X Capital.

“Public Warrants” means 10X Capital Warrants included in Units sold in the IPO.
“REE Preferred Shares” means the REE preferred share, par value NIS 0.01 each, of REE, which were converted into Class A Ordinary Shares in accordance with REE’s organizational documents immediately prior to the Effective Time.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Sponsor” means 10X Capital SPAC Sponsor LLC, a Delaware limited liability company, an initial stockholder of 10X Capital and the sole holder of 10X Capital Class B Common Stock.
“Sponsor Shares” means shares of 10X Capital Class B Common Stock, 5,031,250 of which are currently outstanding and were issued to the Sponsor prior to the IPO, which converted into 7,931,250 shares of 10X Capital Class A Common Stock immediately prior to the Merger based on the Conversion Ratio.
“Stock Split” means the 1:26.7017 forward stock split effected by REE immediately prior to the Effective Time to cause the value of the outstanding Class A Ordinary Shares to equal $10.00 per share.
“Transaction” or “Transactions” means the transactions contemplated by the Merger Agreement and the PIPE Subscription Agreements that occurred at or immediately prior to the Closing, including the Merger.
“Trust Account” means the trust account that held a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.
“Units” means Units issued in the IPO, each consisting of one share of 10X Capital Class A Common Stock and one-half of one Public Warrant.
“UK” means the United Kingdom.
“U.S.” means the United States of America.
“U.S. dollar,” “USD,” “US$” and “$” mean the legal currency of the United States.
“U.S. GAAP” means generally accepted accounting principles in the United States.
“Warrant Agreement” means that certain Warrant Agreement, dated as of November 23, 2020, between 10X Capital and Continental Stock Transfer & Trust Company.
“Warrants” means warrants that will entitle the holder thereof to purchase one Class A Ordinary Share for $11.50 per share in lieu of one share of 10X Capital Class A Common Stock.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements regarding REE or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements in this prospectus may include, among other things, statements about REE’s strategic and business plans, technology, relationships, objectives and expectations for our business, the impact of trends on and interest in our business, intellectual property or product and its future results, operations, and financial performance and condition.
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions. Although REE believes that the expectations reflected in forward-looking statements are reasonable, such statements involve unknown number of risks, uncertainties, judgments and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. These factors are difficult to predict accurately and may be beyond REE’s control. Forward-looking statements in this prospectus speak only as of the date made and REE undertakes no obligation to update its forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this communication may not occur.

Some factors that could cause actual results to differ include:
•REE’s ability to commercialize its strategic plan;

•REE’s ability to maintain and advance relationships with current Tier 1 suppliers and strategic partners;

•development of REE’s advanced prototypes into marketable products;

•REE’s ability to grow and scale manufacturing capacity through relationships with Tier 1 suppliers;

•REE’s estimates of unit sales, expenses and profitability and underlying assumptions;

•REE’s reliance on its UK Engineering Center of Excellence for the design, validation, verification, testing and homologation of its products;

•REE’s limited operating history;

•risks associated with plans for REE’s initial commercial production;

•REE’s dependence on potential suppliers, some of which will be single or limited source; development of the market for commercial EVs;

•intense competition in the e-mobility space, including with competitors who have significantly more resources;

•risks related to the fact that REE is incorporated in Israel and governed by Israeli law;

•REE’s ability to make continued investments in its platform;

•the impact of the ongoing COVID-19 pandemic and any other worldwide health epidemics or outbreaks that may arise and adverse global conditions, including macroeconomic and geopolitical uncertainty;

•the need to attract, train and retain highly-skilled technical workforce;

•changes in laws and regulations that impact REE;

•REE’s ability to enforce, protect and maintain intellectual property rights;

•REE’s ability to retain engineers and other highly qualified employees to further its goals; and

•other risks and uncertainties set forth in the sections “Risk Factors” in this prospectus.
PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company”, “we,” “our,” “us” and other similar terms refer to REE Automotive Ltd. and our consolidated subsidiaries.

General
REE Automotive Ltd. was incorporated on January 16, 2011, as a company limited by shares under the laws of the State of Israel. We are registered under the Israeli Companies Law, 5759-1999 and registered with the Israeli Registrar of Companies under registration number 51-455733-9. REE’s principal executive offices are located at Kibbutz Glil-Yam 4690500, Israel, and our telephone number is +972 (77) 899-5200. Our registered agent for service of process is Puglisi & Associates located at 850 Library Avenue, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.
On February 3, 2021, REE entered into the Merger Agreement with 10X Capital and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into 10X Capital, with 10X Capital surviving the Merger.
On February 3, 2021, concurrently with the execution of the Merger Agreement, REE and 10X Capital entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and 10X Capital agreed to issue and sell to such PIPE Investors, an aggregate of 30,000,000 10X Capital Class A Common Stock at $10.00 per share for gross proceeds of approximately $300 million (the “PIPE Financing”) on the closing date, which were converted into approximately 30,000,000 Class A Ordinary Shares upon the consummation of the Merger. The PIPE Financing closed immediately prior to the Merger.
On July 22, 2021 (the “Closing Date”), the Merger was consummated with 10X Capital becoming a wholly-owned subsidiary of REE, and the security holders of 10X Capital becoming security holders of REE. Following the closing of the PIPE Financing, and after giving effect to redemptions of shares by shareholders of 10X Capital and payment of transaction expenses, the transactions described above generated approximately $285 million for REE (resulting in total cash on hand of over $300 million).

Our website is www.ree.auto. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website in this this prospectus solely for informational purposes. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
REE is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, REE is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find REE’s securities less attractive as a result, there may be a less active trading market for REE’s securities and the prices of REE’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. REE has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, REE, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of REE’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
REE will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Merger, (b) in which REE has total annual gross revenue of at least $1.07 billion, or (c) in which REE is deemed to be a large accelerated filer, which means the market value of REE’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which REE has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
REE is a “foreign private issuer” under SEC rules. Consequently, REE is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. REE filed its annual report on Form 20-F for the year ended December 31, 2021 with the SEC on March 28, 2022, and will be required to file its annual report on Form 20-F for the year ending December 31, 2022 with the SEC by April 30, 2023. In addition, REE will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by REE in Israel or that is distributed or required to be distributed by REE to its shareholders.
Based on our foreign private issuer status, REE will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. REE will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, REE officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Class A Ordinary Shares.
Despite the initial exemption due to our foreign private issuer status, following the consummation of the Merger, REE nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.
Summary Risk Factors
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

•REE’s business model has yet to be tested and any failure to commercialize our products could have an adverse effect on REE’s operating results, business, or reputation, resulting in substantial liabilities that may exceed resources.

•REE’s marketing and sales model is different from predominant and current models in the automobile industry, making evaluation of our business, operating results and future prospects difficult. Should such a model fail to achieve market acceptance, REE may not be able to achieve profitability.

•REE’s agreements with potential customers, potential suppliers and potential strategic partners are preliminary in nature.

•REE may not succeed in establishing, maintaining and strengthening the “Powered by REETM” brand, which could materially and adversely affect customer acceptance of its vehicles and components, thus negatively impacting its business, prospects and projected revenue.

•REE is subject to risks associated with strategic alliances.

•REE operates in a highly competitive market against a large number of both established competitors and new market entrants, and many market participants have substantially greater resources than REE.

•REE’s products will compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than that of REE. Such competition may ultimately impair REE’s business and revenue.

•REE may not be able to compete successfully in the market as a result of rapid changes in EV technology and the entrance of new and existing, larger manufacturers into the EV market.

•REE’s products are currently in development and there are risks associated with developing existing advanced prototypes into marketable products.

•REE is subject to risks associated with the anticipated timing of REE’s initial commercial production and subsequent increased commercial production.

•REE’s development of an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

•REE is reliant on its UK Engineering Center of Excellence for the design, validation, verification, testing and homologation of its products.

•Technology in the automotive industry is rapidly evolving and developments in alternative technologies, including but not limited to hydrogen, may adversely affect the demand for REE’s products. Such unforeseen developments in technology may adversely affect market adoption of REE’s current products or future product developments.

•REE’s products may make use of lithium-ion battery cells, which can be dangerous in certain circumstances, including but not limited to the possibility that such cells may catch fire or vent smoke and flame.

•The efficiency of battery usage in EVs declines over time, which may negatively impact potential customers’ decisions with regards to purchasing REE’s products.

•REE will depend on its potential suppliers, including but not limited to body manufacturers and battery providers, some of which will be single or limited source suppliers, and the inability of such suppliers to deliver the components of REE’s products in a timely manner or at all and at prices and volumes acceptable to it could have a material adverse effect on its business, prospects and operating results.

•REE’s business could be harmed by increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells.

•REE currently targets potential customers that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions.

•Discontinuation, lack of commercial success, or loss of business with respect to a particular product model for which REE is a significant supplier could reduce REE’s sales and adversely affect its profitability.

•Pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect REE’s business.

•The average selling prices of REE’s products could decrease rapidly over the life of the products, which may negatively affect REE’s revenue and gross margin.

•REE’s products rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if REE is unsuccessful in addressing or mitigating technical limitations in its systems, REE’s business could be adversely affected.

•REE may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

•REE does not currently have experience servicing its products. If REE is unable to address the service requirement of its potential customer base, its business may be materially adversely affected.

•REE may be subject to risks associated with autonomous driving and EV technology, including but not limited to technical malfunctions, regulatory obstacles, and/or product liability.
•REE is dependent on its founders Daniel Barel and Ahishay Sardes.

•REE’s success depends, in part, on its ability to attract and recruit key employees and hire qualified management, technical and vehicle engineering personnel.

•REE’s business may be adversely impacted by the labor and union activities of its own employees, as well of those of any of its potential affiliates, business partners, suppliers, or otherwise related entities.

•REE is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

•Financial results may vary significantly from period to period due to fluctuations in REE’s operating costs and other factors, which may or may not be foreseeable.

•REE may not be able to accurately estimate the supply and demand of its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If REE fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

•REE will need to improve its operational and financial systems to support its expected growth, increasingly complex business arrangements and rules governing revenue and expense recognition and any inability to do so will adversely affect REE’s billing and reporting.

•REE may need to raise additional funds and these funds may not be available to it when it needs them, or may only be available on unfavorable terms. As a result, REE may be unable to meet its future capital requirements, which could limit its ability to grow and jeopardize its ability to continue its business operations.

•REE’s insurance strategy may not be adequate to protect it from all liabilities business risks.

•REE’s financial and operational projections rely in part on existing and future regulations and incentive programs supporting EV adoption.

•REE may encounter obstacles outside of its control that slow the adoption of EVs in the market, including but not limited to regulatory requirements or infrastructure limitations.

•REE is subject to various environmental laws and regulations that could impose substantial costs on its business and cause delays in building its manufacturing facilities.

•REE and its potential suppliers and strategic partners are or may be subject to substantial regulation and unfavorable changes to, or failure by REE or its potential suppliers and strategic partners to comply with any such regulations could substantially harm REE’s business and operating results.

•The evolution of the regulatory framework for autonomous vehicles and their related components is outside of REE’s control and it cannot guarantee that its products will achieve the requisite level of autonomy to enable driverless systems within the current projected framework, if at all.

•The UK’s withdrawal from the European Union (commonly referred to as Brexit), could result in increased regulatory, economic and political uncertainty, and impose additional challenges to REE in securing regulatory approval of its products or EVs using REE’s product in the European Union and the rest of Europe.

•REE may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.

•REE is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. As a result, REE may face criminal liability and other serious consequences for violations of such laws, which could harm its business.

•The intended tax effects of REE’s corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how REE operates its business.

•REE’s management has limited experience operating a public company, and thus its success in such endeavors cannot be guaranteed.

•If REE is unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of the Class A Ordinary Shares.

•If securities and industry analysts do not publish research or reports about REE’s business or publish negative reports about its business, REE’s share price and trading volume may suffer.

•As REE grows rapidly and expands into multiple global markets, there is a risk that it will fail to maintain an effective system of internal controls and its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. REE may identify material weaknesses in its internal controls over financing reporting which it may not be able to remedy in a timely manner.

•REE has incurred and expects to continue to incur increased costs as a result of its operation as a public company, and its management will be required to devote substantial time and resources to employing new compliance initiatives in order to confirm with the regulatory requirements applicable to public companies.

•REE is a foreign private issuer and, as a result, it is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•As REE is a “foreign private issuer” and follows certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

•REE may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

•In order to enter into production of its products, REE must develop complex software and technology systems in coordination with its potential suppliers and strategic partners. REE can provide no guarantee that such systems will be successfully developed.

•REE is subject to stringent and changing privacy laws, regulations and standards, information security policies and contractual obligations related to data privacy and security. REE’s actual or perceived failure to comply with such obligations could harm its business. Such legal requirements are evolving, uncertain and may require improvements in, or changes to, REE’s policies and operations.

•REE is subject to cybersecurity risks to its various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent REE from effectively operating its business, or may cause harm to its business that may or may not be reparable.

•Any unauthorized control or manipulation of the information technology systems in REE’s products could result in loss of confidence in REE and its products and harm REE’s business.

•REE intends to retain certain personal information about its products, customers, employees and others that, if compromised, could have a material, adverse impact on REE’s financial performance and results of operations or prospects.

•REE may incur significant costs and expenses in connection with the protection and enforcement of its intellectual property rights, including but not limited to litigation costs.

•REE may be sued for infringing or misappropriating intellectual property rights of third parties, and any such litigation would be both costly and time consuming and could prevent REE from developing or commercializing its future products.

•Patent applications submitted by REE to the relevant authorities may not result in granted patents or may require modification in order to obtain approval.

•REE may be subject to damages resulting from claims that either it or any of its employees wrongfully used or disclosed alleged trade secrets of their employees’ former employers or that they allegedly violated certain covenants, such as non-compete agreements, to which REE or its employees may have been previously or currently bound.

•In addition to patented technology, REE relies on its unpatented proprietary technology, trade secrets, processes and knowledge.

•The terms of grants received from the Israeli government require us to satisfy specified conditions in order to transfer outside of Israel the manufacture of products based on know-how funded by the Israel Innovation Authority or to transfer outside of Israel the know-how itself.

•The dual class structure of our ordinary shares has the effect of concentrating voting power with REE’s Founders, who serve as its Chief Executive Officer and Chief Technology Officer, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

•REE cannot predict the impact REE’s dual class structure may have on the stock price of Class A Ordinary Shares.

•Conditions in Israel could adversely affect REE’s business.

•Investors’ rights and responsibilities of REE’s shareholders are governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of non-Israeli companies.

•Provisions of Israeli law and REE’s Amended and Restated Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of its shares or assets.

•REE’s Amended and Restated Articles provide that unless REE consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between REE and its shareholders’ under the Companies Law and the Israeli Securities Law, which could limit its shareholders ability to bring claims and proceedings against, as well as obtain favorable judicial forum for disputes with, REE, its directors, officers and other employees.

•REE may issue additional Class A Ordinary Shares or other securities without shareholder approval, which would dilute existing ownership interests and may depress the market price of Class A Ordinary Shares.

•The Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on REE’s financial results.

•The grant and future exercise of registration rights may adversely affect the market price of Class A Ordinary Shares.

•The IRS may not agree that REE should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

•Code Section 7874 may limit the ability of 10X Capital to use certain tax attributes following the Merger, increase REE’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to REE and REE’s shareholders.

•U.S. Holders of Class A Ordinary Shares and/or Warrants may suffer adverse tax consequences if REE is treated as a passive foreign investment company.

THE OFFERING

Securities offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 39,041,351 Class A Ordinary Shares and Warrants to purchase 5,500,000 Class A Ordinary Shares. In addition, we are registering up to 10,062,500 Class A Ordinary Shares issuable upon exercise of the public warrants that were previously registered and up to 5,500,000 ordinary shares underlying private placement warrants issued in a private placement to the Sponsor.
Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the ordinary shares and warrants registered under this prospectus for resale.
Shares outstanding prior to this prospectus	As of February 28, 2022, we had 236,636,133 Class A Ordinary Shares issued and outstanding and 83,417,110 Class B Ordinary Shares issued and outstanding. The number of Ordinary Shares outstanding prior to this prospectus (i) reflects the forfeiture by the Sponsor of 1,500,000 Anti-Dilution shares pursuant to the terms of the Letter Agreement and (ii) excludes 15,562,500 Class A Ordinary Shares issuable upon the exercise of Warrants with an exercise price of $11.50 per share, 113,287,068 Class A Ordinary Shares issuable upon the exercise of options granted under our equity incentive plans with a weighted average exercise price of $0.20 per share, and 492,782 Class A Ordinary Shares issuable upon the exercise of restricted share units granted under our equity incentive plans.
Voting Rights	The Class A Ordinary Shares each have one vote per share. The REE Class B Ordinary Shares each have 10 votes per share. All of the Class B Ordinary Shares are held by the founders of REE (the “Founders”) who each have approximately 39% of the voting power and collectively have approximately 78% of the voting power of REE. The Class B Ordinary Shares will be suspended and have no further voting rights with respect to any Founder who: (i) holds less than 33% of the Class A Ordinary Shares held by such Founder immediately following the closing of the Business Combination (including those underlying vested and unvested options); (ii) whose employment as an executive officer is terminated other than for cause or who resigns as an officer of us and also ceases to serve as a director; (iii) who dies or is permanently disabled, except that if the other Founder holds Class B Ordinary Shares at such time, then the Class B Ordinary Shares held by the Founder who dies or is permanently disabled will automatically be transferred to the other Founder; or (iv) whose employment as an executive officer is terminated for cause. A termination for cause requires a unanimous decision of our board of directors of other than the affected Founder. In addition, all of the Class B Ordinary Shares will automatically be suspended upon transfer to a non-permitted transferee or the tenth anniversary of the closing of the Business Combination.
Use of proceeds	We will not receive any of the proceeds from the sale of the warrants or ordinary shares by the Selling Securityholders except with respect to amounts received by us due to the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.
Nasdaq ticker symbol	Our ordinary shares and warrants are listed on Nasdaq under the symbols “REE” and “REEAW,” respectively.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to REE’s Business

REE’s limited operating history may make evaluation of its business and future prospects difficult, increasing the risk of investment in REE.

REE faces risks and challenges as an early stage company with a limited operating history. REE has a limited operating history in the automotive industry on which investors can base an evaluation of its business, operating results and prospects. Since REE is in the early stages of commercializing its automotive products, it is difficult to predict REE’s future revenues and expenses, and REE has limited insight into trends that may emerge and affect its business. There can be no assurance that potential customers will purchase REE’s automotive products at any level or at a level that is profitable for REE. Market conditions, many of which are outside of REE’s control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, civil discourse throughout the globe, effects and impact of climate change and global warming, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, could impact demand for REE’s products and ultimately REE’s success.

REE’s projected operational or financial performance relies in large part upon internally developed assumptions and analyses, that if proven incorrect could result in significantly lower actual results.

In connection with REE’s Merger with 10X Capital , REE published certain projected financial and operating information, which reflected management’s judgments, estimates and assumptions with respect to REE’s business, as well as general industry, business, economic, regulatory, market and financial conditions. Such projections were not initially prepared with a view towards public disclosure but were made available during the course of the merger process and disclosed in our Registration Statement on Form F-4 filed with the SEC in connection with the Merger. REE may also provide publicly from time to time other projections relating to the timing of commercialization or REE’s projected operational or financial performance. However, any such projections reflect management’s then current estimates of future performance and involve risks, assumptions and uncertainties, including the level of demand for REE’s products, the performance of REE’s products, the projected bill of materials for REE’s products, the projected gross margin achievable upon sale of REE’s products, the development and commercialization of REE’s products, potential market and sector opportunities, the roll out of REE’s future Integration Centers, the production capacity of REE’s future Integration Centers, the selection of REE’s products by customers and by segment, and growth in the various markets REE is targeting. These assumptions represent REE’s best estimates and there can be no assurance that the actual results will be in line with REE’s expectations. In addition, whether actual operating and financial results and business development will be consistent with REE’s expectations and assumptions as reflected in forecasts depends on a number of factors, many of which are outside REE’s control, including, but not limited to:

•the extent to which projections of unit sales will reflect the actual sale of REE products in the future;
•the extent to which REE can actualize the value proposition of the REE products including, but not limited to, cost efficiencies related to its business model with limited capital expenditure requirements and projected total cost of ownership, and the availability of mission-specific vehicles that maximize cabin and storage space on a smaller overall footprint;
•there is no guarantee that REE will be able to successfully outsource manufacturing and utilize future Integration Centers for the assembly of REE products;
•the extent to which growth of e-mobility markets and continued shift in consumer preference will conform with projections;
•REE’s ability to validate, verify and test REE products compatible with Class 1 through Class 6 platform models as currently projected, which the failure to do so with respect to any class would reduce REE’s projected total addressable market;

•the extent to which REE’s projected bill of materials conform with the actual bill of materials upon start of production, deviation from which could negatively impact the projected total cost of ownership or projected gross margin;
•the projected total cost of ownership is based upon a number of projected factors based on management expectations, the deviation from which could negatively impact the actual total cost of ownership offered to potential customers;
•whether REE can obtain sufficient capital to sustain and grow its business; and
•the timing and costs of new and existing marketing and promotional efforts, including with respect to the “Powered by REETM” brand.
Other unknown or unpredictable factors could also adversely impact REE’s financial or operating performance, and REE undertakes no obligation to update or revise any projections, whether as a result of new information, future events, or otherwise. In the event that actual results differ from REE’s projected financial information or if REE adjusts its projections in future periods, REE’s share price could be materially adversely affected.

REE may not succeed in controlling the costs associated with its operations.

REE will require significant capital to develop and grow its business, including developing and assembling REE products, building future Integration Centers and developing REE’s intellectual property portfolio and brand. REE expects to incur significant expenses that will impact its profitability, including research and development expenses, sales and distribution expenses as REE builds its brand and markets its products, and general and administrative expenses as it scales its operations. REE’s ability to become profitable in the future will not only depend on its ability to successfully market its products, but also to control its costs. If REE is unable to efficiently design, assemble, market, sell and distribute its products, then its margins, profitability and prospects would be materially and adversely affected.

If the market for commercial EVs does not develop as REE expects or develops slower than REE expects, its business prospects, financial condition, and operating results may be adversely affected.

REE’s growth depends upon the adoption of EVs by original equipment manufacturers (“OEMs”), logistics companies and service providers and on REE’s ability to produce, assemble and sell products that meet their needs. The entry of EV products into the commercial EV market is a relatively new development and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using EVs in their businesses. This process has been slow to date. As part of REE’s sales efforts, REE must demonstrate to OEMs, logistics companies and service providers the savings during the life of the vehicle and the lower total cost of ownership of vehicles built on the REE products. REE believes that OEMs, logistics companies and service providers will consider many factors when deciding whether to purchase REE’s products (or EVs generally) over vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. REE believes these factors include:

•the difference in the initial purchase prices of EVs with comparable vehicles powered by internal combustion engines, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of EVs;
•the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs
•the availability and terms of financing options for purchases of vehicles and, for EVs, financing options for battery or fuel cell systems;
•the availability of tax and other governmental incentives to purchase and operate EVs and future regulations requiring increased use of nonpolluting vehicles;
•government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;
•fuel prices, including volatility in the cost of diesel or a prolonged period of low gasoline and natural gas costs that could decrease incentives to transition to EVs;
•the cost and availability of other alternatives to diesel fueled vehicles, such as vehicles powered by natural gas;
•corporate sustainability initiatives;
•EV quality, performance and safety (particularly with respect to lithium-ion battery packs or fuel cells);

•the quality and availability of service for the vehicle, including the availability of replacement parts;
•the limited range over which EVs may be driven on a single charge;
•access to charging stations and related infrastructure costs, and standardization of EV charging systems;
•electric grid capacity and reliability; and
•macroeconomic factors.
If, in weighing these factors, OEMs, logistics companies and service providers determine that there is not a compelling business justification for purchasing EVs, particularly those built on products by REE, then the market for EVs may not develop as REE expects or may develop more slowly than REE expects, which would adversely affect REE’s business, prospects, financial condition and operating results.

In addition, the reduction, elimination or selective application of tax and other governmental incentives and subsidies resulting from policy changes, or the reduced need for such subsidies and incentives due to the perceived success of the EV, fiscal tightening or other reasons may result in the diminished competitiveness of the EV industry generally or EVs built on the REE products in particular, which could in turn adversely affect REE’s business, prospects, financial condition and operating results. Further, REE cannot assure that the current governmental incentives and subsidies available for purchasers of EVs will remain available.

Adverse conditions in the automotive industry could have adverse effects on REE’s results of operations.

REE’s business is directly affected by and significantly dependent on business cycles and other factors affecting the global automobile industry. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales may be affected by REE’s potential customers’, potential suppliers’ and strategic partners’ ability to continue operating in response to challenging economic conditions and in response to regulatory requirements and other factors. The volume of global automotive production has fluctuated, sometimes significantly, from year to year, and REE expects any such fluctuations to give rise to fluctuations in the demand for its products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by REE’s potential customers, potential suppliers and strategic partners and could have a material adverse effect on REE’s business, results of operations and financial condition.

REE’s future sales and operations in international markets may expose it to operational, financial and regulatory risks, including but not limited to unfavorable regulatory, political, tax and labor conditions which could negatively impact the business.

REE faces risks associated with its international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm its business. REE has international operations or subsidiaries in Israel, the U.S., the UK, Germany, and Japan that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of its growth strategy, REE intends to expand its manufacturing partnerships, assembly facilities and sales activity internationally. However, REE has no experience to date selling, manufacturing or assembling its products internationally and such expansion would require REE to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. REE is subject to a number of risks associated with international business activities that may increase its costs, impact its ability to sell its products and require significant management attention. These risks include:

•conforming REE’s products to various international regulatory requirements where its products are sold, or homologation;
•development and construction of its future Integration Center network;
•difficulty in staffing and managing foreign operations;
•difficulties securing customers in new jurisdictions;
•foreign government taxes, regulations and permit requirements, including foreign taxes that REE may not be able to offset against taxes imposed upon it in Israel, and foreign tax and other laws limiting REE’s ability to repatriate funds to Israel;

•fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities REE undertakes;
•Israel and foreign government trade restrictions, tariffs and price or exchange controls;
•foreign labor laws, regulations and restrictions;changes in diplomatic and trade relationships;
•political instability, natural disasters, war or events of terrorism; and
•the strength of international economies.

If REE fails to successfully address these risks, its business, prospects, operating results and financial condition could be materially harmed.

REE is subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, which could adversely affect REE’s business and operating results.

REE faces various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations creates significant uncertainty. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for REE’s products if OEMs, logistics companies and service providers delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain low, an increase in costs resulting from REE’s efforts to mitigate the effects of COVID-19, delays in REE’s schedule to full commercial production of the REEcornerTM and disruptions to REE’s supply chain, among other negative effects.

The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect REE’s start-up and manufacturing plans. Measures that have been relaxed may be reimplemented if COVID-19 continues to spread. If, as a result of these measures, REE has to limit the number of employees and contractors in REE facilities at a given time, it could cause a delay in retooling efforts or in the production schedule of the REEcornerTM. Further, REE’s sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If REE’s workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, REE’s operations will be adversely affected.

The extent to which the COVID-19 pandemic may continue to affect REE’s business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, REE may continue to suffer an adverse effect to REE’s business due to its global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to EV purchases and other governmental support programs.

Adverse global conditions, including macroeconomic and geopolitical uncertainty, may negatively impact our financial results.

Global conditions, dislocations in the financial markets, or inflation could adversely impact our business. In addition, the global macroeconomic environment has been and may continue to be negatively affected by, among other things, instability in global economic markets, increased trade tariffs and trade disputes, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the Russia Ukraine conflict and increasing tensions between China and Taiwan, the withdrawal of the United Kingdom from the European Union, and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets, which may adversely affect our business.

Risks Related to REE’s Strategy

REE’s business model has yet to be tested and any failure to commercialize its products could have an adverse effect on its operating results, business, or reputation, resulting in substantial liabilities that may exceed its resources.

REE strives to be the cornerstone upon which mobility players can build their dreams of future services, unbound by legacy thinking, as we carry the next generation of electric and autonomous vehicles on a truly modular and scalable platform. REE believes that this approach will allow it to complete, and not compete with, other EV players such as vertically integrated OEMs, mobility and logistic players. REE plans to embrace traditional Tier 1 suppliers and their global manufacturing capacity, instead of directly competing with them. If REE is perceived to be a competitor by other EV players, REE may not be successful in its goal to complete rather than to compete. This approach depends in large part on REE’s ability to enter into definitive agreements that formalize its relationship with potential customers, suppliers and strategic partners. Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond REE’s control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of REE’s success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which REE operates. In addition, REE’s plan to outsource manufacturing to potential suppliers and strategic partners and to utilize future Integration Centers for the assembly of REE products is a novel business strategy and REE cannot guarantee that the strategy will be successful or profitable. REE may be unable to generate revenues, raise additional capital or operate profitably or to meet projected gross margins, EBITDA and cash flows. REE will continue to encounter risks and difficulties frequently experienced by early development stage companies, including scaling up REE’s infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with its growth. In addition, REE expects to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in REE is therefore highly speculative and could result in the loss of your entire investment.

REE’s marketing and sales model is different from predominant and current models in the automobile industry, making evaluation of its business, operating results and future prospects difficult. Should such a model fail to achieve market acceptance, REE may not be able to achieve profitability.

REE plans to conduct product marketing and sales directly to OEMs, logistics companies and service providers by its internal business development and marketing teams. REE’s business development and marketing teams continue to focus on expanding relationships with OEMs, logistic and commercial players, mobility providers and e-commerce leaders and to expand its market to other industries. This marketing and sales model is different from the currently predominant marketing and sales model for automobile manufacturers, which makes evaluating its business, operating results and future prospects difficult. This model of product marketing and sale is relatively new and, with limited exceptions, unproven. For example, REE will not be able to utilize long established sales channels developed through a franchise system to increase sales volume. REE’s success will depend in large part on its ability to effectively develop its own distribution channels and marketing strategies. If REE is unable to achieve this, it could have a material adverse effect on its business, prospects, financial results and results of operations.

REE’s agreements with potential customers, potential suppliers and potential strategic partners are preliminary in nature.

All of REE’s existing agreements with potential customers, potential suppliers and potential strategic partners are pursuant to MOUs or strategic alliance and development agreements, pursuant to which the parties are entering into discussions to evaluate or agree upon a development and strategic plan. Such strategic collaborations are generally non-binding and subject to cancellation by either party or require the achievement of development milestones as a precursor to entering into a further definitive agreement. REE has not yet entered into any definitive agreements pursuant to which any potential suppliers or strategic partners will produce REE’s products. In order to implement its business model requiring limited capital expenditures, REE will need to enter into definitive agreements with one or more potential suppliers and strategic partners in order to produce REE’s products in a manner contemplated by its business plan. There can be no guarantee that any of REE’s strategic collaborations customers, potential suppliers or potential strategic partners will become customers and failure to do so would have a material adverse effect on REE’s business, prospects, financial results and results of operations.

REE may not succeed in establishing, maintaining and strengthening the “Powered by REETM” brand, which could materially and adversely affect customer acceptance of its vehicles and components, thus negatively impacting its business, prospects and projected revenue.

REE intends to market its products as both an individual product and as a full vehicle solution under the “Powered by REETM” brand. The “Powered by REETM” approach reflects REE’s mission to become the cornerstone upon which mobility players can build their mission-specific vehicle needs with the goal of completing rather than competing with other market participants. REE’s business and prospects are heavily dependent on its ability to develop, maintain and strengthen the “Powered by REETM” brand and the REE brand generally. If REE does not continue to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Promoting and positioning its brand will likely depend significantly on REE’s ability to provide high quality products and engage with its potential customers as intended, and REE has limited experience in these areas. In addition, REE’s ability to develop, maintain and strengthen the “Powered by REETM” brand and the REE brand generally will depend heavily on the success of its customer development and branding efforts. REE’s novel technology and design may not align with existing consumer preferences and consumers may be reluctant to acquire a vehicle built upon a new and unproven EV platform. In addition, REE could be subject to adverse publicity related to REE’s potential customers who build vehicles on REEplatformsTM whether or not such publicity related to such potential customers’ “Powered by REETM” vehicles, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the “Powered by REETM” brand and the REE brand generally. If REE does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.

REE is subject to risks associated with strategic alliances.

If REE is successful in entering into definitive agreements with potential suppliers or potential strategic partners the resulting alliances will subject us to a number of risks with respect to operations that are outside REE’s control, any of which may materially and adversely affect REE’s business and prospects. REE could experience delays to the extent its potential suppliers or strategic partners do not continue doing business with REE, meet agreed upon timelines, experience capacity constraints or otherwise are unable to deliver components or manufacture products as expected. There is risk of disputes with potential suppliers and strategic partners, and REE could be affected by adverse publicity related to its potential suppliers or strategic partners whether or not such publicity is related to their collaboration with REE. REE’s ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of REE’s potential suppliers or strategic partner’s products or other products manufactured by the same potential suppliers or strategic partners. In addition, although REE intends to be involved in material decisions in the supply chain and manufacturing process, given that REE also will rely on its potential suppliers and strategic partners to meet its quality standards, there can be no assurance that REE will be able to maintain high quality standards for its products. Furthermore, REE will also be exposed to risk associated with sharing its proprietary information with any such third party.

REE operates in a highly competitive market against a large number of both established competitors and new market entrants, and many market participants have substantially greater resources than REE.

Both the automobile industry generally, and the EV segment in particular, are highly competitive, and REE will be competing for sales with both internal combustion engine (“ICE”) vehicles and EVs. Many of REE’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than REE does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. REE expects competition for EVs to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service, and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect REE’s business, financial condition, operating results, and prospects.

REE’s products will compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than that of REE. Such competition may ultimately impair REE’s business and revenue.

REE’s target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fuel technologies. Additionally, REE’s competitors are working on developing technologies that may be introduced in REE’s target market. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of REE’s products or make REE’s products uncompetitive or obsolete.

REE may not be able to compete successfully in the market as a result of rapid changes in EV technology and the entrance of new and existing, larger manufacturers into the EV space.

REE’s products are being designed for use with, and depend upon, existing vehicle technology. As new companies and larger, existing vehicle manufacturers enter the EV space, REE may lose any technological advantage it may have had in the marketplace and suffer a decline in its position in the market. As technologies change, REE plans to upgrade or adapt its products to continue to provide products with the latest technology. However, REE’s products may become obsolete or REE’s research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to effectively compete. As a result, REE’s potential inability to adapt and develop the necessary technology may harm REE’s competitive position.

Risks Related to Development and Production of REE’s Products

REE’s products are currently in development and there are risks associated with developing existing advanced prototypes into marketable products.

REE’s products are currently in development and are in a prototype stage. In order to reach the production stage REE’s products remain subject to further design, validation, verification and testing, as well as product homologation. There is no guarantee that REE will be successful in developing the prototypes into final marketable products on the projected timeline, or at all. The establishment of the Engineering Center of Excellence at the MIRA Technology Park in the UK provided REE with a proving ground for physical testing and validation of the REE products, and REE’s plans to build its first Integration Centers in Coventry, UK and Austin, Texas are intended to provide REE with additional access to world-class test facilities. However, there can be no guarantee that the testing of REE’s products will proceed according to schedule or that the REE products will withstand rigorous testing. The development of REE’s advanced prototypes into final marketable products is and will be subject to risks including, but not limited to, with respect to:

•REE’s ability to validate final marketable products that are capable of supporting Class 1 through Class 6 platform models as currently projected;
•REE’s ability to completely the final marketable product design process on time, if at all;
•REE’s ability to produce design drawings in order to allow potential suppliers and potential strategic partners to prepare for and begin manufacture of REE products on time, if at all;
•the ability for REE’s prototype to meet the stringent level of safety measures required by ASIL D;
•REE’s ability to obtain ASPICE CL2 certification;
•the ability for REE’s prototypes to withstand rigorous testing and validation;
•the ability for REE’s prototypes to satisfy testing and validation standards set by external assessors;
•the ability of REE’s prototypes to meet existing or future automotive industry standards;
•REE’s ability to successfully develop and validate true X-by-Wire Control capabilities compatible with Class 1 through Class 6 platform models as currently projected; and
•the ability of X-by-Wire Control technology to obtain regulatory approval and achieve widespread market acceptance.
REE is subject to risks associated with the anticipated timing of REE’s initial commercial production and subsequent increased commercial production.

REE does not know whether its potential suppliers or strategic partners will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply, that will enable REE to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market REE’s products on its anticipated timeframe. Even if REE and its potential suppliers and strategic partners are successful in developing the initial production processes, developing future high volume production capability, and reliably sourcing the component supply, REE does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including those that result from factors beyond its control such as problems with potential suppliers and strategic partners or dealing with force majeure events, or that meets its products commercialization schedules or that satisfies the requirements of its potential customer base. Any failure to develop such production processes and capabilities within REE’s projected costs and timelines could have a material adverse effect on its business, prospects, financial condition and operating results.

REE’s development of an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

REE’s business depends in large part on its ability to develop, manufacture and assemble its products. Initially, REE plans to outsource the manufacturing of its products in collaboration with at least one potential supplier or strategic partner, which might include a Tier 1 automotive supplier. REE plans to assemble its products at REE’s future Integration Centers. REE has not yet executed definitive supply or manufacturing agreements with potential suppliers and potential strategic partners for production of REE’s products or any of its other future product offerings. See “REE’s Amended and Restated Articles provide that unless REE consents otherwise,REE’s Amended and Restated Articles provide that unless REE consents otherwise,” for more information. If REE is unable to negotiate and finalize such definitive agreements it will not be able to produce any products and will not be able to generate any revenue, or the products may become more expensive to deliver with a higher bill of materials, which would have a material adverse effect on its business, prospects, operating results and financial condition. In addition, the utilization of future Integration Centers for the assembly of REE products is an untested business strategy and there is no guarantee that the strategy will be successful or profitable.

If REE’s potential suppliers and strategic partners were to experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, product shipments could be delayed or rejected or REE’s potential customer base could consequently elect to change product demand. These disruptions would negatively impact REE’s revenues, competitive position and reputation. In addition, REE’s potential suppliers and strategic partners may rely on certain state tax incentives that may be subject to change or eliminated in the future, which could result in additional costs and delays in production. Further, if REE is unable to successfully manage its relationship with its potential suppliers and strategic partners, the quality and availability of its products may be harmed. REE’s potential suppliers and strategic partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with REE. If REE’s potential suppliers and strategic partners stopped manufacturing REE’s products for any reason or reduced manufacturing capacity, REE may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact its operations.

REE’s reliance on its potential suppliers and strategic partners, as well as the establishment and operation of REE’s future Integration Centers, exposes it to a number of risks that are outside its control, including:

•the manufacture of certain components that will require significant costs related to non-recurring engineering and tooling costs incurred by REE’s potential suppliers and strategic partners the extent of which is currently unknown;
•its inability to control manufacturing yield and unexpected increases in manufacturing costs;
•interruptions in shipments if a potential suppliers or strategic partners are unable to complete production in a timely manner;
•its inability to control quality of finished products;
•its inability to control delivery schedules;
•its inability to control production levels and to meet minimum volume commitments to REE’s potential customer base;
•its inability to maintain adequate manufacturing capacity;
•its inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner;
•its inability to establish new Integration Centers at the projected cost of $15 million per Integration Center;
•inability to accurately assemble products within specified design tolerances;
•delays by REE in delivering final component designs to its potential suppliers and strategic partners;
•its inability to implement a sufficient number of future Integration Centers in order to meet demand for REE products in time;
•inability to implement a network of future integration;
•inability to effectively manage a global network of Integration Centers; and
•other delays, backlog in manufacturing and research and development of new models, and cost overruns.

REE’s ability to develop, manufacture and obtain required regulatory approvals for products of sufficient quality and appeal to its potential customer base on schedule and on a large scale is unproven, and the business plan is still evolving. REE may be required to introduce new products models and enhanced versions of existing models. To date, REE has limited experience, as a company, designing, testing, manufacturing, marketing and selling or leasing its electric products and therefore cannot assure you that it will be able to meet customer expectations. Any failure to develop such manufacturing processes and capabilities within REE’s projected costs and timelines would have a material adverse effect on its business, prospects, operating results and financial condition.

REE does not currently have any plans to establish manufacturing facilities of its own, so failure to establish sufficient agreements with potential suppliers and strategic partners would significantly hinder REE’s ability to manufacture its products. In addition, the manufacturing facilities of REE’s potential suppliers and strategic partners may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for REE to manufacture its products for some period of time. The inability to manufacture REE’s products or the backlog that could develop if the manufacturing facilities of its potential suppliers and strategic partners are inoperable for even a short period of time may result in the loss of potential customers or harm REE’s reputation.

REE is reliant on its UK Engineering Center of Excellence for the design, validation, verification, testing and homologation of its products.

On February 16, 2021, REE announced the establishment of a new UK Engineering Center of Excellence at the MIRA Technology Park in the UK (the “Engineering Center”). The new Engineering Center is intended to expedite REE’s strategic plans to meet anticipated global demand. The Engineering Center is spearheading REE product design, validation, verification and testing, as well as product homologation. REE also has access to world-class test facilities and a proving ground for physical testing and validation of the REE products at the Engineering Center. The Engineering Center, and the facilities available therein, are integral to REE’s ability to develop its advanced prototypes into marketable products. Any loss of access or disputes related to the Engineering Center have the potential to adversely impact REE’s ability to develop its advanced prototypes into marketable products on time to meet commercialization timeline, or at all.

REE’s utilization of its Engineering Center is and will be subject to risks, including with respect to:

•REE’s ability to maintain arrangements on reasonable terms with third parties for the provision of testing facilities and testing services with respect to REE products;
•REE’s ability to maintain the lease on reasonable terms and associated risks related to disputes involving the lessor of the Engineering Facility;
•REE’s ability to attract, recruit, hire, retain and train a sufficient number of skilled employees to effectively staff the Engineering Center;
•REE’s reliance on outside contractors for the provision of certain services and associated risks related to monitoring and protecting IP, contractual disputes and certain inherent cybersecurity risks;
•Potential future changes of control resulting from a sale of the MIRA Technology Park or resulting from a bankruptcy proceeding with respect to MIRA; and
•Limited availability of testing facilities when required for validation, verification and testing of REE products resulting from the shared nature of the MIRA Technology Park and inherent delays related thereto.
The testing facilities available to REE at the Engineering Center would be costly to replace and could require substantial lead time to replace and qualify for use. The testing facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for REE to validate, verify and test REE products for some period of time. The inability to validate, verify and test REE products or the resulting delay to REE’s commercialization schedule if the testing facilities are inoperable for even a short period of time may result in the loss of potential customers or harm REE’s reputation.

Technology in the automotive industry is rapidly evolving and developments in alternative technologies, including but not limited to hydrogen, may adversely affect the demand for REE’s products. Such unforeseen developments in technology may adversely affect market adoption of REE’s current products or future product developments.

REE may be unable to keep up with changes in EV technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, ethanol, hybrids, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect REE’s business and prospects in ways REE does not currently anticipate. Any failure by REE to successfully react to changes in existing technologies could materially harm its competitive position and growth prospects.

REE’s products may make use of lithium-ion battery cells, which can be dangerous in certain circumstances, including but not limited to the possibility that such cells may catch fire or vent smoke and flame.

The fuel source for REE products may make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While REE has taken measures to enhance the safety of its designs, a field or testing failure of its products could occur in the future, which could subject REE to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve REE’s products, could seriously harm its business.

In addition, REE’s potential suppliers and strategic partners are expected to store a significant number of lithium-ion cells at their facilities. Any mishandling of battery cells may cause disruption to the operation of such facilities. A safety issue or fire related to the cells could disrupt operations or cause manufacturing delays. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s EV or energy storage product may cause indirect adverse publicity for REE and its products. Such adverse publicity could negatively affect REE’s brand and harm its business, prospects, financial condition and operating results.

The efficiency of battery usage in EVs declines over time, which may negatively impact potential customers’ decisions with regards to purchasing REE’s products.

REE anticipates that the range of its products will decline over time as the batteries deteriorate.Other factors such as usage, time and stress patterns may also impact the battery’s ability to hold a charge, which would decrease REE’s products’ range before needing to refuel. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions, which would negatively affect REE’s operating results and financial condition.

Risks Related to REE’s Potential Suppliers

REE will depend on its potential suppliers, including but not limited to body manufacturers and battery providers, some of which will be single or limited source suppliers, and the inability of such suppliers to deliver the components of REE’s products in a timely manner or at all and at prices and volumes acceptable to it could have a material adverse effect on its business, prospects and operating results.

REE will rely on potential suppliers and strategic partners for the provision and development of many of the components and materials used in its products. While REE plans to obtain components from multiple suppliers and strategic partners whenever possible, some of the components used in its products are expected to be purchased by REE from a single source. REE’s potential suppliers and strategic partners may not be able to meet their product specifications and performance characteristics, which would impact REE’s ability to achieve its product specifications and performance characteristics as well. Additionally, REE’s potential suppliers and strategic partners may be unable to obtain required certifications for their products for which REE plans to use or provide warranties that are necessary for REE’s solutions. If REE is unable to obtain components and materials used in its products from its potential suppliers or if its potential suppliers decide to create or supply a competing product, REE’s business could be adversely affected. REE has less negotiating leverage with potential suppliers than larger and more established automobile manufacturers and may not be able to obtain favorable pricing and other terms. While REE believes that it may be able to establish alternate supply relationships and can obtain or engineer replacement components for its single source components, REE may be unable to do so in the short term, or at all, at prices or quality levels that are favorable to REE, which could have a material adverse effect on its business, prospects, financial condition and operating results.

REE expects to purchase various types of equipment, raw materials and manufactured component parts from its potential suppliers or strategic partners. If these potential suppliers or strategic partners experience substantial financial difficulties, cease operations, or otherwise face business disruptions, REE may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect’s REE’s ability to deliver products and could increase REE’s costs and negatively affect its liquidity and financial performance.

REE’s business could be harmed by increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells.

REE and its potential suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of commodities, raw materials and other inputs used by REE and its suppliers in their businesses and products, such as steel, lithium-ion battery cells and semiconductors, which could adversely affect REE’s future profitability or REE’s ability to timely execute its business plan. The prices for these materials fluctuate and the available supply of these materials may be unstable, depending on market conditions, fluctuations in global demand, including as a result of increased production of EVs by REE’s competitors, geopolitical risk and other economic and political factors. In particular, a global semiconductor supply shortage has had, and is continuing to have, wide-ranging effects across multiple industries, particularly the automotive industry. Any such increase, supply interruption or shortage could materially and negatively impact REE’s business, prospects, financial condition and operating results.

Risks Related to REE’s Future Sales

REE currently targets potential customers that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions.

Many of REE’s potential customers are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to REE’s products. These large, multinational corporations also have significant development resources that may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of REE’s time and resources. REE cannot assure you that its products will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If REE’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on REE’s business. In addition, if REE is unable to sell its products to such potential customers on certain terms, its prospects and results of operations may be adversely affected.

Discontinuation, lack of commercial success, or loss of business with respect to a particular product model for which REE is a significant supplier could reduce REE’s sales and adversely affect its profitability.

If REE is able to secure design wins and its products are included in EV products, it expects to enter into supply agreements with the relevant customers. Market practice dictates that these supply agreements typically require REE to supply a customer’s requirements for a particular vehicle model or product. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by REE’s potential customers at any time. Therefore, even if REE is successful in obtaining design wins and the systems into which its products are integrated are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model for which REE is a significant supplier could mean that the expected sales of REE’s products will not materialize, which may materially and adversely affecting its business.

Pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect REE’s business.

Cost-cutting initiatives adopted by REE’s potential customer base often result in increased downward pressure on pricing. REE expects that its future agreements with automotive OEMs may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, REE’s automotive OEM customers are expected to reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, including REE, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. Accordingly, REE expects to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of its products. It is possible that pricing pressures beyond REE’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost- cutting initiatives. If REE is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.

The average selling prices of REE’s products could decrease rapidly over the life of the products, which may negatively affect REE’s revenue and gross margin.

REE expects the average selling prices of its products generally to decline as its potential customer base seeks to commercialize EVs built on the REE products at prices low enough to achieve market acceptance. In order to sell products that have a falling average unit selling price and maintain margins at the same time, REE will need to continually reduce products and manufacturing costs. To manage manufacturing costs, REE must engineer the most cost-effective design for its products. In addition, REE will continuously promote initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. REE also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If REE is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline.

Risks Related to REE’s Quality

REE’s products rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if REE is unsuccessful in addressing or mitigating technical limitations in its systems, REE’s business could be adversely affected.

REE’s products rely on software and hardware that is highly technical and complex that will require modification and updates over the life of the products. In addition, REE’s products depend on the ability of such software and hardware to store, retrieve, process and manage large amounts of data. REE’s software and hardware may contain, errors, bugs or vulnerabilities, and REE’s systems are subject to certain technical limitations that may compromise REE’s ability to meet its objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within REE’s software and hardware. Although REE attempts to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of REE’s potential customer base. Additionally, if REE is able to deploy updates to the software addressing certain issues and REE’s over-the-air update procedures fail to properly update the software, REE’s potential customer base would then be responsible for installing such updates to the software and their software will be subject to these vulnerabilities until they do so. If REE is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, REE may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect REE’s business and financial results.

REE may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

REE may become subject to product liability claims, even those without merit, which could harm its business reputation, prospects, operating results, and financial condition. The automobile industry experiences significant product liability claims and REE faces inherent risk of exposure to claims in the event its products do not perform as expected or malfunction in a manner that causes personal injury or death. REE’s risks in this area are particularly pronounced given it has limited field experience with its products. A successful product liability claim against REE could require REE to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about REE’s products and business and inhibit or prevent commercialization of other future product, which would have a material adverse effect on REE’s brand, business, prospects and operating results. To the extent that REE has insurance coverage, it might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of REE’s coverage, or outside of REE’s coverage, may have a material adverse effect on REE’s reputation, business and financial condition. REE may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and is forced to make a claim under its policy.

REE does not currently have experience servicing its products. If REE is unable to address the service requirement of its potential customer base, its business may be materially adversely affected.

REE plans to work with strategic partners to provide predictive maintenance scheduling through smart service and maintenance artificial intelligence (“AI”) in combination with over-the-air updates that seek to ensure maintenance is not performed on a standard schedule, but rather before a part will fail, which is expected to offer significant savings for unnecessary part replacements and drastically reduce downtime. There is no guarantee that REE will be successful in developing the necessary technology to actualize predictive maintenance scheduling. In addition, REE servicing may primarily be carried out through third parties certified by REE. Although such potential servicing partners may have experience in servicing other products, they will initially have limited experience in servicing REE products. There can be no assurance that REE service arrangements will adequately address the service requirements of its potential customer base to their satisfaction, or that REE and its potential servicing partners will have sufficient resources to meet these service requirements in a timely manner as the volume of products REE deliver increases. In addition, if REE is unable to roll out and establish a widespread service network that complies with applicable laws, user satisfaction could be adversely affected, which in turn could materially and adversely affect REE’s reputation, sales, results of operations, and prospects.

REE may be subject to risks associated with autonomous driving and EV technology, including but not limited to technical malfunctions, regulatory obstacles, and/or product liability.

REE’s products are being designed to be compatible with autonomous control. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on users, as well as other drivers on the roadways, who may not be accustomed to using or adapting to such technologies. To the extent accidents associated with REE’s products that are used with autonomous controls occur, REE could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect REE’s results of operations, financial condition and growth prospects.

Autonomous driving technology is also subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond REE’s control. REE’s products also may not achieve the requisite level of autonomous compatibility required for certification and rollout to consumers or satisfy changing regulatory requirements which could require REE to redesign, modify or update its products.

Risks Related to REE’s Employees

REE is dependent on its founders Daniel Barel and Ahishay Sardes.

REE is dependent on the services of Daniel Barel, its co-founder, director and Chief Executive Officer, and Ahishay Sardes, its co-founder and Chief Technology Officer. Mr. Barel and Mr. Sardes are significant influences and drivers of REE’s business plan. If either Mr. Barel or Mr. Sardes were to discontinue his service to REE due to death, disability or any other reason, REE would be significantly disadvantaged.

REE’s success depends, in part, on its ability to attract and recruit key employees and hire qualified management, technical and vehicle engineering personnel.

REE’s success depends, in part, on its ability to retain its key personnel. The unexpected loss of or failure to retain one or more of its key employees could adversely affect its business. REE’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Because REE’s products are based on different technology than traditional internal combustion engines, individuals with sufficient training in alternative fuel, technology or EVs may not be available, and as a result, REE will need to expend significant time and expense training the employees it hires. Competition for individuals with experience designing, manufacturing and servicing EVs or their related technology, parts and products is intense, and REE may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. In addition, sustained declines in our share price or lower share performance relative to competitors could negatively impact REE’s appeal as an employer, harm employee morale, increase employee turnover and/or reduce the retention value of REE’s share-based compensation. The failure to attract, integrate, train, motivate and retain these additional employees could materially adversely harm its business and prospects.

REE’s business may be adversely impacted by the labor and union activities of its own employees, as well of those of any of its potential affiliates, business partners, suppliers, or otherwise related entities.

Although none of REE’s employees are currently represented by a labor union, it is common throughout the automobile industry for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. REE may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers, trucking and freight companies, shipping yards, and docks, and work stoppages or strikes organized by such unions could have a material adverse impact on REE’s business, financial condition or operating results.

Risks Related to REE’s Finances

REE is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

Since inception, REE has incurred, and REE expects it will continue to incur, losses and negative cash flow, either or both of which may be significant. The working capital funding necessary to start a new EV product manufacturing company is significant, and other companies have tried and failed over the last several years with billions of investment capital. While REE expects to benefit from its management’s experience, the technology it has developed to date, and the advantages offered by its Engineering Center, REE does not expect to be profitable in the near term as REE invests in its business, builds capacity and ramps up operations, and REE cannot assure you that REE will ever achieve or be able to maintain profitability in the future. Failure to become profitable may materially and adversely affect the value of your investment. If REE achieves profitability, it will be dependent upon the successful development and commercial introduction and acceptance of EV products like the REEcornerTM, which may not occur.

Financial results may vary significantly from period to period due to fluctuations in REE’s operating costs and other factors, which may or may not be foreseeable.

REE expects its period-to-period financial results to vary based on its operating costs, which REE anticipates will fluctuate as the pace at which it continues to design, develop and produce new products and increase production capacity. Additionally, REE’s revenues from period to period may fluctuate as it develops and introduces new products or introduces existing products to new markets for the first time. As a result of these factors, REE believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, REE’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our Class A Ordinary Shares could fall substantially, either suddenly or over time.

REE may not be able to accurately estimate the supply and demand of its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If REE fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict REE’s future revenues and appropriately budget for its expenses, and REE may have limited insight into trends that may emerge and affect its business. REE expects that it will be required to provide forecasts of its demand to its potential suppliers several months prior to the scheduled delivery of products to its prospective customers. Currently, there is no historical basis for making judgments on the demand for REE’s products or its ability to develop, produce, and deliver products, or REE’s profitability in the future. If REE overestimates its requirements, its potential suppliers may have excess inventory, which indirectly would increase REE’s costs. If REE underestimates its requirements, its potential suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that REE’s potential suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If REE fails to order sufficient quantities of product components in a timely manner, the delivery of products to its potential customer base could be delayed, which would harm REE’s business, financial condition and operating results.

REE will need to improve its operational and financial systems to support its expected growth, increasingly complex business arrangements and rules governing revenue and expense recognition and any inability to do so will adversely affect REE’s billing and reporting.

To manage the expected growth of its operations and increasing complexity, REE will need to improve its operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so may affect REE’s billing and reporting. REE’s current and planned systems, procedures and controls may not be adequate to support its complex arrangements and the rules governing revenue and expense recognition for its future operations and expected growth. Delays or problems associated with any improvement or expansion of REE’s operational and financial systems and controls could adversely affect REE’s relationships with its potential customer base, cause harm to its reputation and brand and could also result in errors in its financial and other reporting.

REE may need to raise additional funds and these funds may not be available to it when it needs them, or may only be available on unfavorable terms. As a result, REE may be unable to meet its future capital requirements, which could limit its ability to grow and jeopardize its ability to continue its business operations.

In the future, REE may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and it may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with its potential customer base or partners, REE may issue equity or equity-linked securities to potential customers or partners. REE may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If REE raises additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to potential customers to further business relationships, its existing stockholders could experience significant dilution. Any debt financing obtained by REE in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for REE to obtain additional capital and to pursue business opportunities, including potential acquisitions. If REE is unable to obtain adequate financing or financing on terms satisfactory to REE, when REE requires them, REE’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited.

REE’s insurance strategy may not be adequate to protect it from all liabilities business risks.

In the ordinary course of business, REE may be subject to losses resulting from products liability, accidents, acts of God and other claims against REE, for which REE may have no insurance coverage. While REE currently carries commercial general liability, workers’ compensation and directors’ and officers’ insurance policies, REE may not maintain as much insurance coverage as other EV market participants do, and in some cases, REE may not maintain any at all. Additionally, the policies that REE does have may include significant deductibles, and REE cannot be certain that its insurance coverage will be sufficient to cover all future claims against REE. A loss that is uninsured or exceeds policy limits may require REE to pay substantial amounts, which could adversely affect REE’s financial condition and operating results.

The successful assertion of one or more large claims against REE that exceeds its available insurance coverage, or results in changes to its insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on its business. In addition, REE cannot be sure that its existing insurance coverage will continue to be available on acceptable terms or that REE’s insurers will not deny coverage for future claims.

Risks Related to Regulation

REE’s financial and operational projections rely in part on existing and future regulations and incentive programs supporting EV adoption.

There has been a significant growth in the adoption of environmentally driven regulations and incentive programs with low and zero emission targets with the automotive industry being among the most impacted industries. Such measures encourage local and national governments to implement various forms of rebates and credits for the purchase of an EV. In addition, regulations in many cities, states and countries are also encouraging a shift away from — or in some cases banning entirely — fossil fuel-powered vehicles, with many of the earliest of these regulations targeted at buses, trucks and delivery vehicles. REE’s financial and operational projections include the continued growth in existing and similar regulations and incentive programs to accelerate the adoption of EV technology into the wider market. There is no guarantee that such regulations and incentive programs will be successful in encouraging adoption of EV technology and there is no guarantee that new regulations and incentive programs will be adopted or that existing regulations and incentive programs will remain in place. For example, the development of an alternative fuel besides electricity that results in low or no emissions may shift the focus of such regulations and incentive programs away from EV technology. If new regulations and incentive programs fail to be adopted as expected or if existing regulations and incentive programs are terminated, the growth of the EV market generally and REE’s business, prospects, financial condition and operating results could be materially and adversely affected.

REE may encounter obstacles outside of its control that slow the adoption of EVs in the market, including but not limited to regulatory requirements or infrastructure limitations.

While REE’s products are subject to substantial regulation under federal, state and local laws, REE believes that its products will be in compliance with all applicable laws when they are offered to potential customers. However, to the extent the laws change, new laws are introduced, or if REE introduces new products in the future, some or all of its products may not comply with applicable international federal, state or local laws. Further, certain federal, state and local laws and industry standards currently regulate electrical and electronics equipment. Although standards for EVs are not yet generally available or accepted as industry standards, REE’s products may become subject to international, federal, state, and local regulation in the future. Compliance with these regulations could be burdensome, time consuming, and expensive.

REE’s products are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the Environmental Protection Agency, the National Highway Traffic and Safety Administration and various state boards, and compliance certification is required for each new model year. The risks, delays, and expenses incurred in connection with these compliance activities and with obtaining approval can be substantial.

In addition, REE’s products involve a novel design and new technology, including locating critical vehicle components (steering, braking, suspension, powertrain and control) into the area between the chassis and the wheel and X-by-Wire Control technology, which may not meet existing safety standards or require modification in order to comply with various regulatory requirements. In particular, while there is limited related regulation in the EU, REE’s X-by-Wire technology has not received significant regulatory attention globally (including in the U.S.). There is no guarantee that REE’s X-by-Wire technology will receive regulatory approval generally, and there is no guarantee that REE’s X-by-Wire Control technology will comply with any relevant regulation that is put in place in the future. Compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that REE will be able to maintain its profitability by offsetting any increased costs of complying with future regulatory requirements.

REE is subject to various environmental laws and regulations that could impose substantial costs on its business and cause delays in building its manufacturing facilities.

REE’s operations are and will be subject to international, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and REE has limited experience complying with them. Moreover, REE expects that it will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require REE to change its operations, potentially resulting in a material adverse effect on its business, prospects, financial condition and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of REE’s operations.

Contamination at properties REE will own or operate, REE formerly owned or operated or to which hazardous substances were sent by REE, may result in liability for REE under environmental laws and regulations, including, but not limited to, the United States Comprehensive Environmental Response, Compensation, and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on REE’s financial condition or operating results.

REE and its potential suppliers and strategic partners are or may be subject to substantial regulation and unfavorable changes to, or failure by REE or its potential suppliers and strategic partners to comply with any such regulations could substantially harm REE’s business and operating results.

REE’s products, and the sale of motor vehicles including EVs in general, are subject to substantial regulation under international, federal, state, and local laws. REE expects to incur significant costs in complying with these regulations. Regulations related to the EV industry and alternative energy are currently evolving and REE faces risks associated with changes to these regulations.

To the extent the laws change, REE’s products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on its business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, REE’s business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions REE has not yet entered or laws it is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. Even for those jurisdictions REE has analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with REE’s ability to sell products could have a negative and material impact on its business, prospects, financial condition and results of operations.

The evolution of the regulatory framework for autonomous vehicles and their related components is outside of REE’s control and it cannot guarantee that its products will achieve the requisite level of autonomy to enable driverless systems within the current projected framework, if at all.

There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, the United States National Highway Traffic and Safety Administration has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the difficulty in legal compliance for EVs and their related technology, parts and components. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and other foreign countries and may restrict autonomous driving features that REE may deploy.

The UK’s withdrawal from the European Union (commonly referred to as Brexit), could result in increased regulatory, economic and political uncertainty, and impose additional challenges to REE in securing regulatory approval of its products or EVs using REE’s product in the European Union and the rest of Europe.

In June 2016, voters in the UK approved a referendum to withdraw the UK’s membership from the European Union (“EU”), which is commonly referred to as “Brexit.” The UK’s withdrawal from the EU occurred on January 31, 2020, but the UK remained in the EU’s customs union and single market for a transition period that expired on December 31, 2020. On December 24, 2020, the UK and the EU entered into a trade and cooperation agreement (the “Trade and Cooperation Agreement”), which was applied on a provisional basis from January 1, 2021. While the economic integration does not reach the level that existed during the time the UK was a member state of the EU, the Trade and Cooperation Agreement sets out preferential arrangements in areas such as trade in goods and in services, digital trade and intellectual property. Negotiations between the UK and the EU are expected to continue in relation to the relationship between the UK and the EU in certain other areas which are not covered by the Trade and Cooperation Agreement. The long term effects of Brexit will depend on the effects of the implementation and application of the Trade and Cooperation Agreement and any other relevant agreements between the UK and the EU. REE has facilities and employees in both the UK and other European countries, including the Engineering Center. REE cannot predict whether or not the UK will significantly alter its current laws and regulations in respect of the EV industry and, if so, what impact any such alteration would have on REE or its business. Moreover, REE cannot predict the impact that Brexit will have on (i) the marketing of its products or (ii) the process to obtain regulatory approval in the UK for its products. As a result of Brexit, REE may experience adverse impacts on customer demand and profitability in the UK and other markets. Depending on the terms of Brexit and any subsequent trade agreement, the UK could also lose access to the single EU market, or specific countries in the EU, resulting in a negative impact on the general and economic conditions in the UK and the EU. Changes may occur in regulations that REE is required to comply with as well as amendments to treaties governing tax, duties, tariffs, etc. which could adversely impact its operations and require it to modify its financial and supply arrangements. For example, the imposition of any import restrictions and duties levied on REE’s products may make its products more expensive and less competitive from a pricing perspective. To avoid such impacts, REE may have to restructure or relocate some of its operations which would be costly and negatively impact its profitability and cash flow.

Additionally, political instability in the European Union as a result of Brexit may result in a material negative effect on credit markets, currency exchange rates and foreign direct investments and any subsequent trade agreement in the EU and UK. This deterioration in economic conditions could result in increased unemployment rates, increased short- and long-term interest rates, adverse movements in exchange rates, consumer and commercial bankruptcy filings, a decline in the strength of national and local economies, and other results that negatively impact household incomes.

Furthermore, as a result of Brexit, other European countries may seek to conduct referenda with respect to their continuing membership with the European Union. Given these possibilities and others REE may not anticipate, as well as the absence of comparable precedent, it is unclear what financial, regulatory and legal implications the withdrawal of the UK from the European Union would have and how such withdrawal would affect REE, and the full extent to which its business could be adversely affected.

REE may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.

REE may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with REE’s potential suppliers and strategic partners and its potential customers base, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, REE could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from REE very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit REE’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on REE’s operating results and consolidated financial position or that its established reserves or its available insurance will mitigate this impact.

REE is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. As a result, REE may face criminal liability and other serious consequences for violations of such laws, which could harm its business.

REE is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit REE and its officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect REE’s business, results of operations, financial condition and reputation. REE’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which it may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject REE to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect REE’s business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact REE’s business and investments in its shares.

The intended tax effects of REE’s corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how REE operates its business.

REE is incorporated in and a tax resident in Israel. REE currently has subsidiaries in the UK, Germany, the US and Japan. If REE succeeds in growing its business, REE expects to conduct increased operations through its subsidiaries in various countries and tax jurisdictions, in part through intercompany service agreements between REE and its subsidiaries. In that case, REE’s corporate structure and intercompany transactions, including the manner in which REE develops and uses its intellectual property, will be organized so that REE can achieve its business objectives in a tax-efficient manner and in compliance with applicable transfer pricing rules and regulations. If two or more affiliated companies are located in different countries or tax jurisdictions, the tax laws and regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arm’s length and that appropriate documentation be maintained to support the transfer prices. While REE believes that it operates in compliance with applicable transfer pricing laws and intends to continue to do so, its transfer pricing procedures are not binding on applicable taxing authorities.

Significant judgment is required in evaluating REE’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, REE’s effective tax rates could be adversely affected by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. In addition, its effective tax rate and the availability of any tax holidays could be adversely affected if REE does not obtain favorable tax rulings from certain taxing authorities. As REE intends to operate in various countries and taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by taxing authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property.

In addition, tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. REE continues to assess the impact of such changes in tax laws and interpretations on its business and may determine that changes to its structure, practice, tax positions or the manner in which it conducts its business are necessary in light of such changes and developments in the tax laws of the jurisdictions in which REE operates. Such changes may nevertheless be ineffective in avoiding an increase in its consolidated tax liability, which could adversely affect its financial condition, results of operations and cash flow.

If taxing authorities in any of these countries were to successfully challenge REE’s transfer prices as not reflecting arm’s length transactions, they could require REE to adjust its transfer prices and thereby reallocate its income to reflect these revised transfer prices, which could result in a higher tax liability to REE. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If taxing authorities were to allocate income to a higher tax jurisdiction, subject REE’s income to double taxation or assess interest and penalties, it would increase REE’s consolidated tax liability, which could adversely affect its financial condition, results of operations and cash flow.

Risks Related to Being a Public Company

REE’s management has limited experience operating a public company, and thus its success in such endeavors cannot be guaranteed.

REE’s executive officers have limited experience managing a publicly traded company, interacting with public company investors and complying with the complex laws pertaining to public companies in the United States. REE’s management team may not successfully or effectively manage the transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. REE has hired additional employees since becoming a public company and is in the process of upgrading its finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for REE to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. REE may not yet have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S., and it is possible that REE will be required to further expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

If REE is unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of the Class A Ordinary Shares.

If REE fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the Class A Ordinary Shares. Such a delisting would likely have a negative effect on the price of the Class A Ordinary Shares and would impair your ability to sell or purchase the Class A Ordinary Shares when you wish to do so. In the event of a delisting, REE can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its Class A Ordinary Shares to become listed again, stabilize the market price or improve the liquidity of its Class A Ordinary Shares, prevent its Class A Ordinary Shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If securities and industry analysts do not publish research or reports about REE’s business or publish negative reports about its business, REE’s share price and trading volume may suffer.

The trading market for the Class A Ordinary Shares is and will be influenced by the research and reports that securities or industry analysts publish about REE or its business. REE does not have any control over such analysts and cannot provide any assurance that analysts will continue to cover REE or provide favorable coverage. If one or more of the analysts who cover REE downgrade REE’s shares or change their opinion of REE’s shares, REE’s share price would likely decline. If one or more of these analysts cease coverage of REE or fail to regularly publish reports on REE, REE could lose visibility in the financial markets, which could cause its share price or trading volume to decline.

As REE grows rapidly and expands into multiple global markets, there is a risk that it will fail to maintain an effective system of internal controls and its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. REE may identify material weaknesses in its internal controls over financing reporting which it may not be able to remedy in a timely manner.

As a public company, REE operates in an increasingly demanding regulatory environment, which requires it to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the regulations of Nasdaq, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for REE to produce reliable financial reports and are important to help prevent financial fraud. Commencing with its fiscal year ending December 31, 2021, REE has evaluated the effectiveness of its disclosure controls and procedures, and commencing with its fiscal year ending December 31, 2022, REE must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. Prior to becoming a public company, REE had never been required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

REE anticipates that the process of building its accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. REE is currently implementing a new internal system to combine and streamline the management of its financial, accounting, human resources and other functions. However, such a system requires REE to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect REE’s controls and harm its business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention. In addition, REE may discover additional weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. REE’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If REE is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, REE may not be able to produce timely and accurate financial statements. If REE cannot provide reliable financial reports or prevent fraud, its business and results of operations could be harmed, investors could lose confidence in its reported financial information and REE could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

REE has incurred and expects to continue to incur increased costs as a result of its operation as a public company, and its management will be required to devote substantial time and resources to employing new compliance initiatives in order to confirm with the regulatory requirements applicable to public companies.

REE has incurred and expects to continue to incur significant legal, accounting and other expenses as a public company that it did not incur as a private company, and these expenses may increase even more after REE is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, REE is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. REE’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, REE expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase REE’s net loss. For example, REE expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. REE cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for REE to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

REE is a foreign private issuer and, as a result, it is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

REE reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Because REE qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although it is subject to Israeli laws and regulations with regard to certain of these matters and intends to furnish comparable quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As REE is a “foreign private issuer” and follows certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, REE is permitted to follow certain home country corporate governance practices rather than those otherwise required by Nasdaq rules, provided that it discloses the requirements it is not following and describes the equivalent home country practices it follows instead. REE relies on this “foreign private issuer exemption” with respect to the Nasdaq rules for director nomination procedures and shareholder meeting quorums. REE may in the future elect to follow home country practices with regard to other matters. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

REE may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, REE is a foreign private issuer, and therefore is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to REE on June 30, 2022. In the future, REE would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If REE loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. REE would also have to comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, REE would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

Risks Related to REE’s Information Security

In order to enter into production of its products, REE must develop complex software and technology systems in coordination with its potential suppliers and strategic partners. REE can provide no guarantee that such systems will be successfully developed.

REE’s products will use a substantial amount of third-party and in-house software codes and complex hardware to operate. The development of such advanced technologies are inherently complex, and REE will need to coordinate with its potential suppliers and strategic partners in order to reach production for its products. Defects and errors may be revealed over time and REE’s control over the performance of third-party services and systems may be limited. Thus, REE’s potential inability to develop the necessary software and technology systems may harm its competitive position.

REE is relying on potential suppliers and strategic partners to develop a number of emerging technologies for use in its products, including lithium ion battery technology. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that REE’s potential suppliers and strategic partners will be able to meet the technological requirements, production timing, and volume requirements to support its business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics REE anticipates in its business plan. As a result, REE’s business plan could be significantly impacted and REE may incur significant liabilities under warranty claims which could adversely affect its business, prospects, and results of operations.

REE is subject to stringent and changing privacy laws, regulations and standards, information security policies and contractual obligations related to data privacy and security. REE’s actual or perceived failure to comply with such obligations could harm its business. Such legal requirements are evolving, uncertain and may require improvements in, or changes to, REE’s policies and operations.

REE expects to face significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. REE will transmit and store confidential and private information of its customers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information.

REE has adopted strict information security policies and deployed advanced measures to implement the policies, including, among others, advanced encryption technologies, and plans to continue to deploy additional measurers as REE grows. However, advances in technology, an increased level of sophistication and diversity of REE’s products and services, an increased level of expertise of hackers, new discoveries in the field of cryptography or others can still result in a compromise or breach of the measures that REE uses. If REE is unable to protect its systems, and hence the information stored in its systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to REE’s liabilities to the owners of confidential information or even subject it to fines and penalties. In addition, complying with various laws and regulations could cause REE to incur substantial costs or require it to change its business practices, including its data practices, in a manner adverse to REE’s business.

In addition, REE will need to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the U.S., Europe and elsewhere. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018 and the State of California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under the GDPR) and regulations can be costly and may place restrictions REE’s business and the manner in which it interacts with its customers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against REE, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against REE by governmental entities or others, and damage to its reputation and credibility, and could have a negative impact on revenues and profits.

Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with REE’s privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by REE to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause REE’s potential customer base to lose trust in REE and could expose REE to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally and decrease demand in the last-mile and mid-market delivery markets, which may reduce the number of orders REE receives.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. REE may not be able to monitor and react to all developments in a timely manner. For example, California recently adopted the CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. As REE expands its operations, the CCPA may increase REE’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose similar laws. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and REE may be required to put in place additional mechanisms to comply with such laws and regulations.

REE publishes privacy policies and other documentation regarding its collection, processing, use and disclosure of personal information and/or other confidential information. Although REE endeavors to comply with its published policies and other documentation, REE may at times fail to do so or may be perceived to have failed to do so. Moreover, despite its efforts, REE may not be successful in achieving compliance if REE’s employees, contractors, service providers or vendors fail to comply with its published policies and documentation. Such failures can subject REE to potential local, state and federal action if they are found to be deceptive, unfair, or misrepresentative of its actual practices. Claims that REE has violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices even if REE is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm its business.

REE is subject to cybersecurity risks to its various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent REE from effectively operating its business, or may cause harm to its business that may or may not be reparable.

REE is at risk for interruptions, outages and breaches of its: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by REE or its potential suppliers and strategic partners; (b) facility security systems, owned by REE or its potential suppliers and strategic partners; (c) transmission control modules or other in-product technology, owned by REE or its potential suppliers and strategic partners; (d) the integrated software in REE’s products; or (e) customer data that REE processes or its potential suppliers and strategic partners process on its behalf. Such incidents could: materially disrupt REE’s operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of employees, potential customers, potential suppliers and strategic partners, or others; jeopardize the security of REE’s facilities; or affect the performance of in-product technology and the integrated software in REE’s products.

REE plans to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance on-the-road performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of REE’s services depend on the continued operation of information technology and communications systems. REE’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm REE’s systems. REE intends to use its in-vehicle services and functionality to log information about each vehicle’s use in order to aid REE in vehicle diagnostics and servicing. REE’s potential customer base may object to the use of this data, which may increase REE’s vehicle maintenance costs and harm its business prospects.

Moreover, there are inherent risks associated with developing, improving, expanding and updating REE’s current systems, such as the disruption of REE’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect REE’s ability to manage its data and inventory, procure parts or supplies or assemble, deploy, deliver and service its products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. REE cannot be sure that these systems upon which it relies, including those of its potential suppliers and strategic partners, will be effectively implemented, maintained or expanded as planned. If REE does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact REE’s ability to certify its financial results. Moreover, REE’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as REE expects them to, REE may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any unauthorized control or manipulation of the information technology systems in REE’s products could result in loss of confidence in REE and its products and harm REE’s business.

REE’s products will contain complex information technology systems. For example, REE’s products will be outfitted with built-in data connectivity to accept and install periodic remote updates from REE to improve or update the functionality of its products. REE has designed, implemented and tested security measures intended to prevent cybersecurity breaches or unauthorized access to its information technology networks, its products and their systems, and intends to implement additional security measures as necessary. However, hackers may attempt in the future, to gain unauthorized access to modify, alter and use such networks, products and systems to gain control of, or to change, REE’s products’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the products. Vulnerabilities could be identified in the future and REE’s remediation efforts may not be successful. Any unauthorized access to or control of REE’s products or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to REE’s products, their systems or data, as well as other factors that may result in the perception that REE’s products, their systems or data are capable of being “hacked,” could negatively affect REE’s brand and harm its business, prospects, financial condition and operating results.

REE intends to retain certain personal information about its products, customers, employees and others that, if compromised, could have a material, adverse impact on REE’s financial performance and results of operations or prospects.

REE plans to collect, store, transmit and otherwise process data from products, customers, employees and others as part of its business and operations, which may include personal data or confidential or proprietary information. REE also works with potential suppliers and strategic partners that collect, store and process such data on its behalf and in connection with its products. There can be no assurance that any security measures that REE or its potential suppliers and strategic partners have implemented will be effective against current or future security threats. If a compromise of data were to occur, REE may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. REE’s systems, networks and physical facilities could be breached or personal information could otherwise be compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce REE’s employees or REE’s customers to disclose information or user names and/or passwords. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, products, systems, networks and/or physical facilities utilized by REE’s service providers and vendors.

Risks Related to REE’s Intellectual Property

REE may incur significant costs and expenses in connection with the protection and enforcement of its intellectual property rights, including but not limited to litigation costs.

REE may not be able to prevent others from unauthorized use of its intellectual property, which could harm its business and competitive position. REE relies on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses, and other contractual rights to establish and protect its rights in its technology. Despite REE’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use REE’s intellectual property or seek court declarations that they do not infringe upon its intellectual property rights. Monitoring unauthorized use of REE’s intellectual property is difficult and costly, and the steps REE has taken or will take will prevent misappropriation. From time to time, REE may have to resort to litigation to enforce its intellectual property rights, which could result in substantial costs and diversion of its resources.

The protection of REE’s intellectual property rights will be important to its future business opportunities. However, the measures REE takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•as noted below, any patent applications REE files may not result in the issuance of patents (and patents have not yet issued to REE based on its pending applications);
•the scope of REE’s patents that may subsequently be granted may not be broad enough to protect its proprietary rights;
•REE’s issued patents may be challenged or invalidated by third parties;
•REE’s employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to REE;
•third parties may independently develop technologies that are the same or similar to REE’s;
•the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and
•current and future competitors may circumvent or otherwise design around REE’s patents.
Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Therefore, REE’s intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect REE’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of REE’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.

Also, while REE has registered and applied for trademarks in an effort to protect its investment in its brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which REE has invested. Such challenges can be expensive and may adversely affect REE’s ability to maintain the goodwill gained in connection with a particular trademark.

REE may be sued for infringing or misappropriating intellectual property rights of third parties, and any such litigation would be both costly and time consuming and could prevent REE from developing or commercializing its future products.

Companies, organizations, or individuals, including REE’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with REE’s ability to make, use, develop, sell, lease or market its products which could make it more difficult for REE to operate its business. From time to time, REE may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge REE to take licenses. REE’s applications and uses of trademarks relating to its design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. In addition, if REE is determined to have infringed upon a third party’s intellectual property rights, it may be required to do one or more of the following:

•cease selling, licensing, or incorporating certain components into, or using products or offering goods or services that incorporate or use the challenged intellectual property;
•pay substantial damages;
•seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all;
•redesign its products or other goods or services; or
•establish and maintain alternative branding for its products and services.
In the event of a successful claim of infringement against REE and REE’s failure or inability to obtain a license to the infringed technology or other intellectual property right, REE’s business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Patent applications submitted by REE to the relevant authorities may not result in granted patents or may require modification in order to obtain approval.

REE cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application for the same subject matter, REE may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, REE cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, REE’s competitors may design around REE’s issued patents, which may adversely affect its business, prospects, financial condition or operating results.

REE cannot assure you that it will be granted patents pursuant to its pending applications. Even if REE’s patent applications succeed and it is issued patents, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide REE with meaningful protection or competitive advantages. The claims under any patents that issue from REE’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to REE’s. The intellectual property rights of others could also bar REE from licensing and exploiting any patents that issue from its pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which REE has developed and are developing its technology. These patents and patent applications might have priority over REE’s patent applications and could subject its patent applications to invalidation. Finally, in addition to those who may claim priority, any of REE’s existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

REE may be subject to damages resulting from claims that either it or any of its employees wrongfully used or disclosed alleged trade secrets of their employees’ former employers or that they allegedly violated certain covenants, such as non-compete agreements, to which REE or its employees may have been previously or currently bound.

Many of REE’s employees were previously employed by other technology or automotive companies or their suppliers. REE may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If REE fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent REE’s ability to commercialize its products, which could severely harm its business. Even if REE is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

In addition to patented technology, REE relies on its unpatented proprietary technology, trade secrets, processes and knowledge.

REE relies on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that REE believes is best protected by means that do not require public disclosure. REE generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, REE may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. REE has limited control over the protection of trade secrets used by its potential suppliers and strategic partners and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, REE’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for REE, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of REE’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where REE operates may afford little or no protection to its trade secrets.

REE also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize REE’s proprietary information to its competitive disadvantage. REE may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

The terms of grants received from the Israeli government require us to satisfy specified conditions in order to transfer outside of Israel the manufacture of products based on know-how funded by the Israel Innovation Authority or to transfer outside of Israel the know-how itself.

Under the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, or the Innovation Law, research and development programs that meet specified criteria and are approved by a committee of the Israel Innovation Authority of the Israeli Ministry of Economy and Industry, or IIA (formerly known as Office of Chief Scientist), are eligible for grants from the IIA. The grant amounts are determined by the research committee and are typically a percentage of the project’s expenditures. Under most programs, the grantee is required to pay royalties to the State of Israel from the sale of products developed under the program.

REE’s research and development efforts in relation to its Softwheel products have been partially financed through royalty-bearing and non-royalty bearing grants from the IIA in the total amount of $1,214,748. As of December 31, 2021, REE’s remaining contingent obligation with respect to royalty-bearing participation received or accrued, net of royalties paid or accrued, totaled approximately $721,000.

Under the research and development agreements with the IIA and pursuant to applicable laws, REE is required to pay royalties at the rate of 3-5% sales of products that incorporate know-how developed with the IIA-funded, royalty-bearing grants. Such royalties are due up to an amount equal to 100% of the IIA grants received, linked to the U.S. dollar plus interest on the unpaid amount received based on the 12-month LIBOR rate (from the year the grant was approved) applicable to U.S. dollar deposits. If REE returns to production of these products outside of Israel and generates sales, the ceiling will increase based on the percentage of production that is outside of Israel, up to a maximum of 300% of the IIA grants, linked to the dollar and bearing interest as noted above.

•Local Manufacturing Obligation. The terms of the grants under the Innovation Law require that REE manufacture the products developed with these grants in Israel (but do not restrict the sale of products that incorporate the know-how). Under the regulations promulgated under the Innovation Law, the products may be manufactured outside Israel by REE or by another entity only if prior approval is received from the IIA (such approval is not required for the transfer of up to 10% of the manufacturing capacity in the aggregate, in which case a notice must be provided to the IIA and not objected to by the IIA within 30 days of such notice).
•Know-How transfer limitation
◦The Innovation Law restricts the ability to transfer know-how funded by the IIA outside of Israel. Transfer of IIA funded know-how outside of Israel requires prior approval of the IIA and may be subject to payments to the IIA, calculated according to formulae provided under the Innovation Law. If REE wishes to transfer IIA funded know-how, the terms for approval will be determined according to the nature of the transaction and the consideration paid to REE in connection with such transfer.
◦Approval of transfer of IIA funded know-how to another Israeli company may be granted only if the recipient abides by the provisions of the Innovation Law and related regulations, including the restrictions on the transfer of know-how and manufacturing rights outside of Israel.
•Change of Control. Any non-Israeli citizen, resident or entity that, among other things, (i) becomes a holder of 5% or more of REE’s share capital or voting rights, (ii) is entitled to appoint one or more of REE’s directors or our chief executive officer or (iii) serves as one of REE’s directors or as its chief executive officer (including holders of 25% or more of the voting power, equity or the right to nominate directors in such direct holder, if applicable) is required to notify the IIA and undertake to comply with the rules and regulations applicable to the grant programs of the IIA, including the restrictions on transfer described above.
Approval to manufacture products outside of Israel or consent to the transfer of IIA funded know-how, if requested, is within the discretion of the IIA. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer IIA funded know-how or manufacturing out of Israel. The consideration available to REE’s shareholders in a future transaction involving the transfer outside of Israel of know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that REE is required to pay to the IIA.

Risks Related to REE’s Dual Class Structure

The dual class structure of our ordinary shares has the effect of concentrating voting power with REE’s Founders, who serve as its Chief Executive Officer and Chief Technology Officer, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

The Class B Ordinary Shares have 10 votes per share, while shares of Class A Ordinary Shares have one vote per share. REE’s Founders, Daniel Barel and Ahishay Sardes, hold all Class B Ordinary Shares granting each of them approximately 39% of voting power and together approximately 78% of the voting power of REE. As a result, if they act together, they will be able to control matters submitted to REE’s shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets or other major corporate transactions (although neither Founder individually has a majority of the voting power). REE’s Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. While the Class B Ordinary Shares do not have any economic rights, this concentrated control may have the effect of delaying, preventing or deterring a change in control of REE, could deprive its shareholders of an opportunity to receive a premium for their shares as part of a sale of REE, and might ultimately affect the market price of shares of Class A Ordinary Shares.

REE cannot predict the impact REE’s dual class structure may have on the stock price of Class A Ordinary Shares.

REE cannot predict whether REE’s dual class structure will result in a lower or more volatile market price of Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, REE’s dual class capital structure makes REE ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in its shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of REE’s dual class structure, REE will likely be excluded from certain of these indexes and REE cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make Class A Ordinary Shares less attractive to other investors. As a result, the market price of Class A Ordinary Shares could be adversely affected.

Risks Related to REE’s Incorporation and Location in Israel

Conditions in Israel could adversely affect REE’s business.

REE is incorporated under the laws of the State of Israel, and its principal research and development facilities, including REE’s major data centers, are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect its business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. In the event that REE’s facilities are damaged as a result of hostile action or hostilities otherwise disrupt the ongoing operation of its facilities, its ability to deliver products to its customer could be materially adversely affected.

REE’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement under the Property Tax and Compensation Fund Law, 1961, the reinstatement is limited and partial compensation value of direct damages that are caused by terrorist attacks or acts of war, REE cannot assure you that this government coverage will be maintained or that it will sufficiently cover REE’s potential damages. Any losses or damages incurred by REE could have a material adverse effect on its business.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect REE’s operations and product development, and could cause its sales to decrease.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. REE’s operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of REE’s management. Such disruption could materially adversely affect its business, financial condition and results of operations.

Investors’ rights and responsibilities of REE’s shareholders are governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of non-Israeli companies.

Because REE was incorporated under Israeli law, the rights and responsibilities of its shareholders are governed by its Amended and Restated Articles and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on REE’s shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law and REE’s Amended and Restated Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of its shares or assets.

Provisions of Israeli law and REE’s Amended and Restated Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire REE or its shareholders to elect different individuals to REE’s board of directors, even if doing so would be considered to be beneficial by some of REE’s shareholders, and may limit the price that investors may be willing to pay in the future for the Class A Ordinary Shares. Among other things:

•Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;
•Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;
•Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;
•the Amended and Restated Articles generally require a vote of a simple majority of the voting power represented at a general meeting of shareholders in person or by proxy and voting thereon, as one class;
•the Amended and Restated Articles generally do not permit a director to be removed except by a vote of the holders of (i) so long as any Class B Ordinary Shares remain outstanding, a simple majority of the voting power represented at a general meeting of shareholders in person or by proxy and voting thereon, as one class, and (ii) if no Class B Ordinary Shares remain outstanding, a supermajority of at least sixty-five percent (65%) of the voting power represented at a general meeting of shareholders in person or by proxy and voting thereon; and
•the Amended and Restated Articles generally provide that director vacancies may be filled by REE’s board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to REE or some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

The tax benefits that are available to REE require it to continue to meet various conditions and may be terminated or reduced in the future, which could increase REE’s costs and taxes. REE may be eligible for certain tax benefits provided to “Preferred Technological Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959, referred to as the Investment Law. In order to remain eligible for the tax benefits for “Preferred Technological Enterprises” it must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, REE’s Israeli taxable income from the approved enterprise would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies in 2016 was 25% of their taxable income and was reduced to 24% in 2017 and 23% in 2018 and thereafter. Additionally, if REE increases its activities outside of Israel through acquisitions, for example, its expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations.”

REE’s Amended and Restated Articles provide that unless REE consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between REE and its shareholders’ under the Companies Law and the Israeli Securities Law, which could limit its shareholders ability to bring claims and proceedings against, as well as obtain favorable judicial forum for disputes with, REE, its directors, officers and other employees.

The competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of REE, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of REE to REE or REE’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli Law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Amended and Restated Articles will not relieve REE of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of REE will not be deemed to have waived REE’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with REE or its directors or other employees which may discourage lawsuits against REE, its directors, officers and employees.

Risks Related to Ownership of the Class A Ordinary Shares and Warrants

REE may issue additional Class A Ordinary Shares or other securities without shareholder approval, which would dilute existing ownership interests and may depress the market price of Class A Ordinary Shares.

REE may issue additional Class A Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, REE’s equity incentive plan, without shareholder approval, in a number of circumstances. REE’s issuance of additional Class A Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•REE’s legacy shareholders’ proportionate ownership interest in REE may decrease;
•the amount of cash available per share, including for payment of dividends in the future, may decrease;
•the relative voting strength of each previously outstanding Class A Ordinary Share may be diminished; and
•the market price of Class A Ordinary Shares may decline.

As of December 31, 2021, REE had 23,142,623 Class A Ordinary Shares available for future grant under the 2021 Plan and 4,628,524 shares available under the Employee Stock Purchase Plan. There were 113,287,066 Class A Ordinary Shares underlying outstanding options under its equity incentive plans, at a weighted average exercise price of $0.20 per share, 100,391,350 of which were vested and exercisable.

The Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on REE’s financial results.

REE accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, are indexed to the Company’s own stock and whether the warrants are eligible for equity classification under ASC 815-40. This assessment is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value through earnings at each balance sheet date thereafter.

REE classified the warrants (both public and private) as a liability pursuant to ASC 815-40 since the warrants do not meet the equity classification conditions. Accordingly, the Company measured the warrants at their fair value. The warrants liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of comprehensive loss.

The grant and future exercise of registration rights may adversely affect the market price of Class A Ordinary Shares .

Pursuant to the Investors’ Rights Agreement between REE, 10X Capital and certain of REE’s shareholder, the Sponsor can demand that REE register its registrable securities under certain circumstances and also has piggyback registration rights for these securities in connection with certain registrations of securities that REE undertakes. REE is also required to use its commercially reasonable effort to maintain the effectiveness of a registration statement under the Securities Act covering such securities and certain other securities of REE, including those held by PIPE Investors. The registration of these securities permits the public sale of such securities following the expiration of the lock-up period for shares held by the Sponsor and the PIPE Investors. In addition, 177,132,079 shares held by REE’s legacy shareholders became eligible for sale under Rule 144 of the Securities Act upon the expiration of a 180-day lock-up agreement on January 18, 2022. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of REE’s Class A Ordinary Shares.

The IRS may not agree that REE should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although REE is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”). For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because REE is not so created or organized (but is instead incorporated only in Israel), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Based on the terms of the Merger Agreement and the rules for determining share ownership under Code Section 7874 and the Treasury regulations promulgated under Code Section 7874 (the “Section 7874 Regulations”), REE is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Code Section 7874 after the Merger. However, the application of Section 7874 of the Code is complex, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. tax laws and regulations with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge the status of REE as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 REE’s status as a foreign corporation for U.S. federal income tax purposes, REE and certain REE shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on REE and future withholding taxes on certain REE shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes. In particular, holders of Class A Ordinary Shares and/or Warrants would be treated as holders of stock and warrants of a U.S. corporation. See “Certain Material U.S. Tax Considerations – U.S. Federal Income Tax Treatment of REE” for a more detailed discussion.

Code Section 7874 may limit the ability of 10X Capital to use certain tax attributes following the Merger, increase REE’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to REE and REE’s shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. In general, if a foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, and after the acquisition the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, subject to other requirements, certain adverse tax consequences under Section 7874 of the Code may apply.

If these rules apply to the Merger, REE and certain of REE’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by REE include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

Based on the terms of the Merger Agreement and the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, REE is not expected to be subject to these rules under Code Section 7874 after the Merger. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such U.S. Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge whether REE is subject to the above rules or that such a challenge would not be sustained by a court.

However, even if REE is not subject to the above adverse consequences under Section 7874, REE may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If REE were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of REE attributable to the Merger for purposes of determining the Section 7874 Percentage (as defined below in “Certain Material U.S. Tax Considerations – U.S. Federal Income Tax Treatment of REE”) of that subsequent acquisition, making it more likely that Code Section 7874 will apply to such subsequent acquisition. See “Certain Material U.S. Tax Considerations – U.S. Federal Income Tax Treatment of REE” for a more detailed discussion.

U.S. Holders of Class A Ordinary Shares and/or Warrants may suffer adverse tax consequences if REE is treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of REE and its subsidiaries, there is a significant risk that REE was a PFIC for U.S. federal income tax purposes for 2021, and REE may be a PFIC for U.S. federal income tax purposes for the current or future taxable years. This is a factual determination that depends on, among other things, the composition of REE’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus a complete determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether REE will be a PFIC in the current or any future taxable year. In addition, REE’s U.S. counsel expresses no opinion with respect to REE’s PFIC status for 2021, current, or future taxable years.

If REE is a PFIC for any taxable year, a U.S. Holder of Class A Ordinary Shares and/or Warrants may be subject to adverse tax consequences and may incur certain information reporting obligations. Under the PFIC rules, unless such U.S. Holder makes an election available under the Code (which election could itself have adverse consequences for such U.S. Holder), such U.S. Holder may be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income and possibly an “interest” charge, in respect of “excess distributions” and upon any gain from the disposition of Class A Ordinary Shares and/or Warrants, as if the excess distribution or gain had been recognized ratably over such U.S. Holder’s holding period of the Class A Ordinary Shares and/or Warrants. Certain elections (including a qualified electing fund election (or a QEF election) or a mark-to-market election) that may be available to U.S. Holders of Class A Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, however, are not available with respect to the Warrants. Additionally, there can be no assurance that REE will have timely knowledge of its status as a PFIC in the future or that REE will timely provide information that would be required in order for a U.S. Holder to make a QEF election. See “Certain Material U.S. Tax Considerations – U.S Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants to U.S. Holders – Passive Foreign Investment Company Rules” for further discussion. U.S. Holders of Class A Ordinary Shares and/or Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to REE and the ownership of Class A Ordinary Shares and/or Warrants.

USE OF PROCEEDS

All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $179.0 million from the exercise of the warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

MARKET PRICE OF OUR SECURITIES

Our Class A Ordinary Shares and Warrants began trading on The Nasdaq Global Market (“Nasdaq”) under the symbols “REE” and “REEAW,” respectively, on July 23, 2021. On March 25, 2022, the closing sale prices of our Class A Ordinary Shares and Warrants were $1.98 and $0.31, respectively. As of February 28, 2022, we had 40 holders of record of our Class A Ordinary Shares in the United States, including Cede & Co., the nominee of The Depository Trust Company. These shareholders held in the aggregate 177,154,527 of our outstanding Class A Ordinary Shares, or 74.9% of our outstanding Class A Ordinary Shares as of February 28, 2022. The number of record holders in the United States is not representative of the number of beneficial holders nor is it representative of where such beneficial holders are resident since many of these Ordinary Shares were held by brokers or other nominees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which REE’s management believes is relevant to an assessment and understanding of REE’s results of operations and financial condition. This discussion and analysis should be read together with the unaudited and audited consolidated financial statements and related notes of REE that are included elsewhere in this prospectus. This discussion and analysis should also be read together with the section of this prospectus entitled “Business” and the audited consolidated financial information as of December 31, 2021 and for the twelve months ended December 31, 2021. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus

Overview

REE is an automotive technology company whose mission is to be the cornerstone on top of which mobility players can build their dreams of future services, unbound by legacy thinking, as we carry the next generation of electric and autonomous vehicles on a truly modular and scalable platform. We aim to empower global mobility companies to build any size or shape of electric or autonomous vehicle – from Class 1 through Class 6 - for any application and target market. We envision a future where electric vehicles (“EV”) and autonomous vehicles (“AV”) will be “Powered by REE™”.

REE is a development stage company actively executing our business plan and establishing strategic collaborations with industry leaders to expand our industry footprint across segments. We are currently developing full vehicle prototypes with REEcorner™ technology, preparing to commence commercial trials of our P7 Platform and developing our currently untested plans to outsource manufacturing and to assemble components at future Integration Centers. Our products are designed to be operated on either battery or fuel cells and in any drive mode, both human-driven and autonomous while affording full design freedom to our potential customers.

As a horizontally integrated player, REE plans to initially target commercial and MaaS markets by commercially engaging auto manufacturers, original equipment manufacturers (“OEMs”), parcel/courier delivery and logistic companies, e-commerce retailers, new mobility players, MaaS providers and autonomous drive companies with its proposed offering to build entire fleets tailored to their exact needs based on REEplatformTM technology without the need to be constrained to off-the-shelf offerings. We offer many customer benefits including complete vehicle design freedom based on exact business requirements, enabling reduction in time-to-market, more space and volume with the smallest footprint, lower total cost of ownership, faster development times, advanced driver-assistance systems (“ADAS”) compatibility, and reduced maintenance and global safety standard compliance.

Additionally, REE is building a partner ecosystem to enable and accelerate adoption of REE’s products. This includes collaborations with partners not only to develop full vehicle offerings but also to provide a comprehensive ecosystem of enabling capabilities and services, such as vehicle financing, batteries, charging infrastructure, aftersales, service and Data-as-a-Service (“DaaS”), for a full turn-key solution intended to enable and expedite a smooth transition for our potential customers from internal combustion engine (“ICE”) vehicles to EV fleets.

The Merger

On February 3, 2021, REE entered into the Merger Agreement, by and among REE, 10X Capital and Merger Sub, which provided for, among other things, the merger of Merger Sub with and into 10X Capital, with 10X Capital surviving as a wholly-owned subsidiary of REE, and with the securityholders of 10X Capital becoming securityholders of REE. On July 22, 2021, the following transactions occurred pursuant to the terms of the Merger Agreement:

•Each preferred share, par value NIS 0.01 per share, of REE (each, a “Preferred Share”) converted into one Class A Ordinary Shares in accordance with REE’s organizational documents and (ii) immediately following such conversion but prior to the Effective Time (as defined in the Merger Agreement), REE effected a stock split of all of its outstanding Class A Ordinary Share into an aggregate of 188,722,998 Class A Ordinary Shares, calculated in accordance with the terms of the Merger Agreement such that each Class A Ordinary Share had a value of $10.00 per share after giving effect to such stock split.

•Each outstanding share of Class B common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class B Common Stock”) converted into shares of Class A common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class A Common Stock”) and, immediately thereafter, each outstanding share of 10X Capital Class A Common Stock converted into the right to receive one newly issued Class A Ordinary Share. A total of 12,703,234 Class A Ordinary Shares were issued to holders of 10X Capital Class A Common Stock.

•Each of 10X Capital’s outstanding warrants to purchase one share of 10X Capital Class A Common Stock (the “10X Capital Warrants”) were converted into the right to receive an equal number of Warrants, subject to downward adjustment to the next whole number in case of fractions of Warrants. A total of 15,562,500 Warrants to purchase one Class A Ordinary Share were issued to holders of 10X Capital Warrants.

•REE’s ordinary shares are divided into two classes: the Class A Ordinary Shares, with one vote per share, and the Class B Ordinary Shares, with 10 votes per share. An aggregate of 83,417,110 Class B Ordinary Shares were issued to the Founders representing approximately 39% of the voting power to each of them immediately following the Merger.

The Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, REE has been determined to be the accounting acquirer. The combined entity will be the successor SEC registrant, meaning that REE’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As a consequence of the Merger, the Class A Ordinary Shares were registered under the Exchange Act and listed on Nasdaq. REE expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Key Factors Affecting Operating Results

REE is an early-stage growth company in the pre-commercialization stage of development and believes that our performance and future success depend on several factors that present significant opportunities for it, but also pose risks and challenges, including those discussed in the section of this prospectus titled “Risk Factors”.

Market Trends

REE’s strategic plan is based on what it believes is a market shift to electric vehicles. REE has observed increase support for EVs in recent years as Tesla has become a dominant player in an once insular automotive industry. Additionally, in 2021 traditional OEMs have announced that they will transition their resources to producing EVs. Whereas EVs were traditionally marketed to niche areas, we now see traditional OEM’s establishing waiting lists for customers who want to purchase the electric version of their mainstream vehicles.

In REE’s view, this trend is driven by several factors. A rising environmental consciousness is encouraging customers to weigh their emission footprint. As a zero-emission alternative to traditional ICE options, an EV that can match or exceed an ICE in performance is a natural choice. Assisting with that choice, local and national governments are implementing both various forms of rebates and credits for the purchase of an EV and prohibitive ICE regulations to expedite the rise of e-mobility by accelerating the push for zero emission vehicles and increased awareness of the impacts of global warming. As EV sales grow, EV components become more prevalent, allowing automakers to purchase parts at greater availability and lower costs, further accelerating the switch to electric. Additionally, the continuing improvement in battery technology and continuing build-out of electric charging infrastructure are decreasing range anxiety, increasing comfort with EV range capabilities and facilitating EV adoption. Lastly, particularly in the United States market, customers must deal with increased gas cost resulting from civil unrest and wars in countries on which they depend for gas.

Regulatory Concerns

REE operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which REE is subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of REE’s ability to continue operations. These requirements create additional costs and possibly production delay in connection with design, testing and assembling of REE’s platforms. See “Business – Government Regulations” for a more detailed discussion.

COVID-19

During the last two years and going into the third year, COVID-19 has plagued the globe. Both COVID-19 and the action taken to mitigate its spread have and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which REE operates. At the onset and during peaks in new variants of COVID-19, government authorities, and in some instances employers, have implemented measures to contain its spread including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. These measures may continue periodically until COVID-19 is eradicated or society adopts acceptable protocol to coexist with the virus, which could adversely affect REE’s business and manufacturing plans. Measures that have been relaxed may be reimplemented if COVID-19 continues to spread. If, as a result of these measures, REE has to implement alternative work arrangements or modify employee on-site work schedules, it could cause a delay in REE completing the requirements to meet our production schedule as it may cause a delay in retooling efforts or in the production schedule of the REEcornerTM. Further, REE’s ability to demonstrate our products to potential customers may be impacted based on restricted travel regulations and requirements. Additionally REE’s sales and marketing strategic plans and goals may be adversely impacted due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. Lastly, if REE’s workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, REE’s operations will be adversely affected.

The extent to which the COVID-19 pandemic may continue to affect REE’s business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided its global economic effect may continue to adversely effect our business. COVID-19 and many of the resulting implications are beyond REE’s control and, as a result, REE is unable to fully predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition.

Key Components of Statements of Operations

Revenue

REE has not begun significant commercial operations and currently has no significant revenues. Once REE reaches commercialization and commences production and sales of our products, we expect that the significant majority of our revenue will be derived from direct sales to OEMs, logistics and technology companies and, thereafter, other related products and services within the REE ecosystem.

Cost of Revenue

As of the date of this prospectus, cost of revenue relates primarily to share-based compensation expense, expenses related to non-recurring engineering, and the write off of inventory from our historical Softwheel mobility products . Once REE reaches commercialization and commences production of our products, we expect cost of revenue to include vehicle components and parts, including batteries, raw materials, direct labor costs, warranty costs and costs related to the operation of manufacturing facilities.

Research and Development Expenses, Net

Research and development expenses consist primarily of costs related to share based compensation as well as costs associated with the employment of REE’s engineering staff, third-party engineering consultants, development projects such as corners programs and component programs and program consumables, costs associated with REE’s properties, and depreciation of REE’s fixed assets. REE expects research and development expenses to increase as we continue to develop our products, components, technology and software.

Selling, General and Administrative expenses

Selling, general and administrative expenses consist primarily of costs related to share based compensation as well as costs associated with employment of REE’s non-engineering staff, legal, insurance, accounting and consulting expenses, travel and marketing expenses such as public relations activities and trade shows, costs associated with REE’s properties, and depreciation of REE’s fixed assets. REE expects selling, general and administrative expenses to increase as our overall activity levels increase due to the construction and operation of facilities and costs associated with being a public company.

Finance Income (Expense), Net

Finance income (expense), net consists primarily of interest income and foreign exchange gains or losses offset by bank fees. Foreign currency exchange gains or losses related to changes in the value of our non-U.S. denominated financial assets, primarily cash and cash equivalents. As of December 31, 2021, we did not have any indebtedness for borrowed amounts. Interest income consists of interest earned on our cash, cash equivalents, and short-term bank deposits. We expect interest income to vary depending on our average investment balances and market interest rates during each reporting period.

Results of Operations

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table sets forth REE’s historical operating results for the periods indicated:

	December 31, 2021	December 31, 2020	$'000 Changes	% Changes
	USD in thousands
Revenue	$6	$388	$(382)	(98)%
Cost of sales	995	647	348	54%
Gross loss	(989)	(259)	(730)	282%

Research and development expenses, net	252,424	29,589	222,835	753%
Selling, general and administrative expenses	262,083	38,250	223,833	585%
Total operating expenses	514,507	67,839	446,668	658%
Operating loss	(515,496)	(68,098)	(447,398)	657%

Income from warrants remeasurement	11,024	—	11,024	100%
Finance income, net	423	385	38	10%
Net loss before income tax	$(504,049)	$(67,713)	$(436,336)	644%

Income tax expense	1,281	—	1,281	100%
Net loss	(505,330)	(67,713)	(437,617)	646%

Revenue

Revenue decreased by $0.4 million, or 98%, from $0.4 million for the year ended December 31, 2020 to $6 thousand for the year ended December 31, 2021. This decrease was primarily due to the cessation of sales of wheels with wheel-based suspension technologies for wheelchairs in the year ended December 31, 2020.

Cost of Revenue

Cost of revenue increased by $0.3 million, or 54%, from $0.6 million for the year ended December 31, 2020 to $1.0 million for the year ended December 31, 2021. This increase was primarily due to inclusion of share-based compensation expense and costs associated to a strategic development agreement in the cost of revenue for the year ended December 31, 2021.

Research and Development Expenses, Net

R&D expenses increased by $222.8 million, or 753%, from $29.6 million for the year ended December 31, 2020 to $252.4 million for the year ended December 31, 2021. This increase was primarily due to increased share-based compensation expense of $208.9 million incurred during the year ended December 31, 2021 compared to $21.4 million during the year ended December 31, 2020. The increase in share based compensation expense results mainly from options granted to the Founders prior to the Merger and vested at the time of closing. Excluding this share-based compensation, R&D expenses increased by $35.3 million, or 432%, from $8.2 million for the year ended December 31, 2020 to $43.5 million for the year ended December 31, 2021. This increase was primarily due to increased wages and salaries as we expanded our R&D employee headcount to support our expanding R&D programs, and opened our UK Engineering Center.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $223.8 million, or 585%, from $38.3 million for the year ended December 31, 2020 to $262.1 million for the year ended December 31, 2021. This increase was primarily due to increased share-based compensation expense of $238.7 million incurred during the year ended December 31, 2021 compared to $31.3 million during the year ended December 31, 2020. The increase in share based compensation expense results mainly from options granted to the Founders prior to the Merger and vested at the time of closing. Excluding share-based compensation, selling, general and administrative expenses increased by $13.6 million, or 76%, from $6.9 million for the year ended December 31, 2020 to $20.5 million for the year ended December 31, 2021. This increase was primarily due to increased wages and salaries as we expanded our non-R&D employee headcount, as well as increased costs related to the Merger .

Income from Warrants Remeasurement

Income from warrants remeasurement, increased by $11.0 million, or 100%, from zero for the year ended December 31, 2020 to net financial income of $11.0 million for the year ended December 31, 2021. The income from warrants remeasurement is from the change in fair value during the period recognized in our statement of comprehensive loss.

Financial Income, Net

Financial income, net increased by $38 thousand, or 10%, from net financial income of $0.4 million for the year ended December 31, 2020 to net financial income of $0.4 million for the year ended December 31, 2021. Financial income for both 2021 and 2020 was primarily comprised of bank deposit interest.

Income tax expense

Income tax expense, increased by $1.3 million, or 100%, from zero for the year ended December 31, 2020. This increase was primarily due to the recognition of an uncertain tax position for the year ended December 31, 2021.
Liquidity and Capital Resources
As of the date of this prospectus, REE has yet to generate significant revenues from its principal business operations and has generated minimal revenues and we do not expect to generate significant revenues from the sale of our products in the near future. Since inception, REE has incurred losses and generated negative cash flows from operations and has funded its operations, capital expenditure and working capital requirements through capital contributions, private placements of equity securities, investments from certain strategic partners, and from the consummation of the Merger.

REE expects its capital expenditures and working capital requirements to increase substantially in the near future, as it seeks to produce the REE products, develop customer support and marketing infrastructure and continue our R&D efforts. As of December 31, 2021, REE’s cash and cash equivalents were $275.8 million. We expect that our existing cash and cash equivalents, including the cash received in the Merger and the PIPE Financing in July 2021, will be sufficient to fund our strategic plans and ongoing R&D programs. However, additional funding may be required for a variety of reasons, including, but not limited to, delays in anticipated schedule to complete the design of the REE products, or tooling needed to start vehicle production as currently contemplated. In addition, REE’s budget projections may be subject to cost overruns for reasons outside of its control and it may experience slower sales growth than anticipated, which would pose a risk to REE achieving cash flow positivity.

If REE were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing, REE believes that its debt-free balance sheet would enable REE to access financing on reasonable terms. However, there can be no assurance that such financing would be available to REE on favorable terms or at all. If the financing is not available, or if the terms of financing are less desirable than REE expects, REE may be forced to decrease its level of investment in product development, renegotiated development agreements with collaboration partners or scale back its operations, which could have an adverse impact on its business and financial prospects. Additionally, any funding raised through the issuance of equity or equity-linked securities may result in the issuance of securities with have rights, preferences or privileges senior to those of our Class A Ordinary Shares or the dilution of our existing shareholders.

As an early-stage growth company in the pre-commercialization stage of development, the net losses REE has incurred since inception are consistent with REE’s strategy and budget. REE will continue to incur net losses in accordance with its operating plan as REE continues to expand its operations to meet anticipated demand.

Cash Flows Summary

Presented below is a summary of REE’s operating, investing and financing cash flows:

	December 31, 2021	December 31, 2020
	USD in thousands
Net cash provided by (used in)
Operating activities	$(59,139)	$(13,062)
Investing activities	(748)	(2,262)
Financing activities	291,295	33,119
Net change in cash and cash equivalents and restricted cash	$231,408	$17,795

Cash Flows from Operating Activities

REE’s cash flows used in operating activities to date have primarily resulted from costs related to development of its products, payroll, fluctuations in accounts payable and other current assets and liabilities. As REE expects to increase hiring leading up to the commencement of commercial operations, REE expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

During the year ended December 31, 2021, operating activities used $59.1 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $505.3 million before deducting non-cash charges of $440.4 million, consisting primarily of share-based compensation of $448.1 million and warrant transaction costs of $2.9 million, offset by the change in warrant valuation of $11.0 million and an increase in working capital of $5.6 million.

During the year ended December 31, 2020, operating activities used $13.1 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $67.7 million before deducting non-cash charges of $52.9 million, consisting primarily of share-based compensation of $52.8 million and an increase in working capital of $1.7 million.

Cash Flows from Investing Activities

REE’s cash flows used in investing activities to date have been primarily comprised of cash outflows for tangible fixed assets (plant and equipment) in support of R&D programs. REE expects the cost of investing activities to increase substantially in the near future as it ramps up program activity in the UK engineering center and the opening of the U.S. Integration Center as the head of its commercial operations.

Net cash used in investing activities was $0.7 million for the year ended December 31, 2021, which was primarily due to $2.4 million cash outflows for fixed assets (plant and equipment) in support of R&D programs offset by the maturity of bank deposits of $1.7 million.

Net cash used in investing activities was $2.3 million for the year ended December 31, 2020, which was primarily due to $0.6 million cash outflows for fixed assets (plant and equipment) in support of R&D programs and $1.7 million due to investment in bank deposits.

Cash Flows from Financing Activities

Net cash provided by financing activities was $291.3 million for the year ended December 31, 2021, which was primarily due to $287.6 million cash inflow from the consummation of the Merger , proceeds from the exercise of warrants of $2.9 million,and proceeds from the exercise of options in the amount of $0.8 million.

Net cash provided by financing activities was $33.1 million for the year ended December 31, 2020, which was primarily due to $25.8 million cash inflow from the issuance of Preferred D Shares in a private placement, proceeds from a $7.1 million exercise of warrants to preferred B shares, and proceeds from the exercise of options in the amount of $0.2 million.

Debt

Currently, REE has no third-party debt. Although REE has no current plans to incur debt, it may determine, based on changes in its expected cash flow needs or because it deems it beneficial, to incur debt in the future.

Contractual Obligations and Commitments

We currently lease approximately 3,300 square meters (approximately 35,520 square feet) of office space in Glil-Yam, Israel as our headquarters. This facility accommodates our principal executive, research and development, marketing, design, business development, human resources, finance, information technology, and administrative activities. The lease is for a five-year term with the option to extend the lease period for an additional period of five years.

In Israel, we lease two additional facilities. One facility is a showroom of 469 square meters (approximately 5,048 square feet) located in Herzliya, Israel. The lease has a two year term commencing July 6, 2021. The other location is a warehouse of approximately 1,000 square meters (10,703 square feet) located in Yavne, Israel. The lease is for a two year period commencing on November 27, 2021 with the option to extend the lease for a period of two additional years.

In the United Kingdom, we have two leases in Warwickshire with MIRA Technology Park which relates to our Engineering Center. One agreement is for a two-year term commencing in April 2021, the other lease is for a one-year term commencing in December 2021.

The following table summarizes REE’s contractual obligations and other commitments for cash expenditures as of December 31, 2021, and the years in which these obligations are due. Certain obligations are reflected in our balance sheet, while other are disclosed as future obligations. This table is not meant to represent a forecast of our total cash expenditures for any of the periods presented.

	Payments due by period
	Total	Less than 1 year	1-5 years	More than 5 years
	USD in thousands
Contractual obligations:
Operating lease obligations	$9,663	$2,666	$6,997	$—
Purchase obligations	7,458	7,458	—	—
Total	$17,121	$10,124	$6,997	$—

Open purchase orders that are cancellable are not considered unconditional purchase obligations for financial reporting purposes and are not included in the table above. Such purchase orders often represent authorizations to purchase rather than binding agreements.

In addition, REE enters into agreements in the normal course of business with vendors to perform various services, which are generally cancellable upon written notice. These payments are not included in this table of contractual obligations.

Off-Balance Sheet Arrangements

Since the date of REE’s incorporation in 2011, REE has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Use of Estimates
REE’s financial statements have been prepared in accordance with U.S. GAAP. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires REE’s management to make estimates, judgments and assumptions. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period and accompanying notes. Actual results could differ from those estimates. REE’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made.

While REE’s significant accounting policies are described in the notes to its financial statements, REE believes the following accounting policies are the most critical in fully understanding and evaluating our financial condition and results of our operations under U.S. GAAP.

Stock Based Compensation

REE accounts for share-based compensation to employees and non-employees in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires companies to estimate the fair value of equity-based payment awards on the date of grant based on the fair value of the awards granted.

REE grants awards that vest upon the satisfaction of service condition and in certain grants performance and market conditions as well. For awards with no performance conditions, REE recognizes the related share-based compensation expense on a straight-line basis over the requisite service period of the awards, including awards with graded vesting. For awards with market conditions, a Monte-Carlo simulation was used to assess the probability of achieving the market condition at the grant date. For awards with performance conditions, the share-based compensation expense is recognized if and when REE concludes that it is probable that the performance condition will be achieved. REE reassesses the probability of vesting at each reporting period for awards with performance conditions and adjusts compensation cost based on its probability assessment.

REE recognizes a cumulative catch-up adjustment for changes in its probability assessment in subsequent reporting periods. REE accounts for forfeitures as they occur. The fair value of certain performance share options with market-based performance conditions granted under the employee equity plan was estimated on the grant date using the Monte Carlo valuation methodology.

Warrant Valuation

As of the consummation of the Merger Agreement, the 10X Capital Warrants became REE Warrants exercisable for REE Class A Ordinary Shares. Using the Black-Scholes option-pricing model, our share warrants are remeasured to fair value at the end of each reporting period until the earlier of the exercise of the warrants or the expiration of the warrants.The warrants to purchase ordinary shares may be exercised any time prior to, and shall expire upon, the earlier of (a) July 22, 2026 or (b) upon redemption or liquidation.

REE accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, are indexed to the Company’s own shares and whether the warrants are eligible for equity classification under ASC 815-40. This assessment is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value through earnings at each balance sheet date thereafter.

REE classified the warrants (both public and private) as a liability pursuant to ASC 815-40 since the warrants do not meet the equity classification conditions. Accordingly, REE measured the warrants at their fair value. The warrants liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of comprehensive loss.

The estimates involved in calculating the fair value of our share warrant liabilities involved inherent uncertainties and the application of significant judgment. We assessed these assumptions and estimates on a quarterly basis as additional information impacting the assumptions was obtained. Please refer to Note 12 of our consolidated financial statements included elsewhere in this prospectus for additional information.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We have elected to use the extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company and (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

REE is exposed to a variety of market and other risks, including foreign currency exchange fluctuations, changes in interest rates and inflation. We regularly assess currency, interest rate, and inflation risks to minimize any adverse effects on our business as a result of those factors.
Interest Rate Risk
REE holds cash and cash equivalents for working capital purposes. As of December 31, 2021, REE had cash and cash equivalents of $275.8 million, consisting of cash in banks and bank deposits which are not affected by changes in the general level of interest rates.
Inflation Risk
REE does not believe that inflation has had, or currently has, a material effect on its business.
Foreign Currency Risk
Our results of operations and cash flows are affected by fluctuations due to changes in foreign currency exchange rates. In 2021, the majority of our cost of revenues and operating expenses were denominated in Israeli Shekels (NIS) and the remainder in other currencies, primarily euros, U.S. dollars and British pounds sterling. Our foreign currency-denominated expenses consist primarily of personnel, research and development, rent and other overhead costs.
A 10% strengthening or weakening in the value of the NIS, euro, and British pounds sterling against the U.S. dollar would have decreased or increased our operating income in 2021 by approximately 1.5%. If the NIS fluctuates significantly against the U.S. dollar, it may have a negative impact on our results of operations.
These estimates of the impact of fluctuations in currency exchange rates on our historic results of operations may be different from the impact of fluctuations in exchange rates on our future results of operations since the mix of currencies comprising our cost of revenue and operating expenses may change.
As of December 31, 2021, approximately 98% of our cash and cash equivalents were denominated in U.S. dollars. We believe we do not have a material exposure to foreign currency risk.
REE does not believe that foreign currency exchange rates have had, or currently have, a material effect on its business.
Recently Issued Accounting Pronouncements

See Note 2 to REE’s consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

BUSINESS
Company Overview

REE is an automotive technology company whose mission is to be the cornerstone on top of which mobility players can build their dreams of future services, unbound by legacy thinking, as we carry the next generation of electric and autonomous vehicles on a truly modular and scalable platform. We aim to empower global mobility companies to build any size or shape of electric or autonomous vehicle – from Class 1 through Class 6 - for any application and target market. We envision a future where electric vehicles (“EV”) and autonomous vehicles (“AV”) will be “Powered by REE™”.

REE is a development stage company actively executing our business plan and establishing strategic collaborations with industry leaders to expand our industry footprint across segments. We are currently developing full vehicle prototypes with REEcorner™ technology, preparing to commence commercial trials of our P7 Platform and developing our currently untested plans to outsource manufacturing and to assemble components at future Integration Centers. Our products are designed to be operated on either battery or fuel cells and in any drive mode, both human-driven and autonomous while affording full design freedom to our potential customers.

As a horizontally integrated player, REE plans to initially target commercial and MaaS markets by commercially engaging auto manufacturers, original equipment manufacturers (“OEMs”), parcel/courier delivery and logistic companies, e-commerce retailers, new mobility players, MaaS providers and autonomous drive companies with its proposed offering to build entire fleets tailored to their exact needs based on REEplatform™ technology without the need to be constrained to off-the-shelf offerings. We offer many customer benefits including complete vehicle design freedom based on exact business requirements, enabling reduction in time-to-market, more space and volume with the smallest footprint, lower total cost of ownership, faster development times, advanced driver-assistance systems (“ADAS”) compatibility, and reduced maintenance and global safety standard compliance.

Additionally, REE is building a partner ecosystem to enable and accelerate adoption of REE’s products. This includes collaborations with partners not only to develop full vehicle offerings but also to provide a comprehensive ecosystem of enabling capabilities and services, such as vehicle financing, batteries, charging infrastructure, aftersales, service and Data-as-a-Service (“DaaS”), for a full turn-key solution intended to enable and expedite a smooth transition for our potential customers from internal combustion engine (“ICE”) vehicles to EV fleets.

Market Opportunity and Growth

There has been a significant transformation in the automotive landscape. EVs, which were once only a small subclass in a market dominated by major global automakers, are becoming mainstream. The shift towards electrification and autonomy has been driven by the growth in e-commerce, government regulations on carbon emissions and public policy, and consumer preference, as well as newly developed mobility concepts that require freedom of design for the build-out of any size or shape of EV. For vehicle manufactures, incorporating REEcornerTM technology into their EV product portfolios will enable fast and efficient entry into EV markets. The global EV industry is growing rapidly and undergoing massive transformation, and REE believes this growth will continue, driven by the following factors:

•Environmental and Zero-Emission Regulations Drive Market Opportunity. Rising environmental consciousness and increased awareness of the impact of global climate change have gained prominence in local and global politics. This has resulted in significant growth in the adoption of environmentally driven regulations and incentive programs with low and zero-emission targets, with the automotive industry being among the most impacted industries. These measures encourage local and national governments to implement various forms of rebates and credits for the purchase of an EV. In addition, regulations in many cities, states and countries are encouraging a shift away from — or in some cases banning entirely — fossil fuel-powered vehicles, with many of the earliest of these regulations targeted at buses, trucks and delivery vehicles. These legislative tailwinds have already moved some legacy OEMs towards electrification and are expected to accelerate the rise of e-mobility and the push for zero emission vehicles.

•Consumer Preferences Driving EV Adoption. The shift in consumer preference is attributable to consumers’ rising environmental consciousness and increased awareness of the impact of global climate change, improvement in battery technology, the continuing build-out of electric charging infrastructure, increased offerings from automotive manufacturers that are better aligned with consumer demand and the growing comfort with EV range capabilities that is easing “range anxiety” and facilitating adoption.

•Significant Growth Anticipated in Last-Mile and Mid-Mile Delivery Market. An increase in the e-commerce market has led to growth in the transportation services and logistics providers that support e-commerce. There is also an increase in demand for delivery vehicles that can efficiently execute smaller volume and more frequent delivery routes. According to data published by eMarketer, worldwide retail and retail e-commerce spending is expected to stabilize in 2022, after two years of unpredictable circumstances and unusual growth patterns. The global e-commerce market grew by 19% in 2021, with sales of $4.938 trillion. In 2022, worldwide e-commerce sales are expected to exceed $5 trillion for the first time, accounting for more than a fifth (20.3%) of overall retail sales. eMarketer projects that the worldwide e-commerce market will continue to grow between 21.5% and 23.6% each year from 2023 to 2025 and projects that the worldwide e-commerce market will reach approximately $7.4 trillion by 2025. A significant opportunity exists to address the need of fleet owners to respond to increasing pressure from consumers and regulatory bodies to reduce their carbon footprint and transition their existing fleets or new vehicle purchases to EVs. In addition, to reduce cost, many logistics companies are also emphasizing the development of innovative solutions to automate last-mile delivery by utilizing AV technology. Because REE products are agnostic to driving mode, REE believes it is well positioned to capitalize on this development. REE also believes that its modular approach could provide potential last-mile customers with more dimensional design flexibility that may increase their efficiency and reduce the total cost-per-package.

•Mobility-As-A-Service Is Growing Rapidly. According to Research Nester’s report (Jan. 2022) titled “Mobility-as-a-Service (MaaS) Market: Global Demand Analysis & Opportunity Outlook 2030,” the global MaaS market is estimated to grow at a compound annual growth rate (CAGR) of 30% over the forecast period, 2022 – 2030. Growth in MaaS is driving demand for new mobility solutions, such as e-shuttles and e-buses, ride sharing, ride hailing and robo-taxis. The growing MaaS market requires new vehicle dimensions and designs to capitalize on passenger capacity efficiency. We believe these trends will have a strong positive effect on cost and will be a continuing driver of MaaS adoption. REE believes that an EV that can offer maximum space on a small footprint would be well positioned to meet the demand for more passenger space in combination with maneuverability in urban driving.

Our Solution

REE’s products will provide customers with full design freedom to create the broadest range of EVs for current and future applications, based on the customers’ specifications and requirements. We believe that REE’s technology will be ideal for mission specific EVs in all shapes and sizes, ranging from Class 1 to Class 6, running as small as short-range delivery vehicles or autonomous passenger vehicles to large walk-in/mid-duty delivery trucks or mid-size shuttle buses.

REE aims to provide potential customers with a unique value proposition:

•OEMs. We believe that integrating REE products into OEM offerings will enable OEMs to achieve significantly faster time-to-market based on their current supply chains, which is key to enabling agile reactions to evolving business models, market opportunities, regulations and competitive actions. The safety pre-certification of the powertrain components and control system integrated into REE products and the expected compatibility with ADAS technology that assist drivers in driving and parking functions from level 1 to level 5 is intended to further reduce time to market, allowing OEMs to be more agile and to take advantage of prevailing market conditions. In addition, we believe the scalable and modular design of REE products will allow for maximum market coverage and enable OEMs to enter new segments and services while reducing in-house development and design costs. We believe this will enable OEMs to concentrate more on the top-hat design and functionality, as well as connectivity and autonomy, and that this is in line with current and future market trends of platform collaboration between global OEMs.

•MaaS and logistics service providers. We are designing REE products to enable MaaS and logistics service providers to develop mission-specific vehicles, customized to their needs, eliminating reliance on limited off-the-shelf vehicle offerings. REE products allow for various levels of customized body, functionality, ADAS capability and service layers, and are designed to allow MaaS and logistics service providers to maximize uptime, usage, and revenue generation for their mission-specific vehicles developed with REE products. In addition, because REEboardsTM are fully flat and have a low center of gravity, the resulting vehicles offer more interior space with a smaller overall footprint. REE products are designed to be indifferent to power source, size and operator and the

REEcornersTM are easily exchangeable and replaceable, which should allow vehicles developed with REE products to be upgraded in response to evolving technology or needs without a complete redesign. We believe that the ability to upgrade as necessary, paired with REE’s plan for preventative maintenance, quick REEcornerTM swap and over-the-air software upgrades will reduce fleet maintenance costs, as well as simplify spare-parts inventory management.

REE’s Technological Differentiation

REE believes that the automotive industry is at an inflection point and advances in EV architecture and automotive design offer critical advantages that remain underutilized by most ICE vehicle and EV manufacturers.

Industry approaches and their limitations

The design of the average vehicle has remained relatively unchanged over the last century. The typical format of the ICE vehicle has become ubiquitous and consists of an engine suspended between the front or back wheels, with most other critical vehicle components such as steering, braking, suspension, powertrain and control likewise located centrally between the vehicle wheels. Most EVs in the market locate these components similarly. While this vehicle format is familiar, it is subject to an inherent limitation with respect to compartment space, vehicle function, maintenance and modularity.

REE sees that ICE vehicle and EV manufacturers employ a correspondingly similar strategy to development of new vehicle platforms: vehicle functionality is determined by the OEM mindset trying to forecast and influence future market trends. This means that, during development, most ICE vehicle and EV manufacturers will design and produce individual new vehicle platforms with vehicle models being restricted as to size, shape or functionality. This creates a less nimble development process than required to respond quickly and effectively to changing market demand and customer preferences unless such demand corresponds with existing “off-the-shelf” offerings. As a result, in trying to address these changes in market preference, ICE vehicle and EV manufacturers are burdened by extremely high capital costs and long development cycles inherent in designing and engineering vehicles.

Consumer preference has continued to shift toward environmentally conscious and low emissions vehicle offerings. However, history shows that many OEMs have traditionally viewed reduced and zero-emissions vehicles as “compliance cars,” adding minimal volumes and models to their portfolios for the lowest possible overall costs (including investment and variable per-unit costs) necessary to achieve fleet compliance. This has resulted in scarce alternative powertrain resources to be dedicated to plug-in hybrid vehicles (“PHEVs”) and other hybrid powertrain or low-demand battery electric vehicles variants. Lacking internal know-how and experience in electrification, many OEMs are now being forced to look beyond their internal EV technology to meet increasing consumer demand for EVs and to satisfy expanding regulatory requirements.

Finally, ICE vehicle manufacturers are burdened by a high total cost of ownership because of the use of complicated multi-speed transmissions, exhaust systems, mufflers, catalytic converters, fuel injectors or fuel pumps, as well as the relatively high cost of gasoline or diesel as compared to electricity. In addition, traditional ICE vehicles have a significant number of moving components that are exposed to friction during operation and require rigorous and extensive preventative maintenance.

REE’s technology approach

REE aims to provide a dimensional, power-and driver-agnostic, modular platform able to carry the broadest range of EVs for current and future applications through the facilitation of modular and customizable “top hats,” the vehicle body and cabin, based on customer specifications without requiring significant modification to REE’s products. We believe that this approach differentiates REE from other EV players, who often must substantially redesign and reengineer their vehicles in order to meet market demand, which typically results in a significant expenditure of time and capital on architecture integration, unique performance requirements, different market requirements and full crash structure development and testing, resulting in expensive and lengthy vehicle projects.

REE’s plans to use its proprietary x-by-wire technology with full drive-by-wire, brake-by-wire and steer-by-wire technology (“X-By-Wire control technology”), resulting in no mechanical linkages between the handwheel and the pedal box to the actuators on the REEcornersTM, or between the REEcornersTM themselves. Each REEcornerTM is a standalone system that is expected to offer several technological advantages:

•Redundancy of critical drive elements that does not exist in conventional ICE vehicles and EVs resulting in a safer vehicle.
•Independent REEcornerTM steering, braking and torque vectoring projected to deliver higher vehicle stability and a smoother ride.
•Independence of each REEcornerTM to enable fast corner replacement in the event of REEcornerTM malfunction to reduce total cost of ownership and overall spare part inventory management.
•Utilization of a fully sprung, close to wheel design which is expected to be more reliable, safe, longer-lasting and easier to maintain than hub-motors.

Our Competitive Strengths

We believe that REE’s disruptive technology and business model are unique to the EV industry and will offer a number of competitive strengths.

Scalable and modular architecture for broad range of EVs

REE believes that the exceptionally compact design of the REEcornerTM and the approach to component layout will facilitate platforms that are highly modular and scalable and that are agnostic to size, shape, or application for the creation of mission-specific vehicles. The REEboardTM is also agnostic to power source (battery or fuel cell) or driving mode (manual or autonomous). By basing the platform on one interchangeable part, the REEcornerTM, REE expects to reduce expense in research and development, testing and manufacturing, enabling it to develop and scale future products at a significantly lower overall cost. In addition to significant anticipated cost-savings advantages, REE believes that its modular architecture will allow it to bring new products to market more rapidly and thus respond more effectively to increasing mass market demand for commercial EV solutions in numerous industry sectors. Further, by designing the REEboardTM to be uniquely flat, we seek to enable a wide range of body configurations with high design freedom and efficiency of space at a fraction of the cost.

Unique fully horizontal approach to target massive and growing market

REE believes that its focus on the REEcornerTM architecture allows it to complete, and not compete with, other EV players, such as vertically integrated OEMs, mobility and logistic players. We aim to allow other EV players to concentrate on their core service offerings and get to market faster at a significantly lower cost, improving their competitive edge as well as creating new e-mobility services. As a truly horizontally integrated player in the EV market, REE plans to embrace traditional Tier 1 suppliers and their global manufacturing capacity, instead of directly competing with them.

Groundbreaking and proprietary technology

REE has designed a fully flat EV platform, purposefully engineered with a goal of maximum space efficiency with a small footprint and modularity to support a wide range of vehicle applications in the business-to-business (“B2B”) market. We believe that platforms using REEcornersTM will present significant functional and operational advantages over conventional EV “skateboards” currently available in the market and will enable superior vehicle specifications for cargo volume/length, payload and battery capacity. REE technology is also designed to enable enhanced operational efficiencies due to low center of gravity, high durability, long lifecycle and superior product ergonomics (low step-in height, high visibility, max door openings for ideal driver environments).

REE’s development of proprietary X-By-Wire control technology challenges century-old automotive concepts by seeking to be agnostic to vehicle size and design, power-source and driving mode. REE’s X-By-Wire control technology is expected to enable lower total cost of ownership through expedient REEcornerTM replacement, over-the-air updates and hardware upgrades. REE’s data harvesting capabilities may be used to further reduce total cost of ownership via intelligent preventative maintenance features.

Our track record of invention and early development of products has afforded REE many years to innovate across hardware and software, which we believe has created substantial advantages in the targeted markets. Our research and development efforts have resulted in a strong intellectual property portfolio, and REE has filed for patent protection for several of its key inventions across key markets of the world, resulting in approximately 100 active or granted patent applications. Additionally, REE has registered or applied for numerous trademarks including the “REE”, “REEcorner” and “Powered by REE”, among others.

CapEx light and flexible manufacturing approach

We intend to leverage existing modern manufacturing facilities and trained workforce with Tier 1 suppliers and automotive manufacturers, which we believe will position REE to meet timing, cost, and quality expectations while optimally matching REE’s cost structure with its projected production ramp. We plan to manufacture our products via a secured and global network of Tier 1 partners with point-of-sale assembly and plans to assemble components at our future Integration Centers, thus reducing capital expenditures. REE plans to operate Integration Centers in the UK, United States, and Asia by 2024 and additional Integration Centers through 2026 that would support up to 600,000 platforms. This approach is expected to allow REE to maintain a comparatively asset-light enterprise that can further help to increase global growth and market penetration.

Attractive customer value proposition and superior total cost of ownership

EVs aim to have lower total cost of ownership than ICE vehicles. REE believes EVs built on its products will have a lower total cost of ownership than those of its EV competitors. REE’s total cost of ownership advantages are expected to derive from its expected competitive purchase price due to its asset-light manufacturing model, low costs of operations due to anticipated greater cargo volume and lower maintenance costs due to the REEcorner’sTM durable design. In addition, because of the innovative, self-contained modular design of the REEcornersTM, time-intensive troubleshooting is expected to be eliminated as a complete REEcornerTM can be swapped out for a new one in less than one hour in certain conditions with the necessary equipment for a significant reduction in mean repair time. REE plans to work with strategic partners to provide predictive maintenance scheduling through smart service and maintenance artificial intelligence in combination with over-the-air updates that seek to ensure maintenance is performed before a part will fail. This is expected to offer significant savings by eliminating unnecessary part replacements and drastically reduce downtime.

REE’s Go-To-Market Strategy

REE intends to initially target commercial and MaaS markets, followed by private and passenger vehicle markets. By focusing product designs on the needs of these markets, we seek to build strong customer relationships with fleet operators and capture a significant market opportunity as the broad trend of vehicle electrification continues. Within this trend, REE believes that fleet operators will be drawn to the lower total cost of ownership and high uptime of EVs, particularly as EVs achieve cost parity with ICEs. Furthermore, REE believes that fleet operators will be drawn to the customizable design of REE products, which seeks to facilitate mission-specific vehicles to optimize fleet utilization. Fleet usage, which most times may involve multiple shorter trips within range of a central base rather than long-distance travel, can reduce the “range anxiety” that has also been a limiting factor in EV adoption.

REE believes that it is well-positioned to capitalize on additional significant opportunities available in addressing the ever-growing demand for electric mobility. We also believe that the rapid growth in the logistics and transportation markets, when combined with the global shifts in regulation and consumer preference toward sustainability, offers an opportunity to build a reliable business model via a new horizontally integrated e-mobility strategy. REE aims to collaborate with prominent automotive market participants to bring mission specific EVs to the market in either of the following two approaches:

•Lead Mode — REE will work directly with potential B2B customers to provide the relevant REE product line ranging from only REEcornersTM to the entire REEplatformTM.

•Consortium Mode — Where a full vehicle is required, REE intends to seek collaborations with traditional and new OEMs. REE will provide REE products, ranging from REEcornersTM only to the entire REEplatformTM, and the OEM partner will provide the remaining vehicle components, top-hat and homologation. With this approach, REE will seek to split the revenue from each program with its OEM partner based on pre-agreed terms.

To effectively go-to-market, over the next few years, REE must develop a customer base by continuing to engage in extensive due diligence and signing strategic collaborations with leading customers in multiple addressable market segments, advance its strategic collaborations into more definitive agreements and purchase orders when it becomes commercially advantageous to do so, increase its execution capabilities by expanding its relationships with suppliers and building out its Integration Centers, and develop a support network capable of servicing REE-powered vehicles in the field and delivering on the promise of reduced downtime and better total cost of ownership.

REE must successfully complete certain development activities in order to meet its expected production timeline. REE is targeting to complete product validation in 2022. REE’s team of almost 300 employees, including engineers, scientists, technicians and staff is committed to achieving the necessary milestones to meet its current production and commercialization timelines. However, delays may occur as a result of the development process, initial production hurdles and COVID-19.

Marketing Channels

REE markets and sells its products through direct marketing and business development organizations. REE believes that this direct business development approach will provide REE with an effective and efficient go-to-market strategy. REE’s business development and marketing teams continue to focus on expanding its relationships with OEMs, logistic and commercial players, mobility providers and e-commerce leaders and to expand our market to other industries. REE is a horizontally integrated player and plans to sell its products directly to these OEMs, logistic and commercial players, mobility providers and e-commerce leaders and other customers and end users as a full and overall module. REE does not plan to sell to Tier 1 suppliers, and instead it is partnering with leading Tier 1 suppliers who will provide certain components. Our targeted and focused business model is designed to enable us with an advantageous cost structure that requires minimal sales and marketing expenses, eliminating traditional distribution channels and resellers functions.

REE’s Products

REE has developed core innovations which make up the foundation of its products. A number of key technological advancements and critical design decisions, which we believe provide distinct advantages over competitor offerings will facilitate the utility and modularity of the REE’s products:

1.REEcorner™ - Our revolutionary, award-winning REEcorner™ is a compact module that integrates critical vehicle drive components (steering, braking, suspension, powertrain and control) into the arch of the wheel between the wheel and the chassis. Each REEcorner™ is an independent assembly powered by its own ECU, which controls corner level functions. REE has developed four families of REEcorner™ with different capabilities to address the majority of the market. REEcorners™ can be integrated into full vehicles or chassis and our approach can meet electrification needs across potential customers.

2.REEboardTM - The REEcornerTM enables REE to build a fully flat, scalable, and modular EV chassis that includes the center control system, thermal management, power converter and power module providing customers full design freedom to create the broadest range of EV and autonomous vehicles for current and future applications. REE’s design takes advantage of the unique benefits of EV architecture by eliminating the traditional engine compartment, facilitating a flat design and an extremely low center of gravity that enables superior volume utilization across various classes of vehicles. We believe that the REEboardTM will be the industry’s flattest and most modular array of EV products. This is expected to result in improved route efficiency, more space for passengers, cargo and batteries, a smaller overall footprint, a lower total cost of ownership via reduced maintenance costs and downtime and high design flexibility.

3.REEplatformTM – We combine the REEcornersTM and the REEboardTM together to make the scalable and modular REEplatformTM, which is agnostic as to vehicle size and design, power-source and driving mode (human or autonomous). REEplatformsTM are fully flat and can carry more passengers, cargo and batteries compared to traditional platform builds of both ICE vehicles and conventional EVs. The unique design of the REEplatformTM allows for the addition of a modular and customizable “top hat,” which is traditionally known as the upper portion of the vehicle, based on customer specifications without requiring significant modification to the platform. The smaller footprint and lower center of gravity will also allow for taller body designs yielding more volumetric efficiency and lower step-in height.

4.P7 Modular Platform. Fully flat from end-to-end, the P7 modular platform (“P7 Platform”) is designed for commercial delivery vehicles and walk-in vans. The P7 Platform enables efficiencies for fleets, offering a low, fully flat chassis for vehicles in Classes 3-5, and approximately 35% more cargo space for a given footprint than comparable commercial vehicles, all with optimized total cost of ownership. EVs and AVs built on top of P7

Platforms are designed to achieve driving ranges of up to 370 miles with max speeds of 80 mph and supporting payload of 8,800 lbs. Upfitters and other manufacturers looking for full design freedom can also take REE’s stripped chassis or chassis cabs for maximum dimensional flexibility for specialty equipment. We anticipate multiple body designs of full vehicle prototypes will be available for its pipeline customers to validate on private roads in the U.S. and Europe in mid-2022 with first orders expected towards the end of the year.

5.Proprietary Single-wheel X-By-Wire Control Technology. REE will use its proprietary X-By-Wire control technology to control each REEcorner™ of the vehicle, eliminating all mechanical connections between the steering wheel and pedals in the passenger compartment and the wheels and braking systems. Steering, braking and acceleration will be performed entirely through electrical control and will be fully redundant facilitating fail-operational function of each REEcorner™ (hardware and software). By controlling each REEcorner™ independently we aim to provide a smoother and safer ride as well as facilitate vehicle maneuverability in the most suitable manner depending on road conditions and drive requirements. REE’s X-By-Wire control technology design also offers weight savings and safety advantages. Eliminating the steering column removes a common source of serious injury in frontal collisions. This technology should also offer customers a more responsive and smoother driving experience, which we expect to be able to customize for different vehicles and driver preferences through software. Lastly, X-By-Wire control technology will be essential for our longer-term vehicle strategy, paving the way for advanced autonomous driving (autonomous level 4/5), wherein a mechanical steering column will no longer serve a central function. REEcorners™ and X-By-Wire Control technology are expected to be pre-certified for safety with our propriety actuators and software.

6.Leopard. In November 2021, we unveiled an AV concept based on our REEplatform™. The full-scale concept is geared for customers including last-mile autonomous and electric delivery companies, delivery fleet operators, e-retailers and technology companies seeking to build fully autonomous solutions according to their exact specifications with unmatched interior space for transporting passengers and cargo. Leopard is designed to carry significantly more cargo due to its low, flat floor. REE’s technology can be seamlessly integrated with any top hat and autonomous hardware.

Each of the component systems that form our REEcorner™ and REEboard™ are being engineered for optimal performance and for efficient packaging into our compact REEplatform™. REE places a strong emphasis on functional integration, meaning that most components are designed to fulfill as many functions as possible, allowing for increased modularity. This is meant to reduce the total number of parts, platform size and weight, ultimately providing more useable interior space in the vehicle cabin and a more overall cost-effective EV offering. By leveraging our modular REEboardTM, along with our efficient design and streamlined production process, we anticipate that new vehicle models can be developed and produced in as little as 18 to 24 months. REE is developing the technology for the core hardware and software for its REEcorner™ in house and pursuant to development agreements with certain strategic partners, with the goal of achieving a superior vehicle dynamics algorithm while setting the highest bar for safety.

Competition

REE believes that our business model differentiates us from competitors because we can market and sell our products individually or as “Powered by REE™” in a full vehicle solution. We believe that this ultimately enables REE “to complete rather than compete” with other market participants. As the EV industry is becoming increasingly more competitive, REE expects competition from established automobile manufacturers with ICE vehicles and established and new automobile manufacturers with alternative fuel and EV vehicles including hybrids, battery electric vehicles and full cell electric vehicles. As many traditional and new players enter the EV market, REE believes the primary competitive factors in the EV market will revolve around, but not be limited to, the following key differentiation factors:

•technological innovation;
•product quality and reliability;
•safety features;
•market adoption;
•service options;
•product performance;
•design and styling;

•product price; and
•manufacturing efficiency.

REE believes its products will strongly compete based on these factors.

Strategic Collaborations

Our products have generated interest from several potential customers and partners. REE has entered into strategic collaborations, consisting of MOUs and strategic, alliance and development agreements, with certain strategic partners, including Magna International, Navya SA, JB Poindexter & Co, Hitachi America, Ltd., and Hino Motors, pursuant to which the parties are entering into discussions to explore forming a strategic alliance and/or jointly developing EVs with REE technology.

•Magna International. In April 2021, REE secured a strategic collaboration agreement with Magna International (NYSE: MGA), the world’s largest vehicle contract manufacturer, with the goal of bringing to market innovative, full-fledged modular EVs under the “Powered by REE™” brand for tech companies and new electric mobility players. The companies are jointly exploring future vehicle development opportunities across a variety of use cases, including Mobility-as-a-Service in the light commercial vehicle market.

•Navya SA. In April 2021, REE entered into a strategic development agreement with Navya (EPA: NAVYA), a leading company in autonomous driving systems that is currently active with autonomous vehicles in 23 countries, to collaborate in the development of a level 4 autonomous system with REEcorner™ technology and Navya self-driving solutions.

•JB Poindexter & Co. In July 2021, REE entered into a strategic collaboration agreement with EAVX, a wholly owned business unit of JB Poindexter & Co (“JBCO”), the parent company of Morgan Olson, a leading producer of walk-in van bodies in North America, to develop a zero-emission, commercial EV work trucks for existing and new customers based on REE’s P7 Platform and JBPCO’s commercial vehicle body solutions. REE and EAVX will also collaborate to grow their joint customer base and bring EVs to North America markets that will be “Powered by REE™”.

•Global Commercial Vehicle OEM. In mid-2021, REE signed a joint development agreement with a leading global commercial vehicle OEM to jointly develop a Class 4 electrified P7 Platform for commercial trucks, school buses, walk-in-vans and recreational vehicles. During the joint development phase, REE and the global commercial vehicle OEM expect to enter into a supply agreement for REE to supply its REEcorner™ for a dedicated new EV chassis of the OEM in the U.S. and Canada.
•Hitachi America, Ltd. In December 2021, REE announced a newly-formed strategic collaboration with Hitachi America, Ltd. (“Hitachi”), a subsidiary of Hitachi, Ltd. (TSE: 6501), to ease and accelerate the adoption of EVs across the entire EV value chain, including enabling EV manufacturing at scale, delivering commercial vehicle charging infrastructure and energy management, and providing comprehensive digital fleet management and operations for full visibility across EV fleets as organizations transition over the next decade. Hitachi and REE will work to accelerate the development of advanced digital solutions for future REE customers by co-creating a highly scalable DaaS and Analytics-as-a-Service platform with the goal of enabling next-generation connected commercial EVs.

•Hino Motors. In January 2022, REE and Hino Motors (TYO: 7205) (“Hino”), a subsidiary of Toyota Motor Corporation and a global leader in heavy & medium duty trucks, jointly exhibited their concept model EV platform, the FlatFormer, at the Consumer Electronics Show (CES) in Las Vegas. FlatFormer leverages REE’s innovative REEcorner™ technology, which allows the critical drive components to reside between the wheel and the chassis, thus creating a fully flat chassis. The FlatFormer will be capable of carrying a customized Mobility Service Module that can transport passengers and goods and deliver services. The Mobility Service Module can be easily detached from the EV platform and once detached, can serve as an independent, stand-alone unit, leaving the platform to be operated separately and continue on its next mission. REE and Hino were awarded top winners in the European Product Design Award in the Design for Society category.

•Leading Logistics Company. REE is currently developing a P7 Platform based on functional and operational specifications of a leading logistics company. We expect full vehicle validation on private roads in the United States in mid-2022.

While REE believes these strategic collaborations support REE’s business model, the agreements generally are non-binding and subject to cancellation or require the achievement of development milestones as a precursor to entering into a further definitive agreement. These agreements generally do not set forth specific development timeframes or represent a commitment by either party to develop, produce or deliver REE’s products, and some may be terminated for convenience by either party. Although REE expects to develop one or more of these existing agreements into definitive agreements for orders, manufacturing or the provision of other services, as applicable, REE has yet to enter into definitive agreements with any of its strategic partners and there can be no guarantee that REE will be able to do so. We are actively engaged with potential customers in assessing the ability to enter into long-term strategic partnerships to incorporate REE products into EVs. There can be no assurance that any of these strategic collaborations will lead to any definitive agreements or lasting or successful business relationships with such potential customers. See “Risk Factors – Risks Related to REE’s Strategy – REE’s agreements with potential customers, potential suppliers and potential strategic partners are preliminary in nature.”

REE’s Manufacturing Approach

REE plans to manufacture its products via a secured global network of Tier 1 partners. In doing so, we seek to reduce our up-front capital investment and eliminate recurring fixed costs and overhead that would be required for REE to own and operate its own product assembly facilities. REE believes this will enable us to remain a comparatively asset-light enterprise, which will further help to increase its operating margin and overall return on investment.

Supply Chain Developments

In November 2021, REE entered into an agreement with American Axle & Manufacturing Holdings Inc. (NYSE: AXL) (“AAM”), a leading global automotive supplier of driveline technologies, to supply a jointly developed compact, high-performance 3-in-1 electric drive unit (“EDU”) which includes motor, inverter, and gear box for the REEcorner™ module, with initial application in the P7 delivery van program. In January 2022, REE and AAM displayed an EDU system and jointly hosted an event at CES to discuss how our collaboration is well-positioned to take advantage of the fast-growing electrification market. In addition, REE entered into an agreement with Brembo S.p.A, a global leader in brake technology, to jointly develop and supply a braking system for REEcorner™ and EV platforms with initial focus on the P7 delivery van program.

Operational Developments

In February 2021, REE established its Engineering Center of Excellence in the UK to commercialize REE’s products and manufacturing capabilities with state-of-the-art testing and engineering equipment. The Engineering Center is spearheading REEcorner™ and EV platform engineering design, validation, verification and testing, as well as product homologation. In August 2021, REE was awarded $17 million of funding from the UK government for its REEcorner™ technology.

REE is building its first Integration Center and highly automated launch factory in Coventry, UK in 2022 for product assembly and validation, and plans to open an Integration Center in Austin, Texas in 2023 and an Integration Center in Asia by 2024. REE’s CapEx-light manufacturing approach and Integration Centers are designed to enable the company to remain a comparatively asset-light enterprise, helping to increase operating margins and return on investment and reduce the carbon footprint of its operations by leveraging its global network of Tier 1 partners’ manufacturing capacity, with full point-of-sale component assembly and testing set to take place in REE’s Integration Centers.

We plan to add additional Integration Centers with capacity for REEcorners™ that would support 600,000 platforms by 2026. The size of each future Integration Center is expected to be approximately 100,000 square feet and is expected to be staffed with approximately 60 employees. Annual volumes in a traditional OEM assembly plant are typically 100,000 to 300,000 units per year with several thousand employees. Each future Integration Center will be designed to be highly scalable and be deployed locally in major metropolitan cities worldwide. REE plans to locate its future Integration Centers close to its potential customers. The presence of REE’s future Integration Centers in numerous communities worldwide will support local job creation and create taxable income for local governments and municipalities. The initial capital investment required for each future Integration Center is estimated to be approximately $15 million.

Intellectual Property

General

REE’s ability to protect its intellectual property is paramount to our business. We rely upon a combination of protections afforded to owners of patents, designs, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect REE’s intellectual property rights. Unpatented trade secrets in the fields of research, development and engineering are an important aspect of REE’s business by ensuring that its technology and strategic business assets remain confidential. REE pursues patent protection when we develop a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.

Patents
As of December 31, 2021, REE has approximately 100 pending or allowed patents in the U.S. and globally. REE’s patent applications are directed to, among other things, EV products, component systems and enhanced product manufacturability. We regularly review our development efforts to assess the existence and patentability of new inventions, and REE is prepared to file additional patent applications when we determine it would benefit REE’s business to do so.

Trademarks and Service Marks

REE pursues global registration of its domain names and products and services trademarks. We use registrations to protect many of the trademarks used in our business. We also claim common law protections for other marks we use in our business. Competitors and other companies could adopt similar marks or try to prevent us from using our marks, consequently impeding our ability to build brand identity and possibly leading to customer confusion. As of December 31, 2021, REE has successfully registered Trademarks for “REE” and “R3E” in 5 jurisdictions and also have the pending Trademarks for “REEcorner” and “Powered by REE” in 14 jurisdictions.

Government Regulations

REE’s EV platform will be subject to, and will be required to comply with, the U.S. National Traffic and Motor Vehicle Safety Act, as amended, and numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), an operating administration of the U.S. Department of Transportation (“DOT”), including applicable Federal Motor Vehicle Safety Standards (“FMVSS”). REE intends for the REEplatformTM to fully comply with all applicable FMVSSs without the need for any exemptions and expects future REE products to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while REE anticipates being in compliance with the proposed changes, there is no assurance until final regulation changes are enacted.

Numerous FMVSSs will apply to REE’s products, such as brakes requirements, steering requirements and EV-specific requirements. REE will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring its products do not contain defects related to motor vehicle safety, recall requirements, the corporate average fuel economy (“CAFE”) standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins, and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.

The battery modules on the REEboardTM, conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. Prior to launch, REE plans to complete all applicable transportation tests for its battery modules, demonstrating its compliance with applicable regulations. REE will use lithium-ion cells in the high voltage battery packs in the REEboardTM. The use, storage, and disposal of the battery modules is regulated under federal law.

Additionally, the REEplatformTM will be subject to non-U.S. safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020, and there is also regulatory uncertainty regarding how these rules will impact sales in the U.K. given its recent withdrawal from the E.U. These changes could impact the rollout of new features in Europe.

Similarly, as a global company deploying cutting-edge technology, we are also subject to trade, export controls, customs product classification and sourcing regulations. Our operations also are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include the need to obtain permits and licenses and to allow inspections of our facilities and products.
Research and Development

REE has invested significant time and expense into research and development with respect to the REEplatformTM. REE has a strong combination of engineers with automotive industry experience from Israel, the UK, Germany and the U.S. who together combine innovative thinking with a goal of developing a superior EV product for the automotive market. REE’s ability to obtain and maintain a leadership position in the automotive industry depends in part on its ongoing R&D activities. REE’s R&D team includes engineers and researchers with a diverse range of expertise and diverse levels of experience and academic backgrounds, including holders of B.Sc., M.Sc. and PhD degrees from prestigious academic institutions.
REE is developing proprietary X-by-Wire Control technology (including hardware, software and mechatronics) to deliver a full system solution for the REEplatformTM architecture.
REE is in the process of negotiating collaboration agreements with leading academic institutions including PhD programs from top universities to further explore its innovative REEplatformTM architecture and its future potential in the fields of vehicle dynamics and cyber security. In addition, REE is working with a German safety consultancy company to ensure the REE products meet the highest safety requirements of the automotive industry.
REE’s R&D activities are largely conducted at its headquarters in Tel Aviv, Israel, and at its UK subsidiary’s engineering center in Nuneaton, UK.

Employees
As of December 31, 2021, we had 270 employees and external consultants deployed to REE on a full-time equivalent (“FTE”)1 basis located in the following geographic locations:

	December 31, 2021	December 31, 2020	December 31, 2019
Israel	127	69	32
United Kingdom	119	6	—
United States	14	5	—
Germany	5	3	—
Other	5	1	—
	270	84	32
The following table shows the breakdown of our global workforce of employees and external consultants deployed to REE on an FTE basis by category of activity as of the dates indicated:
1 Number of external consultants deployed to REE is calculated on a full-time equivalent basis. External consultants are converted to full-time equivalents by dividing their actual working hours per month by a full-time standard. As of December 31, 2021 and 2020 we had 37 and 4 external consultants on an FTE basis deployed to REE, respectively, most of which were located in the United Kingdom.

	December 31, 2021	December 31, 2020	December 31, 2019
General and administrative	39	13	7
Marketing	16	15	4
Research and development	215	56	21
	270	84	32
In regards to our Israeli employees, Israeli labor laws govern the length of the work day, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment. Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires us and our employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Our employees have pension plans that comply with the applicable Israeli legal requirements and we make monthly contributions to severance pay funds for all employees, which cover potential severance pay obligations.
None of our employees work under any collective bargaining agreements. Extension orders issued by the Israeli Ministry of Economy apply to us and affect matters, such as cost of living adjustments to salaries, length of working hours and week, recuperation pay, travel expenses, and pension rights.

We have never experienced labor-related work stoppages or strikes, and believe that our relations with our employees are satisfactory.

Legal Proceedings

From time to time, REE may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including but not limited to claims related to employment, intellectual property and shareholder matters. REE is not currently a party to any legal proceedings, the outcome of which, if determined adversely to REE, would individually or in the aggregate have a significant adverse effect on our business, financial condition, or profitability.

MANAGEMENT
The following table sets forth the name, age and position of each of our executive officers and directors as of March 28, 2022:

Name	Age	Position
Executive Officers
Daniel Barel	43	Co-Founder, Chief Executive Officer and Director
Ahishay Sardes	40	Co-Founder, Chief Technology Officer and Director
David Goldberg	40	Chief Financial Officer
Tali Miller	46	Chief Business Officer
Michael-John Charlton	63	Chief Operating Officer
Keren Shemesh	46	Chief Marketing Officer

Directors
Arik Shteinberg (3)	57	Director
Hari Nair (1) (3)	62	Director
Hans Thomas (2) (3)	44	Director
Michal Marom-Brikman (1) (2) (3)	53	Director
Lilach Geva-Harel (1) (2) (3)	45	Director
(1) Member of our audit committee
(2) Member of our compensation committee
(3) Independent director under the rules of Nasdaq

Executive Officers

Daniel Barel has been the Chief Executive Officer of REE since 2013 and has served as a member of the board of directors since 2013. Mr. Barel is an entrepreneur and businessperson who founded several startups in the fields of medical devices, cyber security and software applications. He serves as chairman of SpecterX, an Israeli data management company he co-founded in 20172. He also served as Chairman of WOOOF, a social networking platform that he founded in 2012. Between 2007 and 2013, Mr. Barel served as Chief Executive Officer of CAUTES International, a boutique business consulting firm in Hong Kong that he founded in 2007. Mr. Barel holds a Bachelor of Arts in Economics and Business Administration from the Hebrew University.

Ahishay Sardes has been the Chief Technology Officer of REE since 2013 and has served as a member of the board of directors since 2021. Mr. Sardes has over 15 years of experience in engineering including mechanics, electronics, software and research. From 2008 to 2013, he served as Head of Engineering at ZIV-AV Technologies, an Israeli engineering company. Mr. Sardes holds a Bachelor of Science in Mechanical Engineering from the Afeka Tel Aviv Academic College of Engineering.

David Goldberg joined REE as the Chief Financial Officer in 2022. Prior to REE, Mr. Goldberg held executive roles at Magna International, one of the world’s largest automotive suppliers, where he served as Senior Vice President of Corporate Development and VP Finance & Corporate Development. Mr. Goldberg brings 20 years of experience in corporate finance, mergers & acquisitions and management consulting with progressively senior roles at Morgan Stanley, Bain & Company, Greenhill & Co. and Magna. As REE’s Chief Financial Officer, Mr. Goldberg will lead all aspects of the company’s financial functions, strategic industry partnerships and investor relations. Mr. Goldberg holds a Bachelor of Business Administration from the University of Western Ontario.

Tali Miller joined REE Automotive in 2018 and is the company’s Chief Business Officer since November 2021, having previously served as the company’s Vice President of Corporate Development. Ms. Miller brings over 20 years of experience in business development, partnerships and M&A activities in the tech, telecom and environmental sectors. Prior to REE, from 2008 to 2015, Ms. Miller led the M&A and regional business development at Miya, an Arison Group company, and from 2005 to 2008 Ms. Miller led partnerships and M&A at the Nasdaq listed companies M-Systems Ltd. and SanDisk. Ms. Miller holds a BA in Economics from Tel Aviv University and an MBA from INSEAD.

2 REE is also a customer of SpecterX. See “Certain relationships and Related Party Transactions” of this prospectus for additional information.

Michael-John Charlton has been Chief Operating Officer of REE since 2020. Previously, Mr. Charlton served as Senior Vice President of Global Manufacturing Development for Tenneco Inc., where he was responsible for Tenneco’s global manufacturing strategy and competence development. Mr. Charlton also held other positions at Tenneco, including as Senior Vice President of Global Supply Chain Management and Manufacturing, as Managing Director for Tenneco’s business activities in India, and as Executive Operations Director for Emission Control, Europe. Prior to joining Tenneco in 2005, Mr. Charlton spent eight years at TRW Automotive, where he held a variety of positions of increasing responsibility, the most recent being Lead Director, European Purchasing and Operations Director, UK. He also spent five years working for Lucas where he was General Manager, Czech Republic and Manufacturing Manager, UK. Mr. Charlton holds a Bachelor of Science degree in physics from Queen Elizabeth College at the University of London.

Keren Shemesh has been Chief Marketing Officer of REE since September 2019. Prior to joining REE, she served as Vice President of Marketing at Elmo Motion Control. From 2010 until 2016, she held numerous senior marketing positions, including Global Marketing Manager at Starhome Mach from 2015 to 2016. Ms. Shemesh holds a B.Eng in Electronic Communications Engineering from Bezeq College and a Bachelor of Science in Electronic Engineering from Ariel University.

Directors

Arik Shteinberg has served on REE’s board of directors since 2018. Mr. Shteinberg serves as the chairman of the board of directors of the Tel Aviv Stock Exchange, and as a director of Leumi Partners Ltd. He also serves on the board of trustees of the Academic College of Tel Aviv-Yaffo. Mr. Shteinberg served on the board of directors of Paz Oil Company Ltd. until December 2021 and on the board of Partner Communication until January 2021. Mr. Shteinberg served from 2006 to 2010 as chairman of the board of directors of Psagot Investment House, Ltd., as well as other companies in the Psagot Group, overseeing their business strategies on behalf of York Capital. Between 1999 and 2003, Mr. Shteinberg was Chief Executive Officer of Ilanot Batucha Investment House from the IDB Group, as well as a director of Maalot (the Israeli affiliate of Standard & Poor’s). Prior to that, Mr. Shteinberg served as Chief Executive Officer of Etgar-Portfolio Management Trust Co., owned by Bank Mizrahi-Tefahot. He also served on the advisory boards of Mobileye Technologies and Novotrans Group SA. Mr. Shteinberg studied Economics at Tel Aviv University.

Hari Nair has served on REE’s board of directors since 2019. Mr. Nair is a global technology investor and corporate advisor with over thirty five years of experience in the automotive and commercial vehicle industries. He has been Chief Executive Officer of Anitar Investments LLC since 2015. Since 1987, Mr. Nair has held numerous executive positions at Tenneco Inc., including serving as the company’s Chief Operating Officer from 2010 to 2015. Prior to that he served as a senior financial analyst at General Motors Corporation. Mr. Nair currently serves on the board of directors at Musashi Seimitsu Industry, O-I Glass Inc. and as chairman of Sintercom India Ltd. He previously served as a board member for Delphi Technologies PLC from 2017 to 2020 and Tenneco’s board of directors from 2009 until 2015. Mr. Nair holds a Bachelor of Science in Engineering from Bradley University and a Master’s in Business Administration from the University of Notre Dame.

Hans Thomas has served on REE’s board of directors since 2021. Mr. Thomas is an entrepreneur and technology investor with over twenty years of experience in senior investment and portfolio company founder roles. Mr. Thomas is the Founding Partner of 10X Capital, an NYC-based venture capital firm whose portfolio companies include Robinhood, DraftKings, Palantir, 23andMe, Wish and Compass Therapeutics, where he has served as Chief Executive Officer since 2004. Mr. Thomas is also the Chairman of Growth Technology Partners, originally a San Francisco-based venture capital firm acquired by 10X Capital in 2019. Prior to 10X Capital, Mr. Thomas was an Executive Director at One Zero Capital, a NYC-based asset manager. In 2015, Mr. Thomas co-founded TheNumber, an institutional big data analytics technology platform. Mr. Thomas was also a founding team member of InternetCash in 1999. Mr. Thomas attended New York University.

Michal Marom-Brikman has served on REE’s board of directors since 2021. She specializes in financial and business structures, business deals and corporate governance. Ms. Marom-Brikman has significant experience on public company boards; she is on the board of Partner Communications Co. (Nasdaq: PTNR) and is a board member of the Ichilov Medical Center & Hospital and a member of its investment committee. Ms. Marom-Brikman also served as Co-Founder and CFO of Linkury Technology International Group and as a professional assistant to the president of the CPA Institute in Israel and was chairman of the audit committee of the Halman Aldubi investment house. Ms. Marom-Brikman serves as a director in the following firms: Union Bank, Spectronix, Naaman Vardinon, Biomedix incubator, ADO group, Arko holdings, Algomizer and Dan Transportation. Ms. Marom-Brikman holds an MA in Finance from the Baruch College of Management, NYU and a BA from the College of Management Academic Studies in Israel.

Lilach Geva-Harel has served on REE’s board of directors since 2021. Since 2019, Ms. Geva-Harel has served as Executive Vice President and Global General Counsel at ICL Group (NYSE: ICL), a global specialty minerals company, leading global legal and compliance as well as regulatory and government relations. Prior to joining ICL, Ms. Geva-Harel served as Deputy CEO, Chief of Staff and General Legal Counsel of Psagot Investment House Ltd. from 2009 to 2018, and before that she served as a partner at Gross, Kleinhendler, Hodak, Halevy, Greenberg & Partners (GKH), a law firm specializing in capital markets, securities law and M&A. Ms. Geva Harel has more than two decades of leadership experience advising boards, leading corporate governance and operating in complex regulatory environments. Ms. Geva Harel holds an LL.B and LL.M degrees from Bar Ilan University.

Family Relationships

There are no family relationships between any of our executive officers and our directors.

Arrangements for Election of Directors and Members of Management

There are no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

Corporate Governance Practices

As a foreign private issuer, we are permitted to comply with Israeli corporate governance practices instead of the Nasdaq requirements, provided that we disclose those Nasdaq requirements with which we do not comply and the equivalent Israeli requirement that we follow instead. We currently rely on this “foreign private issuer exemption” with respect to the following requirements:

•Quorum requirement for shareholder meetings. Under Nasdaq corporate governance rules, a quorum would require the presence, in person or by proxy, of holders of at least 33⅓% of the total issued outstanding voting power of our shares at each general meeting of shareholders. Pursuant to our Amended and Restated Articles and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33⅓% of the total outstanding voting power of our shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, we qualify as a “foreign private issuer,” in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). Notwithstanding the foregoing, a quorum for a general meeting (and for any adjourned general meeting) shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding.

•Nomination of our directors. Under Nasdaq listing rules for domestic issuers that are not controlled, director nominees must either be selected or recommended for the board’s selection by either by a nominating committee comprised solely of independent directors, or by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate. However, we intend to rely on the foreign private issuer exemption with respect to this requirement, such that nominations of directors will be made by our board of directors, in accordance with the provisions of the Companies Law and our Amended and Restated Articles.
Board of Directors

Under the Companies Law and our business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for day-to-day management. Our Chief Executive Officer is appointed by and serves at the discretion of our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and shall be subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under our Amended and Restated Articles the number of directors on our board of directors may be no less than three and no more than eleven. Our directors will generally be elected by a simple majority vote of holders of Ordinary Shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders. Each director will hold office until the annual general meeting of our shareholders, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under our Amended and Restated Articles, the approval of the holders of at least 65% of the total voting power of our shareholders will generally be required to remove any of our directors from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, provided that if any Class B Ordinary Shares remain outstanding, then the required majority shall be a majority of the total voting power of REE’s shareholders. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our Amended and Restated Articles, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Chairperson of the Board

Our Amended and Restated Articles provides that, the board of directors shall appoint a member of the board to serve as the chairperson. Arik Shteinberg serves as the Chairperson of the board of directors.

Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer, unless approved by a special majority of the company’s shareholders. The shareholders’ approval may be effective for a period of five years immediately following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the Company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges including Nasdaq, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors.

Director Independence

Nasdaq corporate governance rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the listed company). Our board of directors has determined that Arik Shteinberg, Hari Nair, Hans Thomas, Michal Marom-Brikman, and Lilach Geva-Harel are independent directors as defined in Nasdaq corporate governance rules.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. We have elected to “opt out” from additional Companies Law requirements relating to the size and composition of the audit committee.

Listing Requirements

Under Nasdaq corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Our audit committee consists of Lilach Geva-Harel, Michal Marom-Brikman and Hari Nair. Lilach Geva-Harel serves as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. Our board of directors has determined that Michal Marom-Brikman is an audit committee financial expert as defined by the SEC rules and is financially literate as defined by Nasdaq corporate governance rules.

Our board of directors has determined that each member of our audit committee is independent, as such term is defined in Rule 10A3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules, and Nasdaq corporate governance rules. These responsibilities include:

•retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;
•pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;
•overseeing the accounting and financial reporting processes of our company;
•managing audits of our financial statements;
•preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;
•reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;
•recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;
•reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;
•identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;
•reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between REE and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of REE’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.
Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee. We have elected to “opt out” from additional Companies Law requirements relating to the size and composition of the compensation committee.

Listing Requirements

Under Nasdaq corporate governance rules, we are required to maintain a compensation committee consisting of at least two independent directors.

Our compensation committee consists of Lilach Geva-Harel, Michal Marom-Brikman and Hans Thomas. Michal Marom-Brikman serves as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee is independent under Nasdaq corporate governance rules, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:

•making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years;
•reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;
•resolving whether to approve arrangements with respect to the terms of office and employment of office holders; and
•exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.
Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with Nasdaq corporate governance rules and include among others:

•recommending to our board of directors for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;
•reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;
•approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and
•administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.

Compensation Policy under the Companies Law

In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy will have to be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of Ordinary Shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•the majority of such Ordinary Shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or
•the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.
Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation committee, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the Company.

If the Company adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Merger) and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy complies with such conditions, then it will remain in effect for a term of five years from the date the Company becomes a public company. Our compensation policy, which became effective immediately prior to the closing of the Merger, was established in accordance with this relief.

The compensation policy must be based on certain considerations include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the Company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

• the education, skills, experience, expertise, and accomplishments of the relevant office holder;

• the office holder’s position and responsibilities;

• prior compensation agreements with the office holder;

• the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company; in particular, the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;

• if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and

• if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

The compensation policy must also include, among other things:

•with regards to variable components:

◦with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; or
◦the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant;
◦a clawback provision, according to conditions to be set forth in the compensation policy, covering amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information subsequently discovered to be wrong, and such information was restated in the company’s financial statements;
◦the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and
◦a limit to retirement grants.
Our compensation policy is designed to retain and motivate our directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of our executive officer compensation package will be targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. Our compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities, and contributions to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses will be limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers, other than our Chief Executive Officer, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers, other than our Chief Executive Officer, may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

Under our compensation policy, the equity-based compensation of our executive officers and members of our board of directors will be designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ and directors’ interests with our long-term interests and those of our shareholders, and to strengthen the retention and the motivation of executive officers and directors over the long term. Our compensation policy provides for executive officer and director compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our then-current equity incentive plan. All equity-based incentives granted to executive officers and directors shall be subject to vesting periods in order to promote long-term retention. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the individual’s performance, educational background, prior business experience, qualifications, role, and personal responsibilities.

In addition, our compensation policy contains provisions that allow us, under certain conditions, to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly to him (provided that such changes are in accordance with our compensation policy), and will allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as modified by the Companies Regulations (Relief for Public Companies Traded on Stock Exchanges Outside of Israel), 5760-2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is to, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. Sharon Cohen of Deloitte Israel serves as the internal auditor of the Company.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management” will be an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and

•all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of the Company, and includes, among other things, the duty to:

•refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;

•refrain from any activity that is competitive with the business of the company;

•refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and

•disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Companies Law, a company may approve an act, specified above, which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the required corporate approvals and the methods of obtaining such approvals.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors will be required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval will also be required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management — Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

• an amendment to the company’s articles of association;

•an increase of the company’s authorized share capital;

• a merger; or

•interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our Amended and Restated Articles will include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

• reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

• reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

•expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5758-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•a financial liability imposed on the office holder in favor of a third party;

•a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•an act or omission committed with intent to derive illegal personal benefit; or

•a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

Our Amended and Restated Articles allow us to exculpate, indemnify, and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $50 million, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements as of the date on which the indemnity payment is made and 10% of our total market capitalization calculated based on the average closing price of Class A Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment and the aggregate amount of proceeds from the sale of, or value exchanged in relation to, in connection with or arising out of a public offering of our securities. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.
Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:

•at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or

•the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy).

However, there are exceptions to the foregoing approval requirements with respect to non-director office holders. If the shareholders of the company do not approve the compensation of a non-director office holder, the compensation committee and board of directors may override the shareholders’ disapproval for such non-director office holder provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’

decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy.

In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy, (ii) the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The cash compensation paid by REE and our subsidiaries to our office holders as a group for the year ended December 31, 2021 was $6.4 million. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. This amount includes $0.4 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, car expenses, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel. In addition, we incurred $412.2 million of share-based compensation expense related to equity awards made by us to our office holders.

As of December 31, 2021, options to purchase 93,440,007 ordinary shares granted to our office holders as a group were outstanding under our equity incentive plans at a weighted average exercise price of $0.16 per ordinary share. The expiration date of such options is 10 years after their date of grant.

The table below sets forth the compensation earned by our five most highly compensated office holders (as defined under Companies Law) during or with respect to the year ended December 31, 2021. We refer to the five individuals for whom the disclosure is provided herein as “Covered Executives”. For purposes of the table and the summary below, “compensation” includes salary, bonuses, equity-based compensation, retirement or termination payments, and any benefits or prerequisites such as car, phone and social benefits, as well as undertaking to provide such compensation in the future.

Summary Compensation Table

	Information Regarding the Covered Executive (1)
Name and Principal Position	Base Salary	Benefits & Perquisites (3)	Variable Compensation (4)	Equity-Based Compensation (5)	Total
Daniel Barel, Co-Founder, CEO, & Director	$520,070	$196,875	$900,322	$195,421,330	$197,038,597
Ahishay Sardes, Co-Founder, Chief Technology Officer, & Director	$408,627	$141,242	$707,395	$195,094,707	$196,351,971
Mike Charlton, Chief Operating Officer	$279,159	$63,903	$53,214	$3,039,903	$3,436,179
Keren Shemesh, Chief Marketing Officer	$188,697	$89,889	$188,303	$1,590,981	$2,057,870
Hari Nair, Director	$29,898	$—	$—	$10,926,402	$10,956,300

(1) In accordance with Israeli law, all amounts reported in the table are in terms of cost to REE, as recorded in our financial statements for the year ended December 31, 2021.

(2) All current officers listed in the table are full-time employees. Cash compensation amounts denominated in currencies other than the U.S. dollar were converted into U.S. dollars at the average conversion rate for the year ended December 31, 2021.

(3) Amounts reported in this column include benefits and perquisites, including those mandated by applicable law. Such benefits and perquisites may include, to the extent applicable to each executive, payments, contributions and/or allocations for savings funds, pension, severance, vacation, car or car allowance, medical insurances and benefits, risk insurances (such as life, disability and accident insurances), convalescence pay, payments for Medicare and social security, tax gross-up payments and other benefits and perquisites consistent with our guidelines, regardless of whether such amounts have actually been paid to the executive.

(4) Amounts reported in this column refer to Variable Compensation such as earned commissions, incentives and earned or paid bonuses as recorded in our financial statements for the year ended December 31, 2021.

(5) Amounts reported in this column represent the expense recorded in our financial statements for the year ended December 31, 2021 with respect to equity-based compensation, reflecting also equity awards made in previous years which have vested during the current year. Assumptions and key variables used in the calculation of such amounts are described in Note 10 to our audited consolidated financial statements, which are included in this prospectus.

Compensation Policy for Non-Executive Directors

In July 2021, our shareholders amended and re-adopted the compensation policy for our non-executive directors. Pursuant to the amended compensation policy, the non-executive directors are paid an annual cash retainer and receive a fixed equity grant mechanism. The policy does not provide for the payment of any benefits upon termination of any non-executive director’s service.

Cash retainer. The annual retainer for board membership is $50,000, payable quarterly, with the Chairman of the board of directors paid a supplemental annual fee of $50,000, paid quarterly. The annual retainer for committee membership is $10,000 for audit committee membership, $7,500 for membership of the compensation committee, and $5,000 for membership of each nominating and corporate governance committee. The annual retainer for serving as chair of the audit committee, the compensation committee and the nominating and corporate governance committee is $20,000, $15,000 and $10,000, respectively.

Initial equity awards. Each non-employee director is granted an initial grant of $100,000 worth of RSUs to purchase ordinary shares, plus a prorated portion of $150,000, which will be granted on the date of the director’s election or appointment to the Board, based on the closing share price on the date of grant. The prorated portion will be determined by multiplying $150,000 by the quotient of (i) the number of days remaining from the date of appointment or election until the next annual meeting of shareholders, divided by (ii) 360. Each such grant will vest in three equal installments on the first, second and third anniversaries of the date of grant or on the date of the annual meeting of shareholders in the first, second and third years following the date of grant, whichever is earlier in any year. For eligible Israeli directors, such grants will be made in accordance with the capital gains track under Section 102 of the Israeli Income Tax Ordinance and the REE Automotive Ltd. 2021 Share Incentive Plan.

Annual equity awards. Each current and future non-employee director will receive an annual grant of RSUs in the amount of $150,000 (in the case of the Chairman of the Board, $200,000, which the Chairman may elect to receive in whole or in part in quarterly installments of cash instead of RSUs, or some combination thereof), which will be granted at each annual meeting of shareholders at which such non-employee director is reelected, based on the closing share price on the date of grant. A non-employee director who is first elected at an annual meeting of shareholders will receive the full $150,000 Initial RSU Grant but will not receive an Annual RSU Grant for the year in which he or she is elected. Each such grant will vest in one installment on the first anniversary of the date of grant or the annual meeting of shareholders immediately following the date of grant, whichever is earlier. For eligible Israeli directors, such grants will be made in accordance with the capital gains track under Section 102 of the Israeli Income Tax Ordinance and the 2021 REE Automotive Ltd. Share Incentive Plan.

All RSU grants will be fully accelerated upon a change of control of the Company.

Option Plans

Key Employee Share Incentive Plan (2011)

Authorized Shares. REE no longer grants awards under the REE Automotive Ltd. Key Employee Share Incentive Plan (2011) (the “Existing Plan”), although previously granted awards under the Existing Plan remain outstanding and governed by such plan. Ordinary shares subject to awards granted under the Existing Plan that expire or become unexercisable without having been exercised in full will become available again for future grant under the 2021 REE Automotive Ltd. Share Incentive Plan (the “2021 Plan”). As of February 28, 2022, there were a total of 113,517,380 Class A Ordinary Shares subject to outstanding awards granted under the 2011 Plan, which if expired, cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or otherwise unexercisable without having been exercised, will become available for issuance under the 2021 Plan.

Administration. REE’s board of directors administers the Existing Plan. Under the Existing Plan, the administrator has the authority, subject to applicable law, to designate recipients of option grants, determine the terms of awards, including the exercise price of an option award, the time and vesting schedule applicable to an option grant and the other conditions applicable to an award, and take all other actions and make all other determinations necessary or desirable for, or incidental to, the administration of the Existing Plan. The board of directors may resolve to appoint a Share Incentive Committee in the future and in such case such committee will administer the plan, as shall be determined by the board of directors.

Eligibility. The Existing Plan provides for granting awards under various tax regimes, including in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance.

Section 102 allows employees, directors and officers who are not controlling shareholders and who are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may be granted options only under Section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.”

Grants. All awards granted pursuant to the Existing Plan are evidenced by an award agreement that sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable.

Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Exercise. An award under the Existing Plan may be exercised by providing REE with notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. The exercise price of awards under the Existing Plan may be paid in cash or on a net issuance basis.

Termination of Employment. In the event of termination of a grantee’s employment or service with REE or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within 90 days after such date of termination, unless otherwise determined by the administrator. After such 90 day period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with REE or any of its affiliates due to such grantee’s death, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within four months after such date of termination, unless otherwise provided by the administrator. In the event of termination of a grantee’s employment or service with REE or any of its affiliates due to such grantee’s disability (as defined in the Existing Plan), REE’s board of directors shall determine the terms under which the grantee may continue to exercise such awards. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the four month period (in the event of death) or within the period determined by REE’s board of directors (in the event of disability), will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with REE or any of its affiliates is terminated for “cause” (as defined in the Existing Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under t the 2021 Plan, and all shares issued upon previous exercise of options of such grantee shall be subject to repurchase by REE or its designee at a price to be determined by REE’s board of directors, but not less than their nominal value.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of REE’s shares, any other increase or decrease in the number of issued shares effected without receipt of consideration by REE, or in the event of a merger, consolidation, reorganization or the like involving REE, the options under the Existing Plan shall become exercisable for such number of securities of REE or the other corporation involved as would have been the case but for such action. In such case, REE’s board of directors in its sole discretion shall make an appropriate adjustment.

Employee Stock Purchase Plan

The REE Employee Stock Purchase Plan (the “ESPP”) was approved by REE’s board of directors and shareholders on July 21, 2021. The ESPP provides our employees and employees of participating subsidiaries with an opportunity to acquire a proprietary interest in our company through the purchase of shares of Class A Ordinary Shares. With respect to its employees in the United States, the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the ESPP will be interpreted in a manner that is consistent with that intent. However, in order to ensure our employees located in jurisdictions other than the United States may receive similar benefits under the ESPP, the Committee may, in its sole discretion, establish subplans to the ESPP that may not qualify under Section 423 of the Code.

Administration. Our ESPP is administered by the Compensation Committee. The Compensation Committee has the authority to take any actions necessary or desirable for the administration of the ESPP, including adopting sub-plans applicable to particular participating subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code, or special rules applicable to participants in particular participating subsidiaries or particular locations. The Compensation Committee may change the minimum amounts of compensation (as defined in the ESPP) for payroll deductions, the frequency with which a participant may elect to change his or her rate of payroll deductions, the dates by which a participant is required to submit an enrollment form and the effective date of a participant’s withdrawal from the ESPP due to a termination or transfer of employment or change in employment status. The Compensation Committee may delegate some or all of its authority to the extent permitted by law to one or more officers of the Company or one or more committees of the Board.

Shares Reserved. The maximum number of shares of our Class A Ordinary Shares available for issuance under the ESPP initially shall not exceed in the aggregate 4,628,524 Class A Ordinary Shares. The share pool will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) 4,628,524 Class A Ordinary Shares (ii) 1.0% of the total number of shares of the Class A Ordinary Shares outstanding on the last day of the immediately preceding fiscal year and (iii) such number of shares as determined by the Board in its discretion. As of February 28, 2022, a maximum of 4,628,524 Class A Ordinary Shares were available for issuance under the ESPP.

Eligibility. With respect to employees who qualify to participate in an “employee stock purchase plan” pursuant to Section 423 of the Code, unless otherwise determined by the Compensation Committee in a manner that is consistent with Section 423 of the Code, any employee of ours or a participating subsidiary who has been employed by us or a participating subsidiary for at least 6 months and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year is eligible to participate in an offering period, subject to the requirements of Section 423 of the Code. An eligible employee will not be granted an option if such grant would result in the employee owning 5% or more of the total combined voting power or value of all classes of our and our subsidiaries’ Ordinary Shares or if such grant would permit the employee to purchase our and our subsidiaries’ Ordinary Shares at a rate that exceeds $25,000 of the fair market value of the Ordinary Shares for each calendar year in which such option is outstanding at any time. The Committee may also determine additional employees to participate in sub-plans that are not subject to Section 423 of the Code.

Offering Periods. Unless otherwise determined by the Compensation Committee, each offering period under the ESPP will have a duration of six months commencing on or about January 1 or July 1 of each year (or such other time determined by the Compensation Committee). The initial offering period under the ESPP will commence on a date to be specified by the Compensation Committee. The Compensation Committee may, prior to the commencement of a particular offering period, change the duration, frequency, start and end dates of such offering period, subject to a maximum duration of 27 months.

Participation. Participation in the ESPP is voluntary. Eligible employees may elect to participate in the ESPP by completing an enrollment form and submitting it in accordance with the enrollment procedures established by the Compensation Committee, upon which the employee authorizes payroll deductions from his or her paycheck on each payroll date during the offering period in an amount equal to at least 1% of his or her compensation.

Participants may decrease or increase their rate of payroll deductions only once during an offering period by submitting a new enrollment form which must be submitted at least fifteen (15) days before the Purchase Date (as defined in the ESPP). The deduction rate selected for an offering period will remain in effect for subsequent offering periods unless the participant (i) submits a new enrollment form authorizing a new rate of payroll deductions, (ii) withdraws from the ESPP or (iii) terminates employment or otherwise becomes ineligible to participate in the ESPP.

Grant and Exercise of Options. Each participant will be granted, on the first trading day of each offering period, an option to purchase, on the last trading day of the offering period, a number of shares of our Class A Ordinary Shares determined by dividing the participant’s accumulated payroll deductions by the applicable purchase price. The purchase price for the option will equal to 85% of the fair market value of a share on the purchase date. A participant’s option will be exercised automatically on the purchase date to purchase the maximum number of whole Class A Ordinary Shares that can be purchased with the amounts in the participant’s notional account.

Withdrawal. Participants may withdraw from an offering at any time prior to the last day of the offering period by submitting a revised enrollment form indicating his or her election to withdraw at least 15 days before the purchase date. The accumulated payroll deductions held on behalf of the participant in his or her notional account will be paid to the participant promptly following receipt of the participant’s revised enrollment form indicating their election to withdraw, and the participant’s option will be automatically terminated.

Termination of Employment; Change in Employment Status; Transfer of Employment. On termination of a participant’s employment for any reason, or a change in the participant’s employment status following which the participant is no longer an eligible employee, the participant will be deemed to have withdrawn from the ESPP effective as of the date of such termination of employment or change in status, the accumulated payroll deductions remaining in the participant’s notional account will be returned to the participant, and the participant’s option will be automatically terminated.

Over-subscribed Offerings. If the Compensation Committee determines that, on a particular purchase date, the number of shares with respect to which options are to be exercised either exceeds the number of shares available under the ESPP or the Offering Period Limit (as defined i the ESPP), the shares will be allocated pro rata in a uniform manner as practicable and as the Compensation Committee deems equitable.

Adjustments Upon Changes in Capitalization; Corporate Transactions. In the event of any dividend or other distribution, recapitalization, share split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares or other securities of REE or other change in REE’s structure affecting our Class A Ordinary Shares, then in order to prevent dilution or enlargement of the benefits intended to be made available under the ESPP, the Compensation Committee will make equitable adjustments to the number and class of shares that may be issued under the ESPP, the purchase price per share, and the number of shares covered by each outstanding option.

In the event of a Corporate Transaction (as defined in the ESPP), each outstanding option will be assumed (or an equivalent option substituted) by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute such option, the offering period will be shortened by setting a new purchase date on which the offering period will end. The new purchase date for the offering period will occur before the date of the corporate transaction.

Dissolution or Liquidation. Unless otherwise determined by the Compensation Committee, in the event of a proposed dissolution or liquidation of REE, any offering period in progress will be shortened by setting a new purchase date and the offering period will end immediately prior to the proposed dissolution or liquidation. Participants will be provided with written notice of the new purchase date and that the participant’s option will be exercised automatically on such date, unless before such time, the participant has withdrawn from the offering.

Amendment and Termination. The Compensation Committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. The Compensation Committee may elect, upon termination of the ESPP, to terminate any outstanding offering period either immediately or once shares have been purchased on the next purchase date or permit the offering period to expire in accordance with its terms.

2021 Share Incentive Plan

The 2021 Plan, was approved by REE’s board of directors and shareholders on July 21, 2021, and provides for the grant equity linked awards to attract, motivate and retain talented employees for which REE competes.

Authorized Shares. The maximum number of Class A Ordinary Shares available for issuance under the 2021 Plan is equal to the sum of (i) 23,142,623 Class A Ordinary Shares, (ii) any shares subject to awards under the Existing Plan which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised, and (iii) an annual increase on the first day of each year beginning in 2022 and on January 1st of each calendar year thereafter during the term of the Plan, equal to the lesser of (A) 5 % of the outstanding Class A Ordinary Shares on the last day of the immediately preceding calendar year and (B) such amount as determined by REE’s board of directors if so determined prior to January 1 of a calendar year. If permitted by REE, Class A Ordinary Shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2021 Plan or any additional plan may again be available for issuance under the 2021 Plan. REE’s board of directors may also reduce the number of Class A Ordinary Shares reserved and available for issuance under the 2021 Plan in its discretion. As of February 28, 2022, a maximum of 20,486,106 Class A Ordinary Shares were available for issuance under the 2021 Plan.

Administration. The Compensation Committee administers the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten-year term.

Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to REE’s United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code. Generally, any employee, director, officer, consultant, advisor or any other person or entity providing services to REE (including any prospective employee, director, officer, consultant, advisor) may be eligible to receive awards under the 2021 Plan subject to the administrator’s ’s discretion and taking into account the qualification under each tax regime pursuant to which awards are granted.

Grants. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each award will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units, stock appreciation rights, other cash-based awards and other share-based awards. Options granted under the 2021 Plan to REE’s employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders).

Exercise. An award under the 2021 Plan may be exercised by providing REE with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the administrator may, in its discretion, accept cash, or provide for net withholding of shares in a cashless exercise mechanism.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with REE or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with REE or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the three month period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with REE or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Voting Rights. Except with respect to restricted share awards, grantees will not have the rights as a shareholder of REE with respect to any shares covered by an award until the award has vested and/or the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.

Dividends. Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any stock split, stock dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award. Grantees holding restricted share units will not be eligible to receive dividend but may be eligible to receive dividend equivalents.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of REE’s shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by REE (but not including the conversion of any convertible securities of REE), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (v) the type or class of security, asset or right underlying the award (which need not be only that of REE, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by REE, subject to applicable law.

In the event of a merger or consolidation of REE, or a sale of all, or substantially all, of REE’s shares or assets or other transaction having a similar effect on REE, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of REE, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances. Unless otherwise determined by the administrator, to the extent any awards are not assumed or substituted by the successor corporation, such awards shall vest in full and be entitled to receive the consideration payable to shareholders generally (subject to any applicable exercise price and taxes in respect of any award) in such event. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

DESCRIPTION OF SECURITIES

Description of Ordinary Shares

General

This section summarizes the material rights of REE shareholders under Israeli law, and the material provisions of REE’s Amended and Restated Articles.

Share Capital

The authorized share capital of the company consists of 1,000,000,000 Class A Ordinary Shares, without par value, and 83,417,110 Class B Ordinary Shares, without par value. As of December 31, 2021, we had 234,262,636 Class A Ordinary Shares issued and outstanding, 83,417,110 Class B Ordinary Shares issued and outstanding, 15,562,500 Warrants issued and outstanding, 113,287,066 Class A Ordinary Shares underlying outstanding options under REE’s equity incentive plans, at a weighted average exercise price of $0.20 per share, 100,391,350 of which were vested and exercisable, and 492,782 Class A Ordinary Shares underlying outstanding restricted share units under REE’s equity incentive plans, at a weighted average exercise price of $4.35 per share, none of which were vested and exercisable.

All of the outstanding Ordinary Shares are validly issued, fully paid and non-assessable. The Ordinary Shares are not redeemable and do not have any preemptive rights.

Other than with respect to Class B Ordinary Shares, REE’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. REE may also issue and redeem redeemable securities on such terms and in such manner as REE’s board of directors shall determine.

The following descriptions of share capital and provisions of the Amended and Restated Articles are summaries and are qualified by reference to our Amended and Restated Articles.

Registration Number and Purposes of the Company

REE is registered with the Israeli Registrar of Companies. REE’s registration number is 51-455733-9. REE’s affairs are governed by its Amended and Restated Articles, applicable Israeli law and specifically, the Companies Law. REE’s purpose as set forth in its Amended and Restated Articles is to engage in any lawful act or activity.

Class A Ordinary Shares

Voting Rights

Holders of Class A Ordinary Shares are entitled to cast one vote per each Class A Ordinary Share held as of the applicable record date. Generally, holders of all classes of Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by REE shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Transfer of Shares

Fully paid Class A Ordinary Shares are issued in registered form and may be freely transferred under its Amended and Restated Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Ordinary Shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles or the laws of the State of Israel, except for ownership by nationals of some countries that at the time are, or have been, in a state of war with Israel.

Dividend Rights

REE may declare a dividend to be paid to the holders of Class A Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise.

REE’s Amended and Restated Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by its board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If REE does not meet such criteria, then it may distribute dividends only with court approval. In each case, REE is only permitted to distribute a dividend if its board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent REE from satisfying its existing and foreseeable obligations as they become due.

Liquidation Rights

In the event of REE’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Class A Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Repurchase

Class A Ordinary Shares may be repurchased subject to compliance with the Companies Law, in such manner and under such terms as its board of directors shall determine.

Class B Ordinary Shares

Issuance of Class B Ordinary Shares

Class B Ordinary Shares may be issued only to, and registered in the names of, Daniel Barel and Ahishay Sardes and (i) any entities wholly-owned by a Founder, or (ii) a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree, and (iii) the other Founder solely upon the death or permanent disability of the other Founder; provided that in the case of subparagraphs (i) and (ii) the Founder retains the sole power to vote the Class B Ordinary Shares held by such entity or spouse (collectively, “Permitted Class B Owners”).

Voting Rights

Holders of Class B Ordinary Shares are entitled to cast ten votes per each Class B Ordinary Share held as of the applicable record date. Generally, holders of all classes of Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by REE shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Specific actions set forth in REE’s Amended and Restated Articles may not be effected by REE without the prior affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. Such actions include the following:

• directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of our Amended and Restated Articles inconsistent with, or otherwise alter, any provision of its Amended and Restated Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares;

• reclassify any outstanding Class A Ordinary Shares into shares having the right to have more than one vote for each share thereof, except as required by law;

• issue any Class B Ordinary Shares (other than (i) Class B Ordinary Shares originally issued by REE after the Closing Date pursuant to the exercise or conversion of options or warrants that, in each case, are outstanding as of the Closing Date and (ii) Class B Ordinary Shares issued to a Founder simultaneously with each Class A Ordinary Share issued to such Founder); or

• authorize, or issue any shares of, any class or series of REE’s share capital having the right to more than one (1) vote for each share thereof.

Dividend Rights

Holders of Class B Ordinary Shares will not participate in any dividend declared by the board of directors.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of REE, holders of Class B Ordinary Shares will not be entitled to receive any distribution of REE assets of whatever kind.

Transfers

Holders of Class B Ordinary Shares are restricted from transferring such shares other than to a Permitted Class B Owner.

Mandatory Suspension

Each Class B Ordinary Share will be automatically suspended upon the tenth anniversary of the Closing. In addition, the Class B Ordinary Shares will be suspended and have no further voting rights with respect to any Founder:

(i) who holds less than 33% of the Class A Ordinary Shares held by such Founder immediately following the Effective Time (including those underlying vested and unvested options);

(ii) whose employment as an executive officer is terminated other than for cause or who resigns as an officer of REE and also ceases to serve as a director;

(iii) who dies or is permanently disabled, except that if the other Founder holds Class B Ordinary Shares at such time, then the Class B Ordinary Shares held by the Founder who dies or is permanently disabled will automatically be transferred to the other Founder; or

(iv) whose employment as an executive officer is terminated for cause.

A termination for cause requires a unanimous decision of the board of directors of REE other than the affected Founder. A termination for “Cause” shall occur 30 days after written notice by REE to a Founder (based upon the unanimous decision of the board of directors, other than such Founder) of a termination for Cause if such Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such 30 day cure period shall not be required, and such termination shall be effective 10 days after the date REE delivers notice of such termination for Cause. “Cause” shall mean REE’s termination of a Founder’s employment with REE or any of its subsidiaries as a result of: (i) fraud, embezzlement or any willful act of material dishonesty by such Founder in connection with or relating to such Founder’s employment with REE or any of its subsidiaries; (ii) theft or misappropriation of property, information or other assets by such Founder in connection with such Founder’s employment with REE or any of its subsidiaries which results in or would reasonably be expected to result in or would reasonably be expect to result in material loss, damage or injury to REE and its subsidiaries, their goodwill, business or reputation; (iii) such Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or would reasonably be expected to result in material loss, damage or injury to REE and its subsidiaries, their goodwill, business or reputation; (iv) such Founder’s use of alcohol or drugs while working that materially interferes with the ability of such Founder to perform such Founder’s material duties hereunder; (v) such Founder’s material breach of a material REE policy, or material breach of an REE policy that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; or (vi) such Founder’s material breach of any of his obligations under the employment agreement between such Founder and REE, as in effect from time to time (the “Founder Employment Agreement”); provided, that, for clauses (i) — (vi) above, REE delivers written notice to such Founder of the condition giving rise to Cause within 90 days after its initial occurrence.

Repurchase

The Class B Ordinary Share will not be subject to repurchase.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Class A Ordinary Shares, proceeds from the sale of the Class A Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.

Registration Rights

Concurrently with the execution and delivery of the Merger Agreement, 10X Capital, its executive officers and directors (the “Insiders”), 10X Capital SPAC Sponsor I LLC (the “Sponsor”) and certain of the shareholders of REE as of immediately prior to the Merger entered into an Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”), which became effective on July 23, 2021, pursuant to which REE agreed to file a registration statement as soon as practicable upon receipt of a request from certain significant shareholders of REE to register the resale of certain registrable securities under the Securities Act. REE has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities, subject to required notice provisions to other shareholders party thereto. REE has also agreed to file a resale shelf registration statement to register the resale of Class A Ordinary Shares and Warrants held by the Sponsor. In addition, in connection with the execution of the Investors’ Rights Agreement, 10X Capital has agreed to terminate the existing 10X Capital registration rights agreement.

The Investors’ Rights Agreement also provides that the Sponsor shall not transfer any of its Class A Ordinary Shares issued in connection with the Merger until (i) with respect to 25% of such shares, the date that is 90 days following the Closing Date, and (ii) with respect to 75% of such shares, the first to occur of (x) the date that is 12 months following the Closing Date and (y) such time as the closing price of the Class A Ordinary Shares equals or exceeds $13.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading days following the Closing Date. Further, each Insider shall not transfer any of its Class A Ordinary Shares issued in connection with the Merger until the date that is 180 days following the Closing Date. The foregoing restrictions on transfer of the Sponsor’s and the Insiders’ Class A Ordinary Shares shall terminate and no longer be applicable upon the date following the Closing Date on which REE completes a liquidation, merger, capital stock exchange, or other similar transaction that results in all of REE’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. The Sponsor also has agreed not to transfer any of its Warrants until thirty (30) days after the Closing Date.

The Investors’ Rights Agreement also provides that REE will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to their REE securities or 10X Capital securities, and all such prior agreements shall be terminated.

Shareholder Meetings

Under Israeli law, REE is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Amended and Restated Articles as special general meetings. REE’s board of directors may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that REE’s board of directors is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of REE’s issued and outstanding shares and 1% or more of REE’s outstanding voting power or (b) 5% or more of REE’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. REE’s Amended and Restated Articles will contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•amendments to the articles of association;
•appointment, terms of service and termination of services of auditors;
•appointment of directors, including external directors (if applicable);
•approval of certain related party transactions;
•increases or reductions of authorized share capital;
•a merger; and
•the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.
The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and REE’s Amended and Restated Articles, shareholders will not be permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to REE’s Amended and Restated Articles, the quorum required for REE’s general meetings of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33⅓% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting REE qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. Notwithstanding the foregoing, a quorum for a general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by REE shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Ordinary Shares — Shareholder Meetings.” Notwithstanding the foregoing, a quorum for any adjourned general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding.

Vote Requirements

REE’s Amended and Restated Articles provide that all resolutions of REE shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Amended and Restated Articles. Under the Companies Law, certain actions require the approval of a special majority, including:

(i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest;

(ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary); and

(iii) certain compensation-related matters described above under “Management — Compensation Committee” and “— Compensation Policy under the Companies Law.”

Under REE’s Amended and Restated Articles, the alteration of the rights, privileges, preferences or obligations of any class of REE’s shares (to the extent there are classes other than the Ordinary Shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Under REE’s Amended and Restated Articles, the approval of (i) a majority of the total voting power of the shareholders if Class B Shares remain outstanding and (ii) if no Class B Shares remain outstanding, a supermajority of at least 65% of the total voting power of the Shares is generally required to remove any of its directors from office, to amend such provision regarding the removal of any of its directors from office, or certain other provisions regarding the board, shareholder proposals, and the size of REE’s board. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution and pursuant to Section 350(a1) of the Companies Law, in light of the dual classes of its shares may require separate class votes.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of REE’s general meetings, REE’s shareholder register (including with respect to material shareholders), REE’s articles of association, REE’s financial statements, other documents as provided in the Companies Law, and any document REE is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in its possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. REE may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions; Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, no preferred shares have been authorized under REE’s Amended and Restated Articles. In the future, if REE authorizes, creates and issues a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent its shareholders from realizing a potential premium over the market value of Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to REE’s Amended and Restated Articles which requires the prior approval of the holders of a majority of the voting power of REE participating or otherwise represented in the shareholders’ meeting, provided that a quorum is present or otherwise represented at the meeting, and provided further, that in the event that such class of preferred shares shall have the right to more than one (1) vote for each share thereof, such authorization and designation shall also require the affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class.The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and REE’s Amended and Restated Articles, as described above under the paragraphs titled “— Shareholder Meetings,” “— Quorum” and “— Vote Requirements.”

Borrowing Powers

Pursuant to the Companies Law and REE’s Amended and Restated Articles, REE’s board of directors may exercise all powers and take all actions that are not required under law or under its Amended and Restated Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.

Changes in Capital

REE’s Amended and Restated Articles enable it to increase or reduce its share capital, provided that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Ordinary Shares. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by REE’s shareholders at a general meeting of shareholders, provided that modification to the rights attached to the Class B Ordinary Shares shall require approval of shareholders holding 100% of the then issued Class B Ordinary Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both REE’s board of directors and an Israeli court.

Exclusive Forum

REE’s Amended and Restated Articles provide that unless it consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. REE’s Amended and Restated Articles also provide that unless REE consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of REE, any action asserting a breach of a fiduciary duty owed by any of REE’s directors, officers or other employees to REE or its shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for Ordinary Shares is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York 10004, and its telephone number is 212-509-4000.

Description of Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Ordinary Shares, subject to adjustment as discussed below, at any time commencing on the later of 12 months from November 24, 2020 and 30 days after the completion of the Merger, provided in each case that REE has an effective registration statement under the Securities Act covering the shares of Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or that REE permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued and only whole warrants will trade. The warrants will expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

REE will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to REE satisfying its registration obligations. No warrant will be exercisable and REE will not be obligated to issue a share of Class A Ordinary Shares upon exercise of a warrant unless the share of Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will REE be required to net cash settle any warrant. During any period when REE will have failed to maintain an effective registration statement, warrant holders will be able to, until such time there is an effective registration statement, exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, warrant holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants for Cash

REE will be able to call the warrants for redemption for cash:

• in whole and not in part;

• at a price of $0.01 per warrant;

• upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

• if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of the Merger as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before REE sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by REE for cash, REE will be able to exercise its redemption right even if REE is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

REE will establish the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and REE issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of the Merger as described elsewhere in this prospectus) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If REE calls the warrants for redemption as described above under “— Redemption of Warrants for Cash”, REE’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” REE’s management will consider, among other factors, REE’s cash position, the number of warrants that are outstanding and the dilutive effect on REE’s shareholders of issuing the maximum number of shares of Class A Ordinary Shares issuable upon the exercise of REE’s warrants. If REE’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If REE’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. This may be an attractive option to REE if REE does not need the cash from the exercise of the warrants after the Merger. If REE calls its warrants for redemption and REE’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify REE in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the transfer agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Ordinary Shares is increased by a share capitalization payable in shares of Class A Ordinary Shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Ordinary Shares equal to the product of (i) the number of shares of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per share of Class A Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if REE, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Ordinary Shares in respect of such event.

If the number of outstanding shares of Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A Ordinary Shares.

Whenever the number of shares of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) REE issues additional shares of Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Merger at an issue price or effective issue price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by REE’s board of directors and, in the case of any such issuance to 10X Capital’s initial stockholders or their affiliates, without taking into account any sponsor shares held by 10X Capital’s initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding the Merger on the date of the consummation of the Merger (net of redemptions), and the volume weighted average trading price of Class A Ordinary Shares during the 20 trading day period starting on the trading day after the closing of the Merger (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of REE with or into another corporation (other than a consolidation or merger in which REE is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of REE as an entirety or substantially as an entirety in connection with which REE is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to this prospectus supplement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to REE, for the number of warrants being exercised. The warrant holders will not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, REE will, upon exercise, round down to the nearest whole number the number of shares of Class A Ordinary Shares to be issued to the warrant holder.

REE has agreed that, subject to applicable law, any action, proceeding or claim against REE arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and REE irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

The warrants issued to the Sponsor will be considered private warrants. The private warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrants) will be exercisable for cash or on a cashless basis, at the holder’s option and will be non- transferable, non-assignable or non-salable until 30 days after the completion of the Merger (except, among other limited exceptions, to 10X Capital’s officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by REE so long as they are held by the Sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, will have the option to exercise the private warrants on a cashless basis. Except as described in this section, the private warrants will have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by REE and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of REE’s Class A Ordinary Shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the transfer agent.

The Sponsor has agreed not to transfer, assign or sell any of the private warrants (including the Class A Ordinary Shares issuable upon exercise of any of these warrants) until the date that is 30 days after the closing of the Merger, as described under “Certain Relationships and Related Party Transactions — Certain Relationships and Related Person Transactions — 10X Capital — Investors’ Rights Agreement.”

BENEFICIAL OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Ordinary Shares, as of February 28, 2022:

•each person or entity who is known by us to be the beneficial owner of more than 5% of the outstanding Ordinary Shares;

•each of our current executive officers and directors, individually; and

•all of our executive officers and directors, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The percentage of ordinary shares beneficially owned is computed on the basis of 236,636,133 Class A Ordinary Shares and 83,417,110 Class B Ordinary Shares outstanding as of February 28, 2022.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. To our knowledge, no Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Number of Class A Ordinary Shares Beneficially Owned	Percentage of Outstanding Class A Ordinary Shares	Number of Class B Ordinary Shares Beneficially Owned	Percentage of Outstanding Class B Ordinary Shares	Percentage of Total Voting Power
5% Holders:
Ziv Aviram	16,574,420	7.0%	—	—	1.5%
Clal Insurance(1)	13,758,023	5.8%	—	—	1.3%
Executive Officers and Directors
Daniel Barel(2)	41,708,616	17.6%	41,708,555	50.0%	42.8%
Ahishay Sardes(3)	41,533,385	17.6%	41,708,555	50.0%	42.8%
David Goldberg	—	*	—	—%	*
Michael-John Charlton(4)	244,763	*	—	—%	*
Keren Shemesh(5)	731,893	*	—	—%	*
Tali Miller(6)	1,341,887	*	—	—%	*
Arik Shteinberg(7)	6,452,100	2.7%	—	—%	*
Hari Nair(8)	2,487,186	1.1%	—	—%	*
Lilach Geva-Harel	—	—%	—	—%	*
Michal Marom-Brikman	—	—%	—	—%	*
Hans Thomas(9)(10)	1,967,980	*	—	—%	*
All Executive Officers and Directors as a Group	96,467,810	40.8%	83,417,110	100.0%	86.9%

*    Less than 1%.

(1)    The Ordinary Shares are held for members of the public through, among others, provident funds and/or pension funds and/or insurance policies, which are managed by subsidiaries of Clal Insurance Enterprises Holdings Ltd., (“Clal”). Includes Clal Insurance Company Ltd. (for Profit Participating Policies) and Clal Pension and Provident Funds Ltd, a wholly-owned subsidiary of Clal Insurance Company Ltd, which are managed by subsidiaries of Clal, which subsidiaries operate under independent management and make independent voting and investment decisions. In addition, Clal Insurance Company Ltd. holds shares for its Nostro, which makes independent voting and investment decisions. The address of Clal is 36 Raul Wallenberg Rd., Tel Aviv, Israel.
(2)    Reflects 41,708,616 Class A Ordinary Shares underlying options that are exercisable within 60 days of February 28, 2022, with a weighted average exercise price of $0.08 and which expire between January 6, 2027 and July 22, 2031.
(3)    Reflects 41,533,385 Class A Ordinary Shares underlying options that are exercisable within 60 days of February 28, 2022, with a weighted average exercise price of $0.08 and which expire between January 6, 2027 and July 22, 2031.
(4)    Reflects 244,763 Class A Ordinary Shares underlying options that are exercisable within 60 days of February 28, 2022, with an exercise price of $0.00 and which expire on November 18, 2030.
(5)    Reflects 731,893 Class A Ordinary Shares underlying options that are exercisable within 60 days of February 28, 2022, with a weighted average exercise price of $0.33 and which expire between January 23, 2030 and July 9, 2031.
(6)    Reflects 1,341,887 Class A Ordinary Shares underlying options that are exercisable within 60 days of February 28, 2022, with a weighted average exercise price of $0.26 and which expire between May 14, 2028 and January 23, 2030.
(7)    Reflects 4,440,665 Class A Ordinary Shares and 3,226,050 Class A Ordinary Shares underlying options that are exercisable within 60 days of February 28, 2022, with a weighted average exercise price of $1.31 and which expire on December 6, 2028.
(8)    Reflects 2,487,186 Class A Ordinary Shares underlying options that are exercisable within 60 days of February 28, 2022, with a weighted average exercise price of $0.90 and which expire between November 28, 2029 and July 20, 2031.
(9)    Reflects 1,967,980 Class A Ordinary Shares.
(10)    Reflects the forfeiture of 1,500,000 Class A Ordinary Shares pursuant to the terms of the Letter Agreement. 10X Capital SPAC Sponsor I LLC is the record holder of 1,284,168 shares reported herein and 10X SPAC Partners SPV LLC is the record holder of 683,812 shares reported herein. Mr. Thomas has voting and investment discretion with respect to the Class A Ordinary Shares held of record by 10X Capital SPAC Sponsor I LLC and 10X SPAC Partners SPV LLC.

Registered Holders

As of February 28, 2022, we had 40 holders of record of our Class A Ordinary Shares in the United States, including Cede & Co., the nominee of The Depository Trust Company. These shareholders held in the aggregate 177,154,527 of our outstanding Class A Ordinary Shares, or 74.9% of our outstanding Class A Ordinary Shares as of February 28, 2022. The number of record holders in the United States is not representative of the number of beneficial holders nor is it representative of where such beneficial holders are resident since many of these Ordinary Shares were held by brokers or other nominees.

Significant Changes

To our knowledge, other than as disclosed in this prospectus and in our other filings with the SEC, there has been no significant change in the percentage ownership held by any major shareholder since January 1, 2019, other than the following decreases in ownership of our former major shareholders as of February 28, 2022: Phoenix Excellence Pension and Provident Fund Ltd., Gil Agmon, and Rad Biomed & Rad Data Communications Ltd. ceased to be shareholders of record of REE and Ari Raved ceased to be a major shareholder of REE.

Voting Rights

Neither our major shareholders nor our directors and executive officers have different or special voting rights with respect to their Ordinary Shares, except that each Class A Ordinary Share is entitled to one vote per share and each Class B Ordinary Share is be entitled to ten votes per share. For additional information about our dual class structure, see Exhibit 2.6 to this prospectus, which is incorporated by reference herein.

SELLING SECURITYHOLDERS
On July 22, 2021, we consummated the Business Combination.
The Selling Securityholders may offer and sell, from time to time, any or all of the Class A Ordinary Shares or Warrants being offered for resale by this prospectus.
In addition, this prospectus relates to the offer and sale of up to 10,062,500 Class A Ordinary Shares that are issuable by us upon the exercise of the Public Warrants, which were previously registered.
The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.
The table below provides, information regarding the beneficial ownership of our Class A Ordinary Shares and Warrants of each Selling Securityholder, the number of Class A Ordinary Shares and number of Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 236,636,133 Class A Ordinary Shares outstanding as of February 28, 2022.
Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. Beneficial ownership information is provided as of August 30, 2021, the date that the offering to which this prospectus relates commenced. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Class A Ordinary Shares					Warrants to Purchase Ordinary Shares
	Beneficially Owned Prior to Offering		Number Registered for Sale Hereby	Beneficially Owned Prior to Offering		Beneficially Owned Prior to Offering		Number Registered for Sale Hereby	Beneficially Owned Prior to Offering

Name	Number	Percent		Number	Percent	Number	Percent		Number	Percent
10X Capital SPAC Sponsor I LLC(1)	6,431,250	2.8%	6,431,250	—	—	5,500,000	35.3%	5,500,000	—	—
AGR Trading SPC-Series EC Segregated Portfolio(2)	20,370	*	20,370	—	—	—	—	—	—	—
Alon Blue Square Israel Ltd.(3)	229,940	*	229,940	—	—	—	—	—	—	—
Alyeska Master Fund, L.P.(4)	1,000,000	*	1,000,000	—	—	—	—	—	—	—
Atalaya Special Purpose Investment Fund II LP(5)	240,000	*	240,000	—	—	—	—	—	—	—
Blackstone Aqua Master Sub-Fund(6)	500,000	*	500,000	—	—	200,000	1.3%	—	200,000	1.3%
Blue Square Real Estate Ltd.(7)	287,425	*	287,425	—	—	—	—	—	—	—

Boothbay Absolute Return Strategies, LP(8)	40,116	*	40,116	—	—	—	—	—	—	—
Clal Insurance Company Ltd.(9)	150,000	*	150,000	—	—	—	—	—	—	—
Clal Insurance Enterprises Holdings Ltd.(10)	136,000	*	136,000	—	—	—	—	—	—	—
Clal Insurance Ltd.(11)	806,368	*	806,368	—	—	—	—	—	—	—
Clal Pension and Provident Funds Ltd.(12)	1,107,632	*	1,107,632	—	—	—	—	—	—	—
Cohen REE PIPE LLC(13)	1,000,000	*	1,000,000	—	—	—	—	—	—	—
Corbin ERISA Opportunity Fund, Ltd.(14)	700,000	*	700,000	—	—	133,333	*	—	133,333	*
Corbin Opportunity Fund, L.P.(15)	760,000	*	760,000	—	—	66,666	*	—	66,666	*
Cowen Investments II LLC(16)	722,593	*	250,000	472,593	*	—	—	—	—	—
CVI Investments, Inc.(17)	500,000	*	500,000	—	—	—	—	—	—	—
Dor-Alon Energy in Israel (1988) Ltd.(18)	251,497	*	251,497	—	—	—	—	—	—	—
Electron Global Master Fund L.P.(19)	1,234,648	*	1,234,648	—	—	—	—	—	—	—
Electron Infrastructure Master Fund, L.P.(20)	904,866	*	904,866	—	—	—	—	—	—	—
Extra Holdings Israel Ltd.(21)	431,138	*	431,138	—	—	—	—	—	—	—
Ghisallo Master Fund LP (22)	1,250,000	*	1,250,000	—	—	—	—	—	—	—
Hazavim Limited Partnership (23)	150,000	*	150,000	—	—	—	—	—	—	—
Hazavim Long, LP (24)	150,000	*	150,000	—	—	—	—	—	—	—

Jane Street Global Trading, LLC (25)	820,400	*	750,000	70,400	*	599	*	—	599	*
Linden Capital L.P. (26)	1,000,000	*	1,000,000	—	—	—	—	—	—	—
Lugard Road Capital Master Fund, LP(27)	673,630	*	673,630	—	—	—	—	—	—	—
Luxor Capital Partners Long Offshore Master Fund, LP(28)	7,289	*	7,289	—	—	—	—	—	—	—
Luxor Capital Partners Long, LP(29)	21,771	*	21,771	—	—	—	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP(30)	438,010	*	438,010	—	—	—	—	—	—	—
Luxor Capital Partners, LP(31)	698,347	*	698,347	—	—	—	—	—	—	—
Luxor Wavefront, LP(32)	360,953	*	360,953	—	—	—	—	—	—	—
Magna International Inc.(33)	2,360,101	1.0%	2,360,101	—	—	—	—	—	—	—
Magna US Investments, Inc.(34)	100,000	*	100,000	—	—	—	—	—	—	—
Mahindra Overseas Investment Company (Mauritius) Ltd(35)	50,000	*	50,000	—	—	—	—	—	—	—
Masterplan Hedge Fund Limited Partnership(36)	400,000	*	400,000	—	—	—	—	—	—	—
Meitav Dash Provident Funds and Pension Ltd(37)	700,000	*	700,000	—	—	—	—	—	—	—
Entities affiliated with Millennium Management LLC(38)	4,749,224	2.1%	3,000,000	1,749,224	*	1,088,750	7.0%	—	1,088,750	7.0%
MMF LT, LLC(39)	700,000	*	700,000	—	—	—	—	—	—	—
More Provident Funds LTD(40)	1,500,000	*	1,500,000	—	—	—	—	—	—	—

REE-ACM LLC(41)	500,000	*	500,000	—	—	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(42)	1,000,000	*	1,000,000	—	—	—	—	—	—	—
Spring Creek Capital, LLC(43)	5,000,000	2.2%	5,000,000	—	—	400,000	2.6%	—	—	—
The HGC Fund LP(44)	250,000	*	250,000	—	—	—	—	—	—	—
Topia Ventures, LLC(45)	1,000,000	*	1,000,000	—	—	—	—	—	—	—
____________
*        Less than 1.0%.
(1)      Reflects the forfeiture of 1,500,000 Class A Ordinary Shares pursuant to the terms of the Letter Agreement. The address of 10X Capital SPAC Sponsor I LLC is 1 World Trade Center, 85th Floor, New York, NY 10007. Hans Thomas has voting and investment discretion with respect to the common stock held of record by 10X Capital SPAC Sponsor I LLC.
(2)      The address of AGR Trading SPC-Series EC Segregated Portfolio is 10 East 53rd Street, 19th Floor, New York, NY 10022. James Shaver, the Managing Member of the AGR Trading SPC-Series EC Segregated Portfolio Sub-Investment Advisor, Electron Capital Partners, LLC, has the power to vote or dispose of the securities reported.
(3)      The address of Alon Blue Square Israel Ltd. is 132 Derech Menachem Begin, Tel-Aviv, Israel 6701101. Mordechay Ben-Moshe is the sole shareholder of Extra Holdings Israel Ltd. (“Extra”), which is the sole shareholder of Alon Blue Square Israel LTD. (“BSI”) and has the power to vote or dispose of the shares reported, subject to the provisions of the articles of association of each of Extra and BSI, and applicable law. BSI holds approximately 58.3% of the shares of Blue Square Real Estate Ltd and approximately 73.9% of the shares of Dor Alon Energy in Israel (1988) Ltd.
(4)      The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601. Alyeska Investment Group, L.P. is the investment manager of Alyeska Master Fund, L.P. and has voting and dispositive power of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares.
(5)      The address of Atalaya Special Purpose Investment Fund II LP is One Rockefeller Center, New York, NY 10020. Ivan Zinn is the Chief Investment Officer of Atalaya Special Purpose Investment Fund II LP and has voting and dispositive power of the securities reported.
(6)      The address of Blackstone Aqua Master Sub-Fund is c/o The Blackstone Group Inc., 345 Park Avenue, New York, NY 10154. Blackstone Aqua Master Sub-Fund is a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each, other than the Aqua Fund to the extent of its direct holdings, disclaims beneficial ownership of such securities.
(7)      The address of Blue Square Real Estate Ltd. is c/o Extra Holdings Israel Ltd., 132 Derech Menachem Begin, Tel Aviv, Israel 6701101. Mordechay Ben-Moshe is the sole shareholder of Extra. Extra is the sole shareholder of BSI. BSI holds 58.31% of the share capital of Blue Square Real Estate Ltd., or 56.2% on a fully diluted basis. Extra holds 1.86% of the share capital of Blue Square Real Estate Ltd., or 1.77% on a fully diluted basis.
(8)      The address of Boothbay Absolute Return Strategies, LP is 10 East 53rd Street, Floor 19, New York, NY 10022. James Shaver is the Managing Member of Boothbay Absolute Return Strategies’ Sub-Investment Advisor, Electron Capital Partners, LLC, and has voting and dispositive power of the securities reported.
(9)      The address of Clal Insurance Company Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Insurance Company Ltd. is managed by a subsidiary of Clal Insurance Enterprises Holdings Ltd. The subsidiary operates under independent management and makes independent voting and investment decisions. The subsidiary and Clal Insurance Company Ltd. disclaim beneficial ownership of the securities reported.
(10)    The address of Clal Insurance Enterprises Holdings Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Insurance Enterprises Holdings Ltd. makes independent voting and investment decisions. Clal Insurance Enterprises Holdings Ltd. disclaims beneficial ownership of the securities reported.
(11)    The address of Clal Insurance Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Insurance Ltd. makes independent voting and investment decisions. Clal Insurance Ltd. disclaims beneficial ownership of the securities reported.
(12)    The address of Clal Pension and Provident Funds Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Pension and Provident Funds Ltd. is a wholly-owned subsidiary of Clal Insurance Company Ltd. and is managed by a subsidiary of Clal Insurance Enterprises Holdings Ltd. The subsidiary operates under independent management and makes independent voting and investment decisions. The subsidiary and Clal Pension and Provident Funds Ltd. disclaim beneficial ownership of the securities reported.
(13)    The address of Cohen REE PIPE LLC is 3 Columbus Circle, Suite 2400, New York, NY 10019. Lester Brafman is the Chief Executive Officer of Cohen & Company LLC and has voting and dispositive power over the securities reported.
(14)    The address of Corbin ERISA Opportunity Fund, Ltd. is 590 Madison Ave, Floor 31, New York, NY 10022. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares.

(15)    The address of Corbin Opportunity Fund, L.P. is 590 Madison Ave, Floor 31, New York, NY 10022. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares.
(16)    The address of Cowen Investments II LLC is 599 Lexington Avenue, New York, NY 10022. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Mr. Jeffrey Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. Mr. Solomon disclaims beneficial ownership of the shares reported herein. Cowen Investments II LLC is an affiliate of Cowen and Company, LLC, a registered broker-dealer and FINRA member.
(17)    The address of CVI Investments, Inc. (“CVI”) is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111. Heights Capital Management, Inc., the authorized agent of CVI, has voting and dispositive power over the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have voting and dispositive power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the registration statement of shares purchased by the investor in this Offering.
(18)    The address of Dor-Alon Energy in Israel (1988) Ltd. is c/o Dor-Alon Energy in Israel (1988) Ltd., France Building, GreenWork Park, Yakum, Israel (“Dor-Alon”). Dor-Alon is an Israeli public company, and its shares are listed for trading on the Tel Aviv Stock Exchange. The controlling shareholder of Dor-Alon is Mr. Mordechay Ben-Moshe. Mr. Ben-Moshe owns (indirectly) 76.04% of Dor-Alon’s issued and outstanding share capital.
(19)    The address of Electron Global Master Fund L.P. is 10 East 53rd Street, Floor 19, New York, NY 10022. James Shaver is the Managing Member of Electron GP, LLC and has voting and dispositive power over the securities reported.
(20)    The address of Electron Infrastructure Master Fund, L.P. is 10 East 53rd Street, Floor 19, New York, NY 10022. James Shaver is the Managing Member of Electron Infrastructure GP, LLC and has voting and dispositive power over the securities reported.
(21)    The address of Extra Holdings Israel Ltd. is 132 Derech Menachem Begin, Tel Aviv, Israel 6701101. Mordechay Ben-Moshe is the sole shareholder of Extra Holdings Israel Ltd. and has voting and dispositive power over the securities reported.
(22)    The address of Ghisallo Master Fund LP is 190 Elgin Avenue, Georgetown, Grand Cayman, Cayman Islands KY 1-9008. Michael Germino is the managing member of Ghisallo Capital Management LLC, the investment manager of Ghisallo Master Fund LP, and has the power to vote or dispose of the securities reported.
(23)    The address of Hazavim Limited Partnership is Bar Cocva 21 St, Bnei Brak, Israel. Yoram Hadar has the power to vote or dispose of the securities reported.
(24)    The address of Hazavim Long, LP is Bar Cocva 21 St, Bnei Brak, Israel. Yoram Hadar has the power to vote or dispose of the securities reported.
(25)    The address of Jane Street Global Trading, LLC is 250 Vesey Street, Floor 3, New York, NY 10281. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the operating committee of Jane Street Group, LLC and accordingly may be deemed to have voting and dispositive power with respect to the shares held by Jane Street Global Trading, LLC. Each of Mr. Jenkins and Mr. Granieri disclaims such beneficial ownership except to the extent of a pecuniary interest therein.
(26)    The address of Linden Capital L.P. is 590 Madison Ave, Floor 15, New York, NY 10022. The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.
(27)    The address of Lugard Road Capital Master Fund, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Jonathan Green is a Partner at Lugard Road Capital Master Fund and has voting and dispositive power over the securities reported.
(28)    The address of Luxor Capital Partners Long Offshore Master Fund, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners Long Offshore Master Fund and has voting and dispositive power over the securities reported.
(29)    The address of Luxor Capital Partners Long, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners Long, LP and has voting and dispositive power over the securities reported.
(30)    The address of Luxor Capital Partners Offshore Master Fund, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners Offshore Master Fund, LP and has voting and dispositive power over the securities reported.
(31)    The address of Luxor Capital Partners, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners, LP and has voting and dispositive power over the securities reported.
(32)    The address of Luxor Wavefront, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Wavefront, LP and has voting and dispositive power over the securities reported.
(33)    Sole investment and voting power of the reported shares is exercised by Magna International Inc. (“Magna International”), acting through its management. Magna International’s management team is comprised of Seetarama (Swamy) Kotagiri, the Chief Executive Officer, Vincent J. Galifi, the Chief Financial Officer, Tommy J. Skudutis, the Chief Operating Officer, Guenther F. Apfalter, the President of Magna Europe and Asia, Bruce R. Cluney, the Executive Vice President and Chief Legal Officer, Sherif S. Marakby, the Executive Vice President of Research and Development, Aaron D. McCarthy, the Executive Vice President and Chief Human Resources Officer, and Eric J. Wilds, the Chief Sales and Marketing Officer. The address of Magna International and the business address of each of the aforementioned persons is 337 Magna Drive, Aurora, Ontario L4G 7K1, Canada.
(34)    The address of Magna US Investments, Inc. is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, USA 19808. Magna US Investments, Inc. is a subsidiary of Magna International, a public company listed on the New York Stock Exchange and the Toronto Stock Exchange. Sole investment and voting power of the shares is exercised by Magna International, acting through its management. Magna International’s management team is comprised of Seetarama (Swamy) Kotagiri, the Chief Executive Officer, Vincent J. Galifi, the Chief Financial Officer, Tommy J. Skudutis, the Chief Operating Officer, Guenther F. Apfalter, the President of Magna Europe and Asia, Bruce R. Cluney, the Executive Vice President and Chief Legal Officer, Sherif S. Marakby, the Executive Vice President of Research and Development, Aaron D. McCarthy, the Executive Vice President and Chief Human Resources Officer, and Eric J. Wilds, the Chief Sales and Marketing Officer. Each member of Magna International’s management team has shared voting and investment power over the shares. Each member of management disclaims any beneficial ownership of the reported shares.

(35)    The address of Mahindra Overseas Investment Company (Mauritius) Ltd is Sanne House, TwentyEight Cybercity, Ebene, Mauritius 72201. Voting and dispositive power over the securities is vested with the board of directors of Mahindra Overseas Investment Company (Mauritius) Ltd comprising of Messrs S.P. Shukla, Prakash Wakankar, and Zakir Hussein Niamut.
(36)    The address of Masterplan Hedge Fund Limited Partnership is Bar Cocva 21 St, Bnei Brak, Israel. Yoram Hadar has the power to vote or dispose of the securities reported.
(37)    The address of Meitav Dash Provident Funds and Pension Ltd in 30 Sheshet Hayamim Road, Bnei Brak, Israel 5112303. Meitav Dash Provident Funds and Pension Ltd has the power to vote or dispose of the securities reported.
(38)    Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owns 3,566,522 shares of the reported Class A Ordinary Shares, representing 1.6% of the Class A Ordinary Shares outstanding, of which 2,750,000 are registered for sale hereby and 816,522 will be beneficially owned after the offering. Riverview Group LLC, a Delaware limited liability company (“Riverview Group”), beneficially owns 1,125,000 of the reported Class A Ordinary Shares, representing less than 1% of the Class A Ordinary Shares outstanding, of which 250,000 are registered for sale hereby and 875,000 will be beneficially owned after the offering and 1,010,000 Warrants, representing 6.5% of the outstanding Warrants, none of which are registered for sale hereby and all of which will be beneficially owned after the offering. Each of ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS”), and ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS II”), beneficially owns 78,750 Warrants and 57,702 Class A Ordinary Shares, respectively, none of which are registered for sale hereby and all of which will be beneficially owned after the offering. Millennium International Management LP, a Delaware limited partnership (“Millennium International”), is the investment manager to ICS and ICS II and may be deemed to have shared voting control and investment discretion over the securities owned by ICS and ICS II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of each of Integrated Core Strategies and Riverview Group, and may be deemed to have shared voting control and investment discretion over the securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS and ICS II and may also be deemed to have shared voting control and investment discretion over the securities owned by ICS and ICS II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over the securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International and may also be deemed to have shared voting control and investment discretion over the securities owned by ICS and ICS II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over the securities reported. The address of each entity is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.
(39)     Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(40)    The address of More Provident Funds LTD is 2, Ben Gurion, Ramat Gan, Israel. Ori Keren is the Chief Investment Officer and has voting and dispositive power over the securities reported.
(41)    The address of REE-ACM LLC is One Rockefeller Center, New York, NY 10020. Ivan Zinn is the Chief Investment Officer and has voting and dispositive power over the securities reported.
(42)    Schonfeld Strategic Advisors LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any other purpose. The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Floor 19, New York, NY 10022.
(43)    The address of Spring Creek Capital, LLC is 4111 E 37th Street N Wichita, Kansas 67220. Eric K. Butcher is the President of Spring Creek Capital, LLC and has the power to vote or dispose of the securities reported. Mr. Butcher disclaims beneficial ownership.
(44)    The address of The HGC Fund LP is 601-366 Adelaide St W, Toronto, ON M5V 1R9. The securities are held in trust by Gundy Co ITF The HGC Fund LP. Sean Kallir is the Chief Executive Officer of The HGC Fund LP and has the power to vote or dispose of the securities reported.
(45)    Consists of 1,000,000 shares of common stock held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC. Mr. David Broser is the managing member of Topia Ventures Management, LLC and has voting and dispositive power with respect to the shares. The address for Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, NY 10018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of our related party transactions since January 1, 2019.
Certain Relationships and Related Person Transactions — 10X Capital
Merger Agreement

On February 3, 2021, REE entered into the Merger Agreement, by and among REE, 10X Capital and Merger Sub, which provided for, among other things, the merger of Merger Sub with and into 10X Capital, with 10X Capital surviving as a wholly-owned subsidiary of REE, and with the securityholders of 10X Capital becoming securityholders of REE. On July 22, 2021, the following transactions occurred pursuant to the terms of the Merger Agreement:

•Each preferred share, par value NIS 0.01 per share, of REE (each, a “Preferred Share”) converted into one Class A Ordinary Shares in accordance with REE’s organizational documents and (ii) immediately following such conversion but prior to the Effective Time (as defined in the Merger Agreement), REE effected a stock split of all of its outstanding Class A Ordinary Share into an aggregate of 188,722,998 Class A Ordinary Shares, calculated in accordance with the terms of the Merger Agreement such that each Class A Ordinary Share had a value of $10.00 per share after giving effect to such stock split.

•Each outstanding share of Class B common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class B Common Stock”) converted into shares of Class A common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class A Common Stock”) and, immediately thereafter, each outstanding share of 10X Capital Class A Common Stock converted into the right to receive one newly issued Class A Ordinary Share. A total of 12,703,234 Class A Ordinary Shares were issued to holders of 10X Capital Class A Common Stock.

•Each of 10X Capital’s outstanding warrants to purchase one share of 10X Capital Class A Common Stock (the “10X Capital Warrants”) were converted into the right to receive an equal number of Warrants, subject to downward adjustment to the next whole number in case of fractions of Warrants. A total of 15,562,500 Warrants to purchase one Class A Ordinary Share were issued to holders of 10X Capital Warrants.

•REE’s ordinary shares are divided into two classes: the Class A Ordinary Shares, with one vote per share, and the Class B Ordinary Shares, with 10 votes per share. An aggregate of 83,417,110 Class B Ordinary Shares were issued to the Founders representing approximately 39% of the voting power to each of them immediately following the Merger.

Letter Agreement

On February 3, 2021, concurrently with the execution and delivery of the Merger Agreement, 10X Capital, its Insiders, the Sponsor and REE entered into that certain SPAC Letter Agreement (the “Letter Agreement”). Pursuant to the Letter Agreement, the holders of the shares of 10X Capital Class B Common Stock agreed to waive their right to receive any Anti-Dilution Shares (as defined therein) in excess of 2,900,000, with such waiver resulting in the Conversion Ratio (as defined in the Merger Agreement). In addition, up to 1,500,000 of the 2,900,000 Anti-Dilution Shares to be received upon the conversion of 10X Capital Class B Common Stock were subject to subsequent forfeiture without consideration if the trading prices of REE Class A Ordinary Shares specified in the Letter Agreement were not achieved following the Merger. 10X Capital’s outstanding warrants to purchase one share of 10X Capital Class A Common Stock shall be converted into the right to receive an equal number of warrants to purchase one REE Class A Ordinary Share, subject to downward adjustment to the next whole number in case of fractions of REE Warrants. On the second business day following the Merger, all 1,500,000 Class A Ordinary Shares were forfeited pursuant to the terms of the Letter Agreement.

Support Agreement

Concurrently with the execution of the Merger Agreement, 10X Capital, the Sponsor, REE, the REE shareholders party thereto (collectively, the “Voting Parties”) entered into the Support Agreement. Pursuant to the Support Agreement, the Sponsor agreed, among other things, to vote, and take certain other actions, in support of the Merger, and REE and the REE shareholders party thereto agreed, among other things, to vote, and take certain other actions, in support of the Merger. In addition, each of the Voting Parties agreed not to transfer, directly or indirectly, any of their voting securities of the Company or REE until the earliest of the Effective Time or the date on which the Merger Agreement is terminated in accordance with its terms, subject to certain exceptions described in the Support Agreement. Under the terms of the Support Agreement, the Sponsor and the Insiders each agreed to waive and not to assert or perfect any rights of appraisal or rights to dissent from the transactions contemplated in the Merger Agreement, and not to exercise any right to redeem any 10X Capital Class A Common Stock.

Subscription Agreements

On February 3, 2021, concurrently with the execution of the Merger Agreement, REE and 10X Capital entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, an aggregate of 30,000,000 shares of 10X Capital Class A Common Stock at $10.00 per share for gross proceeds of approximately $300 million (the “PIPE Financing”) on the Closing Date, which were converted into 30,000,000 Class A Ordinary Shares upon the consummation of the Business Combination. The PIPE Financing closed immediately prior to the Merger.

Following the closing of the PIPE Financing, and after giving effect to redemptions of shares by shareholders of 10X Capital and payment of transaction expenses, the transactions described above generated approximately $285 million for REE.
Loans and Advances
The Sponsor agreed to loan 10X Capital an aggregate of $300,000 to cover expenses related to the IPO pursuant to the terms of the Note. The loan was non-interest bearing and payable upon the completion of the IPO. 10X Capital fully repaid the Note on November 27, 2020.
The Company advanced the Sponsor an aggregate of $192,690. The outstanding amount was repaid on December 1, 2020.
Certain Relationships and Related Person Transactions — REE
For a description of the procedures governing the approval of related party transactions, see “Management — Approval of Related Party Transactions under Israeli Law.” In addition, please refer also to the financial statements of REE.
Investors’ Rights Agreement
In connection with the Merger, each of REE, 10X Capital and certain of REE’s shareholders entered into an Investors Rights Agreement, which became effective upon the Closing Date, pursuant to which REE agreed to file a registration statement as soon as practicable upon a request from certain significant shareholders of REE to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other shareholders party thereto. REE also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, REE is required to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities. Pursuant to the terms on the Investors’ Rights Agreement, REE filed the Registration Statement to register the resale of Warrants and Class A Ordinary Shares held by 10X Capital. The Investors Rights Agreement provides that REE will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities.
Loans Granted to Members of the Board of Directors or Executive Management
As of the date of this prospectus, REE has no outstanding loan or guarantee commitments to members of the board of directors or management.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. See “Management — Approval of Related Party Transactions under Israeli Law — Exculpation, Insurance and Indemnification of Office Holders” for additional information.

Agreements with Directors and Officers

Anti-Dilution Protection. Each of our Founders, Daniel Barel and Ahishay Sardes, were granted 39.4 million additional options to purchase Class A Ordinary Shares, which were triggered by the transactions contemplated under the Merger Agreement (and/or the PIPE Investment).

Joint Ownership Agreement for Company Vehicle. During 2021, REE entered into an agreement with co-founder, director, and CEO Daniel Barel, relating to joint ownership of a company car. REE undertook to provide Daniel Barel with a company car, the value of which is an amount of up to NIS300,000 to be borne by REE. The excess cost of the car purchased for such purpose has been, and the ongoing fixed cost of the car will continue to be, borne by Daniel Barel. Such car is registered under REE’s name, but Daniel Barel is entitled to an ownership portion of such car, corresponding to the excess acquisition cost thereof borne by him. The full value of the vehicle is recorded in our balance sheet as of December 31, 2021.

Employment of Daniel Barel’s Father-in-Law. During 2021, REE hired co-founder, director, and CEO Daniel Barel’s father-in-law as an employee in the selling, general, and administrative department.

SpecterX Transaction. On October 29, 2021, REE entered into a license agreement with SpecterX for secure file exchange services. The co-founder and CEO of SpecterX is the brother of co-founder, director, and CEO Daniel Barel. Daniel Barel is also the Chairman of the Board and an investor of SpecterX. REE director Hans Thomas is also an investor of SpecterX. Prior to entering into the agreement with SpecterX, REE conducted an extensive analysis of the available solutions, and determined that SpecterX best met REE’s needs.

Carpentry Services from Masgeriat Sardes Metal Workshop. During the years ended December 31, 2021 and 2020, REE engaged Masgeriat Sardes Metal Workshop to provide carpentry and welding services. Masgeriat Sardes Metal Workshop is owned and operated by co-founder and Chief Technology Officer Ahishay Sardes’ father and brother.

Employment and Related Agreements. We have entered into written employment agreements with each of our officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions.

Equity Awards. Since our inception we have granted options to purchase, and restricted share units underlying, our ordinary shares to our officers and certain of our directors. Such award agreements contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under “Item 6.B. Compensation.” If the relationship between us and a senior manager, or a director, is terminated, except for cause (as defined in the various option plan agreements), all options that are vested will remain exercisable for ninety days after such termination in the case of our executive officers, or one year in the case of our directors.

The following table provides information regarding the options to purchase our Class A Ordinary Shares held by each of our directors and officers who beneficially owns 1% or more of our Class A Ordinary Shares as of February 28, 2022:

Name/Title	Number of Shares Underlying Options	Exercise Price	Expiration Date
Daniel Barel, Co-Founder, Chief Financial Officer and Director	41,708,616	$0.00 – 0.61	01/06/2027 - 07/22/2031
Ahishay Sardes, Co-Founder, Chief Technology Officer and Director	41,708,616	$0.00 – 0.61	01/06/2027 - 07/22/2031
Hari Nair, Director	2,487,186	$0.00 – 2.68	11/28/2029 – 07/20/2031
Arik Shteinberg, Director	4,338,679	$0.04 - 2.68	12/06/2028 - 05/26/2030

Anti-Dilution Protection
Each of our Founders, Daniel Barel and Ahishay Sardes, were granted 39.4 million additional options to purchase Class A Ordinary Shares, which were triggered by the transactions contemplated under the Merger Agreement (and/or the PIPE Investment).
Share Sale Transactions by Founders
In December 2018 and January 2019, REE’s Founders (who are both officers and directors) and certain existing investors entered into an agreement with new investors who purchased from them an aggregate of 3,026,554 and 2,783,622 Ordinary shares, respectively, and 1,936,725 Preferred A shares of NIS 0.01 par value of the Company (which were purchased from a different shareholder) at a price per share of $0.52 (such numbers of shares and share prices adjusted retroactively to reflect the 1:26.7017 Stock Split). Pursuant to the agreement and subsequent to the purchase of shares by the new investors, REE converted the purchased shares from Ordinary shares and Preferred A shares into Preferred A-1 shares of NIS 0.01 par value of REE. In order to facilitate this transaction, REE excluded such share transfer from the right of first refusal and right of co-sale under an exemption provision set forth in its then existing articles of association.
In August 2020, REE’s Founders (who are both officers and directors) entered into an agreement with investors who purchased from the Founders an aggregate of 5,198,548 Ordinary shares of NIS 0.01 par value of REE at a price per share of $4.23 (such number of shares and share price adjusted retroactively to reflect the 1:26.7017 Stock Split). In order to facilitate this transaction, REE excluded such share transfer from the right of first refusal and right of co-sale under an exemption provision set forth in its then existing articles of association and also granted to some of the investors the undertakings described below under “— REE Undertakings.”
REE Undertakings
REE granted (i) Clal Insurance Company Ltd. for Profit Participating Policies, (ii) Clal Pension and Provident Funds Ltd. OBO the pension and provident funds under its management, and (iii) Clal Insurance Company Ltd. for its Nostro, ((i)-(iii), collectively, “Clal”), certain anti-dilution adjustment rights pursuant to that certain Undertaking, by and among REE and Clal, dated August 26, 2020 (the “Clal Undertaking”). The Clal Undertaking shall expire upon conversion of all of REE’s Preferred D Shares into a class of Ordinary Shares, which was effected as part of the transactions contemplated under the Merger Agreement. This undertaking was provided by REE in order to facilitate a share sale transaction pursuant to that certain Share Transfer Agreement, by and among the Founders and Clal, dated August 26, 2020, under which the Founders sold shares of REE to Clal.
REE granted Poalim Ventures Ltd (“PV”) certain anti-dilution adjustment rights pursuant to that certain Undertaking, by and between REE and PV, dated August 26, 2020 (the “PV Undertaking”). The PV Undertaking shall expire upon conversion of all of REE’s Preferred D Shares into a class of the Ordinary Shares, which was effected as part of the transactions contemplated under the Merger Agreement. This undertaking was provided by REE in order to help facilitate a share sale transaction pursuant to that certain Share Transfer Agreement, by and among the Founders and PV, dated August 26, 2020, under which the Founders sold shares of REE to PV.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the ownership and disposition of Class A Ordinary Shares and Warrants. This discussion applies only to the Class A Ordinary Shares and Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of Class A Ordinary Shares and Warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. REE has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

• banks, insurance companies, and certain other financial institutions;

• regulated investment companies and real estate investment trusts;

• brokers, dealers, or traders in securities;

• traders in securities that elect to mark to market;

• tax-exempt organizations or governmental organizations;

• U.S. expatriates and former citizens or long-term residents of the U.S.;

• persons holding Class A Ordinary Shares and/or Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

• persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Ordinary Shares and/or Warrants, as the case may be, being taken into account in an applicable financial statement;

• persons that actually or constructively own 5% or more (by vote or value) of the outstanding Class A Ordinary Shares;

• founders, sponsors, officers or directors of 10X Capital or holders of private placement warrants;

• “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

• S corporations, partnerships, or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

• U.S. Holders having a functional currency other than the U.S. dollar;

• persons who hold or received Class A Ordinary Shares and/or Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

• tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class A Ordinary Shares and/or Warrants, the tax treatment of an owner of such entity will depend on the status of the owner or participant in the arrangement, the activities of the entity or arrangement, and certain determinations made at the owner or participant level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Class A Ordinary Shares and/or Warrants, as the case may be, that is for U.S. federal income tax purposes:

•an individual who is a citizen or resident of the U.S.;
•a corporation (or other entity taxable as a corporation) created or organized in, or under the laws of, the U.S., any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES AND/OR WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES AND/OR WARRANTS.

U.S. Federal Income Tax Treatment of REE

Tax Residence of REE for U.S. Federal Income Tax Purposes

Although REE is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because REE is not so created or organized (but is instead incorporated only in Israel), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code

Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

REE indirectly acquired substantially all of the assets of 10X Capital through the Merger. As a result, Section 7874 of the Code may apply to cause REE to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, 10X Capital and REE expect that the Section 7874 Percentage of 10X Capital stockholders in REE should be less than 80% after the Merger. Accordingly, REE is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Moreover, former holders of 10X Capital Common Stock may be deemed to own an amount of Class A Ordinary Shares in respect to certain redemptions by former holders of 10X Capital Common Stock prior to the Merger for purposes of determining the ownership percentage of former holders of 10X Capital Common Stock under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of REE as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 REE’s status as a foreign corporation for U.S. federal income tax purposes, REE and certain REE shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on REE and future withholding taxes on certain REE shareholders. In particular, holders of Class A Ordinary Shares and/or Warrants would be treated as holders of stock and warrants of a U.S. corporation.

However, even if the Section 7874 Percentage was such that REE were still respected as a foreign corporation under Code Section 7874, REE may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If REE were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of REE attributable to the Merger for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that REE will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of 10X Capital’s Tax Attributes and Certain Other Adverse Tax Consequences to REE and REE’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Merger and the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, 10X Capital and REE expect that the Section 7874 Percentage should be less than 60% after the Merger. Accordingly, the limitations and other rules described above are not expected to apply to REE or 10X Capital after the Merger.

If the Section 7874 Percentage applicable to the Merger is at least 60% but less than 80%, REE and certain of REE’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by REE include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that 10X Capital will have a significant amount of inversion gain as a result of the Merger.

The determination that the Section 7874 Percentage should be less than 60% after the Merger is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. There can be no assurance that the IRS will not challenge whether REE is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to REE, significant adverse tax consequences could result for REE and for certain REE shareholders, including a higher effective corporate tax rate on REE U.S. Holders.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants to U.S. Holders

Distributions on Class A Ordinary Shares

If REE makes distributions of cash or property on the Class A Ordinary Shares, such distributions will be treated first as a dividend to the extent of REE’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as gain from the sale or exchange of the shares. The amount of any such distribution will include any amounts withheld by REE (or another applicable withholding agent). If REE does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “— Utilization of 10X Capital’s Tax Attributes and Certain Other Adverse Tax Consequences to REE and REE’s Shareholders” and below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•either (a) the shares are readily tradable on an established securities market in the U.S. or (b) REE is eligible for the benefits of a qualifying income tax treaty with the U.S. that includes an exchange of information program;
•REE is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for REE’s taxable year in which the dividend is paid or the preceding taxable year;
•the U.S. Holder satisfies certain holding period requirements;
•the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and
•the taxpayer does not take the dividends into account as investment income under Code Section 163(d)(4)(B).
There can be no assurances that REE will be eligible for benefits of an applicable comprehensive income tax treaty between the U.S. and Israel. In addition, there also can be no assurance that Class A Ordinary Shares will be considered “readily tradable” on an established securities market in accordance with applicable legal authorities. Furthermore, REE will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Class A Ordinary Shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on Class A Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by REE with respect to the Class A Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income”. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing the holder’s taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange, Redemption or Other Taxable Disposition of Class A Ordinary Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Class A Ordinary Shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Class A Ordinary Shares or Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Class A Ordinary Shares and/or Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source income or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the U.S. and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise, Lapse, or Redemption of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A Ordinary Share on the exercise of a Warrant for cash. A U.S. Holder’s tax basis in a Class A Ordinary Shares received upon exercise of the Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor (assuming the Merger is not a taxable transaction) and the exercise price. The U.S. Holder’s holding period for a Class A Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Class A Ordinary Shares received generally would equal the U.S. Holder’s basis in the Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Class A Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Ordinary Shares would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Class A Ordinary Shares and Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of Class A Ordinary Shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Class A Ordinary Shares that would have been received in a regular exercise of the Warrants deemed surrendered, net of the aggregate exercise price of such Warrants and (ii) the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s aggregate tax basis in the Class A Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the Warrants deemed exercised and (ii) the aggregate exercise price of such Warrants. A U.S. Holder’s holding period for the Class A Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to the Class A Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Subject to the PFIC rules described below, if REE redeems Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities — Description of Warrants” or if REE purchases Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Class A Ordinary Shares and Warrants.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Warrant would, however, be treated as receiving a constructive distribution from REE if, for example, the adjustment increases the holder’s proportionate interest in REE’s assets or earnings and profits (for instance, through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Class A Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on Class A Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Warrant received a cash distribution from REE equal to the fair market value of such increase in interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Class A Ordinary Shares and Warrants could be materially different from that described above, if REE is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. An entity treated as a foreign corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income); or
•at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.
For this purpose, REE will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which REE own, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of REE and its subsidiaries, there is a substantial risk that REE was a PFIC for U.S. federal income tax purposes for 2021, and REE may be a PFIC for U.S. federal income tax purposes for current or future taxable years.

Nevertheless, whether REE is treated as a PFIC is determined on an annual basis. The determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of REE’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether REE will be a PFIC for the current or any future taxable year. In addition, REE’s U.S. counsel expresses no opinion with respect to REE’s PFIC status for 2021 or current or future taxable years.

Under the PFIC rules, if REE were considered a PFIC at any time that a U.S. Holder owns Class A Ordinary Shares or Warrants, REE would generally continue to be treated as a PFIC with respect to such holder in a particular year unless (i) REE has ceased to be a PFIC and (ii) (a) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s Class A Ordinary Shares in which REE was a PFIC, (b) a valid mark-to-market election (as described below) is in effect for the particular year, or (c) the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a “deemed sale” election is made, a U.S. Holder will be deemed to have sold its Class A Ordinary Shares at their fair market value on the last day of the last taxable year in which REE is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the “deemed sale” election, the Class A Ordinary Shares with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless REE subsequently becomes a PFIC.

For each taxable year that REE is treated as a PFIC with respect to a U.S. Holder’s Class A Ordinary Shares or Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge of Class A Ordinary Shares and under proposed regulations transfers of Warrants and certain transfers of Class A Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its Class A Ordinary Shares or Warrants (collectively the “excess distribution rules”), unless, with respect to the Class A Ordinary Shares, the U.S. Holder makes a valid QEF or mark-to-market election as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. Holder’s holding period for the Class A Ordinary Shares or Warrants that preceded the taxable year of the distribution will be treated as excess distributions. Under these special tax rules:

•the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares or Warrants;
•the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of REE’s first taxable year in which REE is a PFIC, will be treated as ordinary income;
•the amount allocated to each other taxable year (or portions thereof) of the U.S. Holder and included in such holder’s holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. Holder’s other items of income and loss for such year; and
•the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the resulting tax attributable to each such year.
Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Class A Ordinary Shares or Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Class A Ordinary Shares or Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which REE may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that REE does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of REE’s subsidiaries.

If REE is a PFIC, a U.S. Holder of shares in REE may avoid taxation under the excess distribution rules described above in respect to the Class A Ordinary Shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. Holder may make a QEF election with respect to its Class A Ordinary Shares only if REE provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. There can be no assurance, however, that REE will have timely knowledge of its status as a PFIC in the future or that REE will timely provide such information for such years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

A U.S. Holder that makes a QEF election with respect to its Class A Ordinary Shares would generally be required to include in income for each year that REE is treated as a PFIC the U.S. Holder’s pro rata share of REE’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Class A Ordinary Shares. Any net deficits or net capital losses of REE for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in the Class A Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on the Class A Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Class A Ordinary Shares by a corresponding amount. If REE owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to REE’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that REE will have timely knowledge of the status of any such Lower-Tier PFIC. In addition, REE may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance REE will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election effective from the first taxable year of a U.S. Holder’s holding period for the Class A Ordinary Shares in which REE is a PFIC (or a mark-to-market election, as discussed below), then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its Class A Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Class A Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of the “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Class A ordinary shares.

It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and REE was a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above.

If a U.S. Holder that exercises such warrants properly makes and maintains a QEF election with respect to the newly acquired Class A Ordinary Shares (or has previously made a QEF election with respect to the Class A Ordinary Shares), the QEF election will apply to the newly acquired Class A Ordinary Shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing “deemed sale” elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its Class A Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

U.S. Holders should consult their tax advisors as to the availability and desirability of a QEF election.

Alternatively, if REE is a PFIC and Class A Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for such holder’s Class A Ordinary Shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its Class A Ordinary Shares, such U.S. Holder generally will include in income for each year that REE is treated as a PFIC with respect to such Class A Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Class A Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class A Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Class A Ordinary Shares previously included in income. A U.S. Holder’s basis in the Class A Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions REE makes would generally be subject to the rules discussed above under “— Distributions on Class A Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. Currently, U.S. Holders of Warrants will not be able to make a mark-to-market election with respect to their Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Class A Ordinary Shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Class A Ordinary Shares will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Class A Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Class A Ordinary Shares in which REE is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to the Class A Ordinary Shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to such holder’s Class A Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if REE is a PFIC.

The rules dealing with PFICs and with the QEF, “deemed sale,” and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Class A Ordinary Shares and Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Class A Ordinary Shares or Warrants that is for U.S. federal income tax purposes not a U.S. Holder, including:

•a nonresident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

•a foreign corporation; or
•a foreign estate or trust;
but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition of Class A Ordinary Shares or Warrants (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to 10X Capital Common Stock or the ownership and disposition of Class A Ordinary Shares or Warrants.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) dividends of cash or property (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants to U.S. Holders — Possible Constructive Distributions”) paid or deemed paid to a Non-U.S. Holder in respect of Class A Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of Class A Ordinary Shares and/or Warrants by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless:

•the gain or dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or
•in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.
Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “— U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants to U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Class A Ordinary Shares and Warrants.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. Holder’s Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “— U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants to U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the first paragraph above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants to Non-U.S. Holders” based on such characterization.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of Class A Ordinary Shares, and the proceeds received on the disposition of Class A Ordinary Shares effected within the U.S. (and, in certain cases, outside the U.S.), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Class A Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of their Class A Ordinary Shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Class A Ordinary Shares and proceeds from the sale of other disposition of Class A Ordinary Shares received in the U.S. by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES AND WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Class A Ordinary Shares and Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli tax laws applicable to REE, and certain Israeli Government programs that may benefit REE. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of Class A Ordinary Shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, REE cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended and should not be construed, as legal or professional tax advise and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is 23% as of 2018 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 5721-1961 (the “Ordinance”). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•amortization of the cost of purchased patent, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;
•under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;
•expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.
Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

• the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

• the research and development must be for the promotion of the company; and

• the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations — 0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals — 20% (iii) non-Israeli residents (individuals and corporations) — 20%, subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for a reduced tax rate.

REE currently does not intend to implement the 2011 Amendment.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A”. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. It should be noted that the proportion of income that may be considered Preferred Technological Income and enjoy the tax benefits described above, should be calculated according to the Nexus Formula, which is based on the proportion as that of qualifying expenditures in the IP compared to overall expenditures. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the tax rate will be 4%. However, the withholding tax rate applicable to distribution of dividend from Preferred Technological Income to non-Israeli residents is generally 25%, which may be reduced by applying in advance for a withholding certificate from the ITA. The above reduced withholding tax rates may require filing an application in advance for a withholding certificate from the ITA REE believes that it may be eligible for the tax benefits under the 2017 Amendment.

Taxation of our shareholders

Capital gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares in Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to Israeli resident shareholders

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2022). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest and linkage differences expenses in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2022) plus an additional excess tax of 3% as described below. Certain Israeli institutions who are exempt from tax under Section 9(2) or Section 129C(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. If any such case occurs, the sale, exchange or disposition of our ordinary shares by the U.S. Resident would be subject to Israeli tax, unless exempt under Israeli domestic law as described above. However, under the United States Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the United States Israel Tax Treaty or in the United States federal income tax laws applicable to foreign credits.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or obtain a specific exemption from the ITA to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Ordinance and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.

Taxation of Israeli shareholders on receipt of dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25% or 30% if the dividends recipient is a “substantial shareholder”

at the time of distribution or at any time during the preceding 12 months period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). Such withholding rates may be reduced if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise or a reduced rate provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Technological Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from a Preferred Enterprise or Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be generally exempt from filing a tax return in Israel, provided that (1) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to additional Surtax (see below) in accordance with Section 121B of the Ordinance.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for their account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the warrants or ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our warrants, ordinary shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell warrants or our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or ordinary shares to be made directly or through agents.

We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.
Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
To the extent required, the warrants or our ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the warrants or ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING
Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Class A Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$57,250
Legal Fees and Expenses	164,000
Accounting Fees and Expenses	22,500
Printing Expenses	10,000
Miscellaneous Expenses	50,000
Total	$303,750

LEGAL MATTERS
The legality of the Class A Ordinary Shares offered by this prospectus and certain other Israeli legal matters has been passed upon by Zemah Schneider & Partners, Tel Aviv, Israel. The validity of the Warrants offered by this prospectus has been passed upon by White & Case LLP, New York, New York.

EXPERTS
The consolidated financial statements of REE Automotive Ltd. as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019, appearing in this registration statement and related prospectus, have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form F-1, including amendments and exhibits thereto, under the Securities Act of 1933, as amended, with respect to the Class A Ordinary Shares and Warrants offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also make available on our website, free of charge, all such SEC filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is https://www.ree.auto. The references to the SEC’s and our website are inactive textual references only, and information contained therein or connected thereto is not incorporated into this prospectus.
As a “foreign private issuer”, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements (including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and the other two most highly compensated executive officers on an individual, rather than an aggregate, basis), and our executive our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

REE AUTOMOTIVE LTD.
CONSOLIDATED FINANCIAL STATEMENTS

REE AUTOMOTIVE LTD
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2021
INDEX

Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of REE Automotive LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of REE Automotive Ltd. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

We have served as the Company’s auditor since 2015.

Tel-Aviv, Israel
March 28, 2022

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollar in thousands (except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$275,772	$44,707
Restricted cash	138	800
Short-term deposits	—	1,667
Inventory	—	271
Trade receivables	—	55
Other accounts receivable and prepaid expenses	12,162	428
Total current assets	288,072	47,928

NON-CURRENT ASSETS:
Non-current restricted cash	1,005	—
Other accounts receivable	1,184	—
Deferred transaction costs	—	328
Property and equipment, net	2,675	755
Total non-current assets	4,864	1,083
TOTAL ASSETS	$292,936	$49,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$4,538	$970
Other accounts payable and accrued expenses	16,018	2,260
Total current liabilities	20,556	3,230

NON-CURRENT LIABILITIES:
Deferred revenues	943	—
Warrants liability	21,034	—
Total non-current liabilities	21,977	—
TOTAL LIABILITIES	42,533	3,230

Commitments and Contingencies (Note 8)

SHAREHOLDERS’ EQUITY:
Ordinary and preferred shares (1)	—	—
Additional paid-in capital	864,911	154,959
Accumulated deficit	(614,508)	(109,178)
Total shareholders’ equity	250,403	45,781
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$292,936	$49,011
(1) Prior period results have been retroactively adjusted to reflect the 1:26.7017 stock split and the changes in par value from 0.01 NIS to no par value effected on July 22, 2021. See also Note 7, Merger with 10X Capital, for details.
The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
U.S. dollar in thousands (except share and per share data)

	Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Revenues	$6	$388	681
Cost of sales	995	647	490
Gross loss	(989)	$(259)	191
Operating expenses:
Research and development expenses, net	252,424	29,589	7,038
Selling, general and administrative expenses	262,083	38,250	7,178
Total operating expenses	514,507	67,839	14,216
Operating loss	(515,496)	$(68,098)	(14,025)
Income from warrants remeasurement	11,024	—	—
Financial income, net	423	385	1,830
Net loss before income tax	(504,049)	(67,713)	(12,195)
Income tax expense	1,281	—	—
Net loss	$(505,330)	$(67,713)	(12,195)
Net comprehensive loss	$(505,330)	$(67,713)	(12,195)
Basic and diluted net loss per Class A ordinary share	$(2.14)	$(0.43)	(0.10)
Weighted average number of ordinary shares and preferred shares used in computing basic and diluted net loss per share	235,612,764	155,930,380	126,592,395
(1) Prior period results have been retroactively adjusted to reflect the 1:26.7017 stock split and the changes in par value from 0.01 NIS to no par value effected on July 22, 2021. See also Note 7, Merger with 10X Capital, for details.
The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
U.S. dollar in thousands (except share and per share data)

	Ordinary shares - Class A		Ordinary shares - Class B		Preferred shares		Receivables on account of shares	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2019	26,200,558	$—	—	$—	96,015,577	$—	$(89)	$42,691	$(29,270)	$13,332

Received on account of shares	—	—	—	—	—	—	89	—	—	89
Issuance of preferred shares, net	—	—	—	—	7,296,925	—	—	18,680	—	18,680
Exercise of options	4,852,388	—	—	—	—	—	—	305	—	305
Conversion of ordinary shares	(2,783,622)	—	—	—	2,783,622	—	—	—	—	—
Conversion of preferred shares	11,803,687	—	—	—	(11,803,687)	—	—	—	—	—
Conversion of convertible loan	—	—	—	—	878,191	—	—	2,353	—	2,353
Recognition of beneficial ownership feature on convertible loan	—	—	—	—	—	—	—	355	—	355
Extinguishment of beneficial conversion feature on convertible loan	—	—	—	—	—	—	—	(2,353)	—	(2,353)
Share-based compensation	—	—	—	—	—	—	—	7,046	—	7,046
Net loss	—	—	—	—	—	—	—	—	(12,195)	(12,195)

Balance – December 31, 2019	40,073,011	$—	—	$—	95,170,628	$—	$—	$69,077	$(41,465)	$27,612

Issuance of preferred shares, net	—	—	—	—	9,638,101	—	—	25,825	—	25,825
Exercise of options	5,198,548	—	—	—	—	—	—	209	—	209
Exercise of warrants	—	—	—	—	25,990,711	—	—	7,085	—	7,085
Share-based compensation	—	—	—	—	—	—	—	52,763	—	52,763
Net loss	—	—	—	—	—	—	—	—	(67,713)	(67,713)

Balance – December 31, 2020	45,271,559	$—	—	$—	130,799,440	$—	$—	$154,959	$(109,178)	$45,781

Issuance of ordinary shares	2,610,101	—	83,417,110	—	—	—	—	—	—	—
Exercise of options	3,715,925	—	—	—	—	—	—	809	—	809
Exercise of warrants	—	—	—	—	10,662,377	—	—	2,907	—	2,907
Conversion of preferred shares in connection with the SPAC merger	141,461,817	—	—	—	(141,461,817)	—	—	—	—	—
SPAC merger and PIPE financing	41,203,234	—	—	—	—	—	—	258,159	—	258,159
Share-based compensation	—	—	—	—	—	—	—	448,077	—	448,077
Net loss	—	—	—	—	—	—	—	—	(505,330)	(505,330)
Balance – December 31, 2021	234,262,636	$—	83,417,110	$—	—	$—	$—	$864,911	$(614,508)	$250,403
(1) Prior period results have been retroactively adjusted to reflect the 1:26.7017 stock split and the changes in par value from 0.01 NIS to no par value effected on July 22, 2021. See also Note 7, Merger with 10X Capital, for details.

The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollar in thousands (except share and per share data)

	December 31, 2021	December 31, 2020	December 31, 2019
Cash flows from operating activities:

Net loss	$(505,330)	$(67,713)	(12,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	484	166	82
Share-based compensation	448,077	52,763	7,046
Financial income with respect to convertible loan, net	—	—	(1,645)
Remeasurement of warrant liability	(11,024)	—	—
Transaction costs related to warrants	2,887	—	—
Decrease (increase) in inventory	271	107	(111)
Decrease (increase) in trade receivables	55	(20)	21
Increase in other accounts receivable and prepaid expenses	(12,859)	(137)	(89)
Increase (decrease) in deferred revenues	943	(10)	(270)
Increase in trade payables	3,782	368	332
Increase in other accounts payable and accrued expenses	13,450	1,396	2
Other	125	18	1
Net cash used in operating activities	(59,139)	(13,062)	(6,826)

Cash flows from investing activities:

Proceeds from (investments in) bank deposits	1,667	(1,667)	—
Purchase of property and equipment	(2,415)	(595)	(162)
Net cash used in investing activities	(748)	(2,262)	(162)

Cash flows from financing activities:

Proceeds from issuance of Preferred shares, net	—	25,825	18,680
Proceeds from exercise of warrants to preferred shares	2,907	7,085	—
Proceeds from convertible loan	—	—	2,000
Receivables on account of shares	—	—	89
Proceeds from SPAC merger and PIPE financing, net of transaction costs	287,579	—	—
Proceeds from exercise of options	809	209	305
Net cash provided by financing activities	291,295	33,119	21,074

Increase in cash, cash equivalents and restricted cash	231,408	17,795	14,086
Cash, cash equivalents and restricted cash at beginning of year	45,507	27,712	13,626
Cash, cash equivalents and restricted cash at end of period	$276,915	$45,507	$27,712
The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollar in thousands (except share and per share data)

	Twelve Months Ended December 31,
	2021	2020	2019
Non-cash activity:

Deferred transaction costs	$—	$328	—
Purchase of property and equipment included in accounts payable or accrued	$114	$61	—
Recognition of beneficial conversion feature on convertible loan	—	—	355

	Twelve Months Ended December 31,
	2021	2020	2019
Supplemental cash flow:

Cash received for interest	$394	$457	$187

	Twelve Months Ended December 31,
	2021	2020	2019
Reconciliation of cash, cash equivalents and restricted cash:

Cash and cash equivalents	$275,772	$44,707	$27,619
Restricted cash	138	800	93
Non-current restricted cash	1,005	—	—
Total cash, cash equivalents and restricted cash	$276,915	$45,507	$27,712

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)

NOTE 1. GENERAL

REE Automotive Ltd. was incorporated in Israel on January 16, 2011.
REE Automotive Ltd. has established wholly-owned subsidiaries in the United States, Germany, Japan and the United Kingdom (the “Subsidiaries”). REE Automotive Ltd. and its subsidiaries (the “Company” or “we”) is a development stage company actively executing our business plan and establishing strategic collaborations with industry leaders to expand our industry footprint across segments. We are currently developing full vehicle prototypes with REEcornerTM technology, preparing to commence commercial trials of our P7 Platform.

On February 3, 2021, the Company entered into a merger agreement (the “Merger Agreement”) with 10X Capital Venture Acquisition Corp (“10X Capital”), a Delaware corporation and special purpose acquisition company (“SPAC”), and Spark Merger Sub, Inc., a wholly-owned subsidiary of the Company, pursuant to which Merger Sub merged with and into 10X Capital (the “Merger”). The Merger was consummated on July 22, 2021 (the “Closing Date”) with 10X Capital becoming a wholly-owned subsidiary of the Company, and the securityholders of 10X Capital becoming securityholders of the Company.
The Company became a Nasdaq listed publicly traded company on July 23, 2021, trading under the ticker symbols “REE” and “REEAW” (for further information see Note 7).

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions.

These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period and accompanying notes. Actual results could differ from those estimates. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers and its sales cycles. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
Financial statements in U.S. dollars

The currency of the primary economic environment in which REE Automotive Ltd. and its subsidiaries operates is the U.S. dollar. Thus, the functional and reporting currency of the Company is the U.S. dollar.

Accordingly, foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are measured at historical exchange rates. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred.

Principles of consolidation

The consolidated financial statements include the accounts of REE Automotive Ltd. and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

Cash and cash equivalents

Cash and cash equivalents consist of cash in banks and bank deposits. The Company considers all highly liquid investments, with an original maturity of three months or less at the date of purchase, to be cash equivalents.

Short-term deposits

Short term deposits are deposits with maturities over three months from the date of purchase and of up to one year. Such deposits are stated at cost which approximates market value. As of December 31, 2021, there were no bank deposits recorded. As of December 31, 2020 the company had a bank deposit of $1,667 which was denominated in U.S. dollars.

Restricted cash

Restricted cash are deposits with maturity of less than three months. The restricted cash deposits are primarily invested in highly liquid deposits and used as a security for the Company’s lease agreements and credit card security.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)

Deferred transaction costs

Deferred transaction costs consist primarily of accounting, legal, and other fees related to the Merger agreement. Upon consummation of the Merger, deferred transaction costs were reclassified to shareholders’ equity and recorded against the proceeds from the Merger. As of December 31, 2021 there were no deferred transaction costs recorded. The Company capitalized $328 of deferred transaction costs recorded as non current in the consolidated balance sheet as of December 31, 2020.

Impairment for long-lived assets

Long-lived assets of the Company are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company determined that there were no events or changes in circumstances that indicated that its long-lived assets were impaired during the years ended December 31, 2021, 2020, and 2019.

Inventory

Inventory is stated at the lower of cost or net realizable value. Inventory write-offs, for slow-moving items, is provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories and discontinued products.

Cost is determined as follows:

Raw materials — at cost of purchase using the first-in, first-out method.

Finished products — based on actual cost, and which includes materials and shipment costs. Standard costs are monitored and updated as necessary, to reflect the changes in raw material costs and labor and overhead rates.

The Company assesses the carrying value of its inventory for each reporting period to ensure inventory is reported at the lower of cost or net realizable value in accordance with ASC 330-10-35. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow-moving inventory items. These assessments consider various factors, including historical usage rate, technological obsolescence, estimated current and future market values and new product introduction. In cases when there is evidence that the anticipated utility of goods, in their disposal in the ordinary course of business, will be less than the historical cost of the inventory, the Company recognizes the difference as a current period charge to earnings and carries the inventory at the reduced cost basis until it is sold or disposed of.

	December 31, 2021	December 31, 2020
Raw materials	$—	$31
Finished goods	—	240
	$—	$271

The Company recorded an inventory write-off in the amount of $251, $70, and $109 for the years ended December 31, 2021, 2020, and 2019 respectively.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
Trade receivables, net

Trade receivables are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. Trade receivables deemed uncollectable are charged against the allowance for doubtful accounts when identified.

Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Computers and peripheral equipment	15%-33%
Electronic equipment	10%-33%
Office furniture and equipment	6%
Leasehold improvements	Shorter of the term of the lease or useful life

Internal use software

Costs incurred during the application development of software for internal use, and not for sale, are capitalized and amortized over the useful life in the consolidated statement of comprehensive loss.

Pre-production costs related to long-term supply agreements

The Company anticipates incuring pre-production engineering, development and tooling costs related to products produced for its customers under future potential long-term supply agreements. Engineering, testing and other costs incurred in the design and development of production parts will be expensed as incurred, unless the costs are contractually reimbursable. Pre-production costs related to potential long-term supply arrangements with a contractual guarantee for reimbursement are included in other assets.

Research and development, net

Research and development costs include personnel-related expenses associated with the Company’s engineering personnel and consultants responsible for the design, development and testing of its products and allocated overhead. Research and development costs are expensed as incurred and are presented net of the amount of any grants the Company receives for research and development in the period in which the grant was received.

Grants

The Company receives royalty-bearing grants, which represents participation of the Israel Innovation Authority (the “IIA”) in approved programs for research and development for the technology related to Softwheel products. In 2021, the Company applied to the IIA and was approved to update the definition of royalties set for the Company, so that the Company will be obligated to pay royalties solely on revenues generated from Softwheel products (and not the Company’s automotive activity). These amounts are recognized on the accrual basis as a reduction of research and development expenses as such expenses are incurred. For the years ended December 31, 2021, 2020, and 2019 there were no royalty-bearing grants from the IIA, respectively.

The Company receives royalty-bearing grants, which represents participation of Israeli-United states foundation (“BIRD”) in approved programs for research and development for the technology related to Softwheel products. These amounts are recognized on the accrual basis as a reduction of research and development expenses as such expenses are incurred. For the

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
years ended December 31, 2021, 2020, and 2019 there were $105, $0, and $202 royalty-bearing grants as a reduction of research and development, respectively.

During 2021, 2020, and 2019, the Company received grants in amount of $72, $274, and $256 from the Innovation and Networks Executive Agency (INEA), under the powers delegated by the European Commission. The Company recorded this amount as a reduction of research and development.

On August 19, 2021, the Company was awarded a $17,000 grant from the UK government as part of a $57,000 investment, coordinated through the Advanced Propulsion Centre (‘APC’). The project runs from November 1, 2021 until January 2024. Funds spent on the project are claimed the month after each three month period and paid in the following month. As the APC reserves the right to recover the grant amount and the Company has no past history with the APC, the amounts of the grant are recognized as a reduction of research and development expenses when the cash is realizable. For the year ended December 31, 2021 there were no royalty-bearing grants as a reduction of research and development.

Israeli severance pay

Pursuant to Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”), the Israeli parent’s employees are included under this section and entitled only to monthly deposits at a rate of 8.33% of their monthly salary, made on their behalf with insurance companies. Payments in accordance with Section 14 release REE Automotive Ltd. from any future severance payments in respect of those employees. As a result, the related obligation and amounts deposited on behalf of such obligation are not stated on the balance sheet, as the Company is legally released from severance obligation to employees once the amounts have been deposited, and the Company has no further legal ownership on the amounts deposited.

For the years ended December 31, 2021, 2020, and 2019, severance pay expenses amounted to $842, $386, and $167, respectively.

Employee benefit plan – Defined contribution plan

The Company maintains a defined contribution 401(k) retirement savings plan for its U.S. employees. Each participant in the 401(k) retirement savings plan may elect to contribute a percentage of his or her annual compensation up to a specified maximum amount allowed under U.S. Internal Revenue Service regulations. The Company matches employee contributions to a maximum of 4% of the participant annual compensation.

For the years ended December 31, 2021 and 2020 the employer expenses related to the match amounted to $76 and $5, respectively.

The Company maintains a privately administered pension insurance plan in the United Kingdom. Contributions to the plan are recognized as employee benefit expense when due. The Company matches employee contributions to a maximum of 3% of base salary of the participant annual compensation.

For the year ended December 31, 2021 the employer expenses related to the match amounted to $119.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and restricted cash.

The Company’s cash, cash equivalents and restricted cash are invested in high-quality banks in Israel and the United States. Generally, these deposits may be redeemed upon demand and, therefore, bear low risk.

The Company has no significant off-balance-sheet concentrations of credit risk such as, foreign exchange contracts and option contracts.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)

Stock-based compensation

The Company accounts for share-based compensation to employees and non-employees in accordance with ASC 718, “Compensation — Stock Compensation”, (“ASC 718”), which requires companies to estimate the fair value of equity-based payment awards on the date of grant based on the fair value of the awards granted.

The Company grants awards that vest upon the satisfaction of service condition and in certain grants performance and market conditions as well.

For awards with no performance conditions, the Company recognizes the related share-based compensation expense on a straight-line basis over the requisite service period of the awards, including awards with graded vesting. For awards with performance conditions the share-based compensation expense is recognized if and when the Company concludes that it is probable that the performance condition will be achieved and where the performance condition awards include graded vesting, the share-based compensation expense is recognized based on the accelerated method. The Company reassesses the probability of vesting at each reporting period for awards with performance conditions and adjust compensation cost based on its probability assessment.

The Company recognizes a cumulative catch-up adjustment for changes in its probability assessment in subsequent reporting periods. The Company accounts for forfeitures as they occur. The fair value of certain performance share options with market-based performance conditions granted under the employee equity plan was estimated on the grant date using the Monte Carlo valuation methodology.

The Company used the following weighted-average assumptions for options granted to employees and non-employees:

	December 31, 2021			December 31, 2020			December 31, 2019
Expected volatility	60.8%	—	69.0%	53.8%	—	66.2%	53.8%	—	60.6%
Risk-Free interest rate	0.53%	—	1.07%	0.38%	—	2.38%	1.75%	—	2.38%
Expected dividend yield	0%			0%			0%
Expected life (years)	5.10			5.33			5.72

These assumptions and estimates were determined as follows:

Fair value of Ordinary shares — The Company’s Ordinary shares have a limited history of being publicly traded.Prior to the consummation of the merger, the fair value was determined by management, with input from valuation reports prepared by third-party valuation specialists. In determining the fair value of ordinary shares subsequent to the consummation of the Merger agreement, the board of directors considered the grant date fair value for share-based awards as of the closing price of our ordinary shares on NASDAQ on the date of grant.

Risk-free interest rate — The Company determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

Expected term — The expected term of options granted is based on historical experience and represents the period of time that options granted are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the share options. The Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected volatility — Since the Company has a limited trading history of its Ordinary shares, there is not sufficient historical volatility for the expected term of the share options. The expected volatility is derived from the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business over a period equivalent to the option’s expected term.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
Expected dividend yield - The Company does not anticipate paying any dividends in the foreseeable future. Thus, the Company used 0% as its expected dividend yield.

Fair value of financial instruments

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial instruments consist of cash equivalents, restricted cash, trade receivables, other accounts receivable, trade payables, and other accounts payable and accrued expenses. The estimated fair values of these financial instruments approximate their carrying value as presented, due to their short term maturities. We consider public warrant liabilities to be Level 1 and private warrants are measured at fair value using Level 3 inputs. The financial liability for the warrant liabilities are accounted for at fair value through profit and loss.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, are indexed to the Company’s own shares and whether the warrants are eligible for equity classification under ASC 815-40. This assessment is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value through earnings at each balance sheet date thereafter.

The Company classified the warrants (both public and private) as a liability pursuant to ASC 815-40 since the warrants do not meet the equity classification conditions. Accordingly, the Company measured the warrants at their fair value. The warrants liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of comprehensive loss.

Basic and diluted loss per share

Prior to the consummation of Merger, the Company computed net loss per share using the two-class method required for participating securities. The two-class method requires income available to Ordinary shareholders for the period to be allocated between Ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considered its Convertible Preferred shares to be participating securities as the holders of the Convertible Preferred shares would be entitled to dividends that would be distributed to the holders of Ordinary shares, on a pro-rata basis assuming conversion of all Convertible Preferred shares into Ordinary

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
shares. These participating securities contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the period presented was allocated to the Company’s participating securities.

The Company’s basic net loss per share was calculated by dividing net loss attributable to Ordinary shareholders and preferred shareholders by the weighted-average number of shares of Ordinary shares and Preferred shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share was calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of Ordinary shares are anti-dilutive.

All outstanding share options and warrants for the years ended December 31, 2020 and 2019 have been excluded from the calculation of the diluted net loss per share, because all such securities are anti-dilutive for all periods presented. The total weighted average number of shares related to outstanding options to ordinary shares and warrants to preferred shares for the years ended December 31, 2020 and 2019 excluded from the calculations of diluted net loss per share were 90,692,220 and 82,269,251, respectively.

Subsequent to the consummation of the Merger, basic earnings (loss) per share is computed by dividing income (loss) available to holders of our Class A Ordinary Shares by the weighted-average number of Class A Ordinary Shares outstanding during the period. Basic and diluted loss per common share is the same for all periods presented because all outstanding share options and warrants are anti-dilutive. The total weighted average number of shares related to outstanding options to Class A ordinary shares and warrants for the year ended December 31, 2021 excluded from the calculations of diluted net loss per share were 70,721,964. Class B Ordinary Shares include voting rights only and therefore are excluded from the loss per share calculation.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, and if it is more likely than not that a portion or all of the deferred tax assets will not be realized. As of December 31, 2021 and 2020, a full valuation allowance was provided by the Company.

ASC 740-10, “Income Taxes” (“ASC 740-10”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard contains a two-step approach to recognizing and measuring a liability for uncertain tax positions.

The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

As of December 31, 2021, the total gross amount of provision for unrecognized tax positions was $856. For the years ended December 31, 2020 and 2019 there were no uncertain tax positions recorded. The Company recognizes interest and penalties, if any, related to unrecognized tax positions in income tax expense.. The Company believes that its income tax filing positions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position.

Revenue recognition

The Company generates revenues from selling its wheels to personal mobility products.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)

Under ASC 606 “Revenue from contracts with customers”, the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for contracts that are within the scope of the standard, the Company perform the following five steps: (1) Identify the contract(s) with a customer, (2) Identify the performance obligations in the contract, (3) Determine the transaction price, (4) Allocate the transaction price to the performance obligations in the contract and (5) Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue at the time when its customer obtains control of the promised goods which is when the performance obligation is satisfied by transferring the promised product to the customer.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring the products to the customer.

The Company applied the practical expedient in ASC 606 and did not evaluate payment terms of one year or less for the existence of a significant financing component.

Deferred revenues are recognized as (or when) the Company receives consideration prior to performing its obligations under the contract.

In April 2021, the Company entered into a strategic development agreement with a customer, pursuant to which the Company will develop and supply REE platform prototypes. Revenue related to the agreement is deferred and will be recognized upon satisfying performance obligations in the contract. As of December 31, 2021 and 2020, the Company recorded deferred revenues of $943 and nil, respectively. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

For contracts in which the performance obligation has an original expected duration of one year or less, the Company does not provide disclosure on its remaining performance obligations.

Fulfillment costs are capitalized up to the amount that is expected to be recovered, and any excess amounts will be expensed as incurred. As of December 31, 2021, the Company recorded capitalized costs of $943.

Contract liabilities consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Deferred revenues, current	$—	$—
Deferred revenues, non-current	$943	$—

Remaining Performance Obligation

The Company’s remaining performance obligations are comprised of the delivery products and a material right for purchases of finished goods not yet delivered. As of December 31, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was $943, which the Company expects to recognize as revenue.

Cost of revenue

Cost of revenues consist of inventory, royalties that were paid and/or accrued, share-based compensation expense, and non recurring engineering. In 2020, cost of revenues included a one-time expense of $198 related to elimination of production line in Canada.

Comprehensive loss

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)

Comprehensive loss consists of other comprehensive loss and net loss. The Company did not have any comprehensive loss transactions during the periods presented. Accordingly, the comprehensive loss is equal to the net loss for the periods presented.

Segment information

Effective January 1, 2021, the Company’s reportable segments changed as a result of a change in the way chief operating decision maker (“CODM”) manages the businesses, allocates resources and evaluates performance, and the related changes in Company’s internal organization. The Company now operates as one operating segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.

Prior to the January 1, 2021 change in reportable segments, the Company had two operating segments: REE segment and the Softwheel segment. The REE segment includes the activity related to the development of the REE platform. The Softwheel segment included the activity related to production and selling of wheels for personal mobility.

Recently adopted accounting pronouncements

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

In November 2021, the FASB issued ASU No. 2021-10, which intends to clarify required disclosures about transactions with a government that have been accounted for by analogizing to a grant or contribution accounting model to increase transparency about (1) the type of transactions, (2) the accounting transactions, and (30 the effect of the transactions on the entity’s financial statements.

The Company adopted the guidance for the year ended December 31, 2021, and interim periods in fiscal years beginning January 1, 2022, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas.

The Company adopted the guidance for the year ended December 31, 2021,and interim periods in fiscal years beginning January 1, 2021, and the adoption did not have a material impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements, not yet adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU would require lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date; (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Additional disclosures will be required to allow the user to assess the amount, timing and uncertainty of cash flows arising from leasing activities.

A modified retrospective transition approach is required for leases existing at the time of adoption.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
The Company expects to adopt the guidance as of January 1, 2022. During fiscal year 2021, the company conducted a survey to identify all leases across the organization (including embedded leases). The company identified that a majority of the leases are categorized into one of three categories: real estate, office equipment, and vehicles. The Company is finalizing the accumulation of lease data, including new leases entered into at the end of fiscal year 2021, and preparing the final transition adjustment calculations. The Company estimates that total assets and total liabilities will increase within the range of $8,000 and $9,700 on January 1, 2022 when the ASU is adopted.

In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes” (“the Update”). ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC 740. The standard will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company does not anticipate ASU 2019-12 will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments.” This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.

The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures.
NOTE 3. CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

	December 31, 2021	December 31, 2020
Cash in banks	$275,772	$44,707
Restricted cash	138	800
Non-current restricted cash	1,005	—
	$276,915	$45,507

The carrying amount of cash and cash equivalents approximates their fair value.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 4. OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31, 2021	December 31, 2020
Government authorities	$897	$138
Prepaid expenses	5,151	222
Advances to suppliers	5,734	—
Other receivables	380	68
Total	$12,162	$428

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of:

	December 31, 2021	December 31, 2020
Computers and software	$1,266	$567
Furniture and equipment	129	82
Electronic equipment	976	152
Vehicles	177	109
Leasehold improvements	493	170
Construction in progress	199	—
	$3,240	$1,080
Less - accumulated depreciation and amortization	(565)	(325)
Total	$2,675	$755

Construction in progress as of December 31, 2021 consists of capitalized costs related to the Company’s ERP implementation.

Depreciation expenses of property and equipment were $484, $166, and $82 for the years ended December 31, 2021, 2020, and 2019, respectively.

NOTE 6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31, 2021	December 31, 2020
Employees and payroll accruals	$8,262	$1,480
Deferred transaction costs	—	328
Professional fees	600	379
Non recurring engineering	4,800	—
Government authorities	648	—
Other payables	1,708	73
Total	$16,018	$2,260

NOTE 7. MERGER WITH 10X CAPITAL

On February 3, 2021 the Company entered into the Merger Agreement with 10X Capital and Merger Sub. The Merger was consummated on July 22, 2021 (the “Closing Date”) with 10X Capital becoming a wholly-owned subsidiary of the Company, and the securityholders of 10X Capital becoming securityholders of the Company. On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:

(i) Each preferred share, par value NIS 0.01 each, of the Company (each, a “Company’s Preferred Share”) converted into Class A ordinary shares, no par value, of the Company (“Class A Ordinary Shares”), in accordance with Company’s organizational documents and (ii) immediately following such conversion but prior to the Effective Time, the Company effected a stock split of all of its outstanding Class A Ordinary Share into an aggregate of 188,722,998 Class A Ordinary Shares, calculated in accordance with the terms of the Merger Agreement such that each Class A Ordinary Share had a value of $10.00 per share after giving effect to such stock split (together with the conversion of the Company’s Preferred Shares, par value NIS 0.01 (“Preferred Shares”), the “Capital Restructuring”).

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 7. MERGER WITH 10X CAPITAL (cont.)
Each outstanding share of Class B common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class B Common Stock”) converted into shares of Class A common stock, par value $0.0001 per share, of 10X Capital (“10X Capital Class A Common Stock”) and, immediately thereafter, each outstanding share of 10X Capital Class A Common Stock converted into the right to receive one newly issued Class A Ordinary Share. A total of 12,703,234 Class A Ordinary Shares were issued to holders of 10X Capital Class A Common Stock.
Pursuant to that certain SPAC Letter Agreement entered into concurrently with the Merger Agreement (the “Letter Agreement”), by and among 10X Capital, its executive officers and directors, 10X Capital SPAC Sponsor I LLC (the “Sponsor”) and the Company, up to 1,500,000 of the Class A Ordinary Shares held by the Sponsor were subject to forfeiture without consideration if the trading prices of Class A Ordinary Shares specified in the Letter Agreement were not achieved following the Merger. On the second business day following the Merger, all 1,500,000 Class A Ordinary Shares were forfeited pursuant to the terms of the Letter Agreement, resulting in 11,203,234 Class A Ordinary Shares held by the holders of 10X Capital Class A Common Stock.
Each of 10X Capital’s outstanding warrants to purchase one share of 10X Capital Class A Common Stock (the “10X Capital Warrants”), including both the 10X warrants issued to public shareholders in 10X’s initial public offering (the “Public Warrants”) and the 10X warrants issued in a private placement to 10X’s sponsors in 10X’s initial public offering (the “Private Warrants”) (together, the "Warrants liability"),were converted into the right to receive an equal number of warrants to purchase one Class A Ordinary Share (the “Warrants”), subject to downward adjustment to the next whole number in case of fractions of Warrants. A total of 15,562,500 Warrants to purchase one Class A Ordinary Share were issued to holders of 10X Capital Warrants.
The Company’s ordinary shares are divided into two classes. The Class A Ordinary Shares have one vote per share. The Class B ordinary shares, without par value (the “Class B Ordinary Shares”), each have 10 votes per share. An aggregate of 83,417,110 Class B Ordinary Shares were issued to the founders of the Company representing approximately 39% of the voting power to each of them immediately following the Merger.
On February 3, 2021, concurrently with the execution of the Merger Agreement, the Company and 10X Capital entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, an aggregate of 30,000,000 shares of 10X Capital Class A Common Stock at $10.00 per share for gross proceeds of approximately $300,000 (the “PIPE Financing”) on the Closing Date, which were converted into 30,000,000 Class A Ordinary Shares upon the consummation of the Merger. The PIPE Financing closed immediately prior to the Merger.
Total gross proceeds resulted from the Merger transaction were approximately $348,000 out of which total transaction costs amounted to approximately $63,000. The transaction costs related to the Warrants liability in the amount of $2,887 were recognized as expenses in the Company’s statement of comprehensive loss for the year ended December 31, 2021.
On July 22, 2021, the Company’s board of directors approved a 1:26.7017 stock split and a change in par value from NIS 0.01 to no par value. As a result, all Ordinary shares, Preferred Shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.
NOTE 8. COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

The Company leases its operating facilities under operating lease agreements, the latest of which expires in 2026 and contains the option to extend the term of the lease for five years commencing when the prior term expires. The extension option was determined not to be reasonably assured of being exercised.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 8. COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

Future minimum commitments under these leases as of December 31, 2021 are as follows:

Operating leases
2022	$2,666
2023	2,160
2024	1,763
2025	1,716
2026 and thereafter	1,358
Total	$9,663

Rent expense amounted to $870, $286, and $207 for the years ended December 31, 2021, 2020, and 2019, respectively.

Annual purchase commitments under various contracts as of December 31, 2021 are as follows:

Purchase commitments
2022	$7,458
2023	—
2024	—
2025	—
2026 and thereafter	—
Total	$7,458

Guarantee

A short-term guarantee in the amount of approximately $138 was issued by a bank to secure the Company’s office rent and credit cards payments. A long-term guarantee in the amount of approximately $1,005 was issued by a bank to secure the Company’s office rent.

Royalty bearing grants

The Company’s research and development efforts have been partially financed through grants from the IIA for the technology related to the Softwheel segment. Under the research and development agreements with the IIA and pursuant to applicable laws, the Company is required to pay royalties at the rate of 3-5% on sales of products developed with funds provided by the IIA. Such royalties are due up to an amount equal to 100% of the IIA grants received, linked to the U.S. dollar plus interest on the unpaid amount received based on the 12-month LIBOR rate (from the year the grant was approved) applicable to U.S. dollar deposits. If the Company returns to production of these products outside of Israel and generates sales, the ceiling will increase based on the percentage of production that is outside of Israel, up to a maximum of 300% of the IIA grants, linked to the dollar and bearing interest as noted above. If the Company does not generate sales of products developed with funds provided by the IIA, the Company is not obligated to pay royalties or repay the grants.

For the years ended December 31, 2021, 2020, and 2019, the Company had an aggregate of paid and accrued royalties to the IIA, recorded as cost of revenue in the consolidated statements of comprehensive loss in the amount of $0, $27, and $1, respectively.

As of December 31, 2021, the Company’s remaining contingent obligation with respect to royalty-bearing participation received or accrued, net of royalties paid or accrued, were $721, respectively.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 8. COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

In 2018, the Company signed a research and development agreement with the Israel-United States Binational Industrial Research and Development Foundation (“BIRD”). Under this agreement, the Company is required to pay royalties at a rate of 5% of the sales of products developed with funds provided by BIRD up to an amount equal to 150% of the aggregate dollar amount of the grants received linked to the U.S. consumer price index. For the years ended December 31, 2021, 2020, and 2019 the Company had $0, $0, and $12 accrued royalties to BIRD recorded as cost of revenue in the consolidated statements of comprehensive loss.

As of December 31, 2021, the BIRD contingent liability with respect to royalty-bearing participation received or accrued, net of royalties paid or accrued, totaled $433.

Legal proceedings

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. Although it cannot predict with assurance the outcome of any litigation, it does not believe there are currently any such actions that, if resolved unfavorably, would have a material impact on its financial condition, results of operations, or cash flows.

NOTE 9. SHAREHOLDERS’ EQUITY

As described in Note 7, on July 22, 2021, upon closing of the Merger, REE Automotive Ltd had 47,261,181 outstanding Class A ordinary shares with no par value and had 141,461,817 outstanding Preferred Shares. On July 22, 2021 REE Automotive Ltd consummated the Merger and PIPE Financing which led to an increase in additional paid in capital of $258,159, net of transaction costs. On the same day, the Company’s board of directors approved a 1:26.7017 stock split and a change in par value from NIS 0.01 to no par value. As a result, all Ordinary shares, Preferred Shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 9. SHAREHOLDERS’ EQUITY (cont.)

all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.

Composition of share capital:

	December 31, 2021
	Authorized	Issued and outstanding
	Number of shares
Class A Ordinary shares, no par value (1)	1,000,000,000	234,262,636
Class B Ordinary shares, no par value (2)	83,417,110	83,417,110
	1,083,417,110	317,679,746

Historical Composition of share capital:

	December 31, 2020
	Authorized	Issued and outstanding
	Number of shares
Ordinary shares of NIS 0.01 par value each (3)	372,124,239	45,271,559
Preferred A shares of NIS 0.01 par value each (3)	37,431,121	23,770,526
Preferred A-1 shares of NIS 0.01 par value each (3)	7,746,902	7,746,902
Preferred B shares of NIS 0.01 par value each (3)	71,499,221	54,440,294
Preferred B-1 shares of NIS 0.01 par value each (3)	6,168,459	5,858,106
Preferred C shares of NIS 0.01 par value each (3)	42,801,681	21,581,947
Preferred D shares of NIS 0.01 par value each (3)	21,895,369	16,523,474
Preferred D-1 shares of NIS 0.01 par value each (3)	1,068,067	878,191
	560,735,059	176,070,999

(1) Each Class A Ordinary Share has the right to exercise one vote, to participate pro rata in all the dividends declared by the Board of Director’s of the Company and the rights in the event of the Company’s winding up are to participate pro-rata in the total assets of the Company.

(2) Class B Ordinary Shares, which are held by the founders, are entitled to cast ten votes per each Class B Ordinary Share held as of the applicable record date. Specific actions set forth in REE’s Amended and Restated Articles may not be effected by REE without the prior affirmative vote of 100% of the outstanding REE Class B Ordinary Shares, voting as a separate class. Each Class B Ordinary Shares will be automatically suspended upon the tenth anniversary of the closing of the Merger. There are no economic or participating rights to this class of shares.

(3) Prior period results have been retroactively adjusted to reflect the 1:26.7017 stock split and the changes in par value from 0.01 NIS to no par value effected on July 22, 2021. See also Note 7, Merger with 10X Capital, for details.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 9. SHAREHOLDERS’ EQUITY (cont.)

Equity transactions

In April 2021, the Company entered into a strategic collaboration agreement with a strategic partner regarding the ability to work with the Company to develop new markets and new business models for REE’s corner module technology and design (the “Strategic Partner”). In June 2021 and August 2021 the Company issued to the Strategic Partner 1,989,622 and 370,479 ordinary shares, respectively, and had agreed to issue additional ordinary shares to be issued to the Strategic Partner upon the achievement of certain revenue and production milestones, which will require the Company to obtain definitive purchase orders from third-party customers. As a result, the Company recorded share-based compensation expenses in the amount of $18,802 in selling, general and administrative expenses.

On August 16, 2021, the Board of Directors approved the issuance of 250,000 shares issued to an affiliate of Cowen and Company, LLC (“Cowen”) in consideration for advisory services provided by Cowen in connection with the Merger Agreement.

In 2021, certain investors exercised their Preferred B warrants at a price of $0.27 per share. Such investors paid a total of $2,907 in exchange for 10,662,377 Preferred B shares of no par value of the Company. These per share values and share amounts reflect the stock split which was effective July 22, 2021.

During December 2020, certain investors exercised their Preferred B warrants at a price of $0.27 per share. Such investors paid a total of $7,085 in exchange for 25,990,711 Preferred B shares of the Company.

During January and February 2020, investment agreements were signed (the “Agreements”) with a new investor and an existing investor (the “Investors”). Pursuant to the Agreements, the Investors invested a total amount of $25,825 in exchange for 9,638,101 Preferred D shares of no par value of the Company, at a price per share of $2.68.
NOTE 10. SHARE-BASED COMPENSATION

The share-based compensation expense recognized in the Company’s consolidated statements of operations are as follow:

	December 31, 2021	December 31, 2020	December 31, 2019
Cost of sales	$437	$—	$—
Research and development	208,935	21,419	3,793
Selling, general and administrative	238,705	31,344	3,253
	$448,077	$52,763	$7,046
Share option plans

In 2011, the Board of Directors of the Company adopted the REE Automotive Ltd. Employees and Non-Employees Share Incentive Plan (as amended the “2011 Share Incentive Place”). As of the date of the consummation of the Merger, (see Note 7 for further details), the Board of Directors approved the REE Automotive Ltd. 2021 Share Incentive Plan (the “2021 Share Incentive Place”). The 2021 Plan provides for the grant of options, ordinary shares, restricted shares, restricted share units (“RSUs”), stock appreciation rights, other cash-based awards, and other share-based awards which may be granted to employees, officers, non-employee consultants and directors of the Company. Concurrently, the Board of Directors decided to cancel the reservation of 2,128,978 Ordinary Shares (on a post-split basis) which were previously reserved by the Board under the 2011 Share Incentive Plan, such that following such cancellation the balance of un-allocated shares (underlying option awards) under the Plan shall be zero. 23,142,623 Class A Ordinary are reserved for issuance of awards under the 2021 Plan, in accordance with and subject to the terms and conditions of the 2021 Plan.

As of December 31, 2021, 22,880,155 options and RSU were available for future grants under the 2021 plan. Any share underlying an award that is cancelled, terminated or forfeited for any reason without having been exercised will automatically be available for grant under the 2021 Share Incentive Plan.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 10. SHARE-BASED COMPENSATION (cont.)

The Board and the shareholders of the Company approved the reservation for issuance under the “REE Automotive, Ltd. Employee Stock Purchase Plan” (the “ESPP”) of such number of Class A Ordinary Shares equal to 2% of the Class A Ordinary Shares to be issued and outstanding as of the consummation of the Merger. 4,628,524 Class A Ordinary are reserved for issuance of awards under the ESPP, in accordance with and subject to the terms and conditions of the ESPP. The total amount reserved is available for issuance as of December 31, 2021.

In general, options granted under the Plan vest over a three-year period and expire 10 years from the date of grant. The exercise price of the options granted under the plans may not be less than 100% of the fair market value of the underlying share on the date of grant into which such options are exercised, and the expiration date may not be later than 10 years from the date of grant unless determined otherwise by the board of directors. If a grantee leaves his or her employment or other relationship with the Company, or if his or her relationship with the Company is terminated without cause (and other than by reason of death or disability, as defined in the Plan), the term of his or her unexercised options will generally expire 90 days after the date of termination, unless determined otherwise by the Company.

Options granted to employees and non-employees

A summary of option balances under the 2021 and 2011 Share Incentive Plan as of December 31, 2021, and changes during the year then ended are as follows:

	Number of options (1)	Weighted-average exercise price (1)	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands) (2)
Outstanding at January 1, 2020	48,686,115	$0.19	8.57	$104,634
Granted	28,040,518	$0.73
Exercised	(5,198,548)	$0.04
Forfeited	(141,519)	$0.05
Cancelled	—	$—
Outstanding at December 31, 2020	71,386,566	$0.41	8.39	$360,631
Granted	46,297,737	$0.01
Exercised	(3,715,925)	$0.22
Forfeited	(681,312)	$0.50
Cancelled	—	$—
Outstanding at December 31, 2021	113,287,066	$0.20	8.28	$605,788
Exercisable at December 31, 2021	100,391,350	$0.17	8.22	$539,762
(1)Results have been retroactively adjusted to reflect the 1:26.7017 stock split and the changes in par value from 0.01 NIS to no par value effected on July 22, 2021. See Note 7, for details.
(2) Intrinsic value is calculated as the difference between the fair value of REE’s Class A ordinary shares as of the end of each reporting period and the exercise price of the option.

The Company recognizes forfeitures as they occur. As of December 31, 2021,unrecognized compensation cost related to share awards was $59,534, which was expected to be recognized over a weighted average period of 1.19 years. The weighted average grant date fair value of options granted during the years ended December 31, 2021, 2020 and 2019 was $9.76, $2.75, and $0.63.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 10. SHARE-BASED COMPENSATION (cont.)

The following tables summarize information about the Company's outstanding and exercisable options granted to employees as of December 31, 2021:

	Outstanding Options			Exercisable Options
Range of exercise prices	Number of outstanding options	Weighted-average remaining contractual term (in years)	Weighted-average exercise price	Number of exercisable options	Weighted-average remaining contractual term (in years)	Weighted-average exercise price
$0.00 - $0.02	58,945,159	4.82	$0.00	52,555,526	4.84	$0.00
$0.02 - $0.05	23,664,317	1.36	$0.01	23,146,974	1.50	$0.01
$0.05 - $0.10	854,454	0.05	$0.00	674,217	0.04	$0.00
$0.10 - $1.00	25,867,252	1.76	$0.10	21,424,617	1.62	$0.10
$1.00 - $9.74	3,955,884	0.29	$0.09	2,590,016	0.22	$0.07
Total	113,287,066	8.28	$0.20	100,391,350	8.22	$0.17

Restricted share units activity

The following table summarizes restricted share units activity:

	Number of restricted share units outstanding	Weighted-average ordinary fair value per share at grant date
Outstanding at January 1, 2021	—	$—
Granted	492,782	4.35
Vested	—	—
Forfeited	—	—
Expired	—	—
Outstanding at December 31, 2021	492,782	$4.35
Exercisable at December 31, 2021	—
As of December 31, 2021, total compensation costs related to unvested restricted share units granted to employees not yet recognized was $2,064. This cost will be amortized over a weighted-average remaining period of 2.90 years. The weighted average grant date fair value of restricted share units granted during the year ended December 31, 2021 was $4.35.
NOTE 11. INCOME TAXES

Tax rates applicable to the Company

The taxable income of an Israeli company is subject to a corporate tax rate of 23% for 2021 and 2020.The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 11. INCOME TAXES (cont.)
Loss before taxes is comprised as follows:

	December 31, 2021	December 31, 2020
Domestic (Israel)	$(498,242)	$(67,713)
Foreign	(5,807)	*)
Total	$(504,049)	$(67,713)
*) Represents less than $1.

Reconciliation of the theoretical tax expense (benefit) to the actual tax expense (benefit)

The main reconciling item between the statutory tax rate of the Company and the effective tax rate are the non-recognition of tax benefits from accumulated net operating loss carryforward of the Company due to the uncertainty of the realization of such tax benefits and the unrecognized tax positions recorded in the period.

Deferred income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets are comprised of operating loss carryforward and other temporary differences.

The following table presents the significant components of the Company’s deferred tax assets:

	December 31, 2021	December 31, 2020
Deferred tax assets:
Operating loss carryforward	$22,723	$7,660
Share based compensation	98,396	—
Research and development	5,586	1,532
Accrued social benefits and other	366	217

Deferred tax asset before valuation allowance	$127,071	$9,409
Valuation allowance	$(126,898)	(9,409)
Total deferred tax assets	$173	$—

Fixed Assets	(173)	—
Deferred tax liabilities	$(173)	$—
Net deferred taxes	$—	$—

As of December 31, 2021 and 2020, the Company has provided a full valuation allowance in respect of deferred tax assets resulting from tax loss carry forwards in the Israeli parent and other temporary differences. Management currently believes that since the Company and its subsidiaries have a history of losses on a consolidated basis it is more likely than not that the deferred tax regarding the loss carry forward and other temporary differences will not be realized in the foreseeable future.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 11. INCOME TAXES (cont.)

Income taxes are comprised as follows:

	December 31, 2021	December 31, 2020
Current	$1,281	$—
Deferred	—	—
	$1,281	$—

	December 31, 2021	December 31, 2020
Domestic	$—	$—
Foreign	1,281	—
	$1,281	$—
Uncertain tax positions

A reconciliation of the opening and closing amounts of total unrecognized tax benefits is as follows:

	December 31, 2021	December 31, 2020
Opening balance	$—	$—
Tax positions taken in current year	856	—
Interest	—	—
Ending Balance	$856	$—

The Company recognizes interest and penalties, if any, related to unrecognized tax positions in income tax expense.

Tax assessments

The Company has subsidiaries around the world subject to tax in the jurisdictions in which they operate. The significant jurisdictions in which the Company’s subsidiaries are subject to tax are Israel, the U.S, and the U.K.

Income tax returns are open for examination for the tax years 2017-2021 in Israel, 2018-2021 in the U.S., and 2021 in the U.K. As a global organization, the Company may be subject to a variety of transfer pricing challenges by taxing authorities in various jurisdictions. While management believes that adequate provision has been made in the Consolidated Financial Statements for any potential assessments that may result from tax examinations for all open tax years, the completion of tax examinations for open years may result in changes to the amounts recognized in the Consolidated Financial Statements.

Net operating loss carryforward

As of December 31, 2021, the Company and it’s subsidiaries had net operating carry forward losses for tax purposes which may be carried forward and offset against taxable income in the future for an indefinite period.

Name of Subsidiary	Net Operating Loss Carryforwards
REE Automotive Ltd	$(98,245)
REE Automotive UK Limited	$(353)
REE Automotive Holdings Inc. (1)	$(152)
REE Automotive Japan K.K.	$(6)

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 11. INCOME TAXES (cont.)

(1) Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.
NOTE 12. FAIR VALUE MEASUREMENTS

Warrants liability

As of December 31, 2021, there were 15,562,500 public and private warrants outstanding. The warrants entitle the holder to purchase one Class A ordinary share of REE Automotive Ltd at an exercise price of $11.50 per share. Until warrant holders acquire the Company’s Class A ordinary shares upon exercise of such warrants, they will have no rights with respect to the Company’s ordinary shares. The warrants will expire on July 22, 2026, five years after the Merger closing date, or earlier upon redemption or liquidation in accordance with their terms.

Public Shareholders’ Warrants

Each whole warrant will entitle the registered holder to purchase one share of Class A Ordinary Shares. No fractional warrants will be issued and only whole warrants will trade. The Company is not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A Ordinary Shares upon exercise of a warrant unless the share of Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event is the Company required to net cash settle any warrant. During any period if the Company has failed to maintain an effective registration statement, warrant holders will be able to, until such time there is an effective registration statement, exercise their warrants on a “cashless basis.”

Once the warrants become exercisable, the Company may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
• if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the warrants for redemption for cash the Company’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 12. FAIR VALUE MEASUREMENTS (cont.)

Private Shareholders’ Warrants

The private warrants are identical to the public warrants except that the private warrants and the shares of ordinary shares issuable upon the exercise of the private placement warrants were only able to be transferable, assignable or saleable 30 days after the consummation of the Merger. The private warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrants) will be exercisable for cash or on a cashless basis, at the holder’s option.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the transfer agent.

Fair value of warrants liability
The Company measures and reports its private and public warrants at fair value. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	July 22, 2021 (1)
Liabilities:
Warrant Liability – Public Warrants	1	$10,364	$16,603
Warrant Liability – Private Warrants	3	$10,670	$15,455
(1) In July 2021, the Company assumed public and private warrants as part of its merger with 10X Capital

The fair value of the Public Warrants are determined with reference to the prevailing market price for warrants that are trading on the Nasdaq under the ticker REEAW.
The Private warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private warrants is the expected volatility of the Class A ordinary shares. The expected volatility was implied from the Company’s own Public Warrant pricing.
There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 12. FAIR VALUE MEASUREMENTS (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements:

	December 31, 2021	July 22, 2021 (1)
Share price	$5.55	$9.85
Strike price	$11.50	$11.50
Term (in years)	4.6	5.0
Volatility	65.0%	37.5%
Risk-free rate	1.2%	0.7%
Dividend yield	0.0%	0.0%
(1) In July 2021, the Company assumed public and private warrants as part of its merger with 10X Capital
The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of July 23, 2021	$15,455
Change in fair value	(4,785)
Fair value as of December 31, 2021	$10,670

NOTE 13. FINANCIAL INCOME, NET

	December 31, 2021	December 31, 2020	December 31, 2019
Interest income and bank fees, net	$(573)	$(409)	$(191)
Foreign currency translation adjustments - expense	$147	$27	6
Financial income with respect to convertible loan, net	—	—	(1,645)
Other expense (income)	$3	$(3)	—
Financial income, net	$(423)	$(385)	$(1,830)

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 14. BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted losses per share:

	December 31, 2021	December 31, 2020	December 31, 2019
Numerator:

Net loss for basic and diluted loss per share	$(505,330)	$(67,713)	$(12,195)

Denominator:

Weighted average number of Class A ordinary and preferred shares used in computing basic and diluted net loss per share	235,612,764	155,930,380	126,592,395

Basic and diluted net loss per Class A ordinary and preferred shares	$(2.14)	$(0.43)	$(0.10)

NOTE 15. SEGMENTS

As of January 1, 2021, the Company's CODM does not assess performance and allocate resources to the Softwheel segment and the Company operates as one reportable segment.

Prior to the January 1, 2021 change in reportable segments, the Company had two operating segments: REE segment and the Softwheel segment. The REE segment includes the activity related to the development of the REE platform. The Softwheel segment includes the activity related to production and selling of wheels for personal mobility.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 15. SEGMENTS (cont.)

Entity wide disclosures

The Company attributes revenues from external customers to individual countries based on the customer’s billing address.

Net sales attributed to countries that represent a significant portion of consolidated net sales are as follows:

	December 31, 2021	December 31, 2020	December 31, 2019
Israel	$—	$21	$18
Germany	—	91	111
Norway	—	45	54
US	5	27	325
Rest of the world	1	204	173
Total	$6	$388	$681

Long-lived assets other than financial instruments attributed to countries that represent a significant portion of consolidated assets are as follows:

	December 31, 2021	December 31, 2020
Israel	72%	99%
UK	28%	—%
US	(*	1%
Germany	(*	(*
*) Represents less than 1%
NOTE 16. RELATED PARTY TRANSACTIONS
In December 2018 and January 2019, the Company’s founders (who are both officers and one of whom is also a director) and certain investors entered into an agreement with a new investor who purchased from them an aggregate of 3,026,554 and 2,783,622 Ordinary shares respectively, and 1,936,725 Preferred A shares with no par value of the Company at a price per share of $0.52. Pursuant to the agreement and subsequent to the purchase of shares by the new investor, the Company converted the purchased shares from Ordinary shares and Preferred A shares into Preferred A-1 shares with no par value of the Company.

During August 2020, the Company’s founders entered into agreement with new investors who purchased from them 5,198,548 Ordinary shares with no par value of the Company for a price per share of $4.23.

The Company has also entered into the following agreements, which were approved by REE’s board of directors in accordance with Israeli law, and also by REE’s shareholders to the extent required by Israeli law.

Joint Ownership Agreement for Company Vehicle. During 2021, REE entered into an agreement with co-founder, director, and CEO Daniel Barel, relating to joint ownership of a company car. REE undertook to provide Daniel Barel with a company car, the value of which is an amount of up to NIS 300 to be borne by REE. The excess cost of the car purchased for such purpose has been, and the ongoing fixed cost of the car will continue to be, borne by Daniel Barel. Such car is registered under REE’s name, but Daniel Barel is entitled to an ownership portion of such car, corresponding to the excess acquisition cost thereof borne by him. The full value of the vehicle is recorded in our balance sheet as of December 31, 2021.

Employment of Daniel Barel’s Father-in-Law. During 2021, REE hired co-founder, director, and CEO Daniel Barel’s father-in-law as an employee in the selling, general, and administrative department.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
U.S. dollars in thousands (except share and per share data)
NOTE 16. RELATED PARTY TRANSACTIONS (cont.)

SpecterX Transaction. On October 29, 2021, REE entered into a license agreement with SpecterX for secure file exchange services. The co-founder and CEO of SpecterX is the brother of co-founder, director, and CEO Daniel Barel. Daniel Barel is also the Chairman of the Board and an investor of SpecterX. REE director Hans Thomas is also an investor of SpecterX. Prior to entering into the agreement with SpecterX, REE conducted an extensive analysis of the available solutions, and determined that SpecterX best met REE’s needs.

Carpentry Services from Nissin Sardes Welding Workshop. During the years ended December 31, 2021 and 2020, REE engaged Nissin Sardes Welding Workshop to provide carpentry and welding services. Nissin Sardes Welding Workshop is owned and operated by co-founder and Chief Technology Officer Ahishay Sardes’ father and brother.

Transactions with the related parties were as follows:

	December 31, 2021	December 31, 2020
Research and development, net	$—	$26
Selling, general and administrative expenses, net	$31	$—

Balances with the related parties were as follows:

	December 31, 2021	December 31, 2020
Property and equipment, net	$—	$33
Trade payables	$37	$9
Employees and payroll accruals	$49	$—

NOTE 17. SUBSEQUENT EVENTS
On February 25, 2022, REE Automotive UK Limited entered into a lease agreement for a launch factory in Coventry, the United Kingdom. The company leases approximately 12,077 square meters (approximately 130,000 square feet) of factory space that will be used for process validation activities, along with product assemble operations. The lease expires after 10 years in February 2032. The total estimated asset and liability value recorded on our books for this lease will be within the range of $8,300 and $10,100.
On March 11, 2022, REE Automotive USA Inc. entered into a lease agreement for an integration center in Austin, Texas, the United States. The company leases approximately 118,132 square feet of factory space that will be used for assembly operations. The lease expires after 10 years in March 2032. The total estimated asset and liability value recorded on our books for this lease will be within the range of $7,300 and $9,000.